SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2002 (October 25, 2002)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	0-25245	62-1763875

(State or other jurisdiction of	(Commission File	(I.R.S. Identification
incorporation)	Number)	Number)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (615) 263-3000

Not Applicable

(Former name or former address, if changed since last report)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Report of Independent Auditors
CONSOLIDATED BALANCE SHEETS
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT INDEX
CONSENT OF ERNST & YOUNG LLP
CERTIFICATION OF THE CEO
CERTIFICATION OF THE CFO

ITEM 5. Other Events.

Corrections Corporation of America, a Maryland corporation (the “Company”), is reissuing its consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 to include the audit report of Ernst & Young LLP (“Ernst & Young”) on the Company’s consolidated financial statements as of December 31, 2001 and for the year then ended. After it replaced the Company’s previous auditor, Arthur Andersen LLP, in May 2002, Ernst & Young re-audited these financial statements due to reclassification requirements of discontinued operations under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that previously issued financial statements presented for comparative purposes, be reclassified, if material, to reflect the application of provisions of SFAS 144. In accordance with SFAS 144, the Company has reclassified the 2001 financial information to present its discontinued operations. However, the Company believes: (i) the 1999 and 2000 financial statements are not comparable to the 2001 financial statements; and (ii) the reclassification of its discontinued operations is not material in those years; accordingly, the reclassification was not made to the 1999 and 2000 financial statements. Therefore, Ernst & Young did not re-audit the Company’s consolidated financial statements for 2000 and 1999. The audit report of Ernst & Young contains an unqualified opinion, as did the audit report of the Company’s previous auditor. Ernst & Young’s audit did not cause any restatement of the Company’s consolidated financial position or the consolidated results of its operations, as previously filed as of and for the year ended December 31, 2001. The reissued consolidated financial statements include Note 24 for events subsequent to December 31, 2001, as well as reclassifications of discontinued operations in the related financial statements and notes.

Management’s Discussion and Analysis of Financial Condition and Results of Operations	2
Combined and Consolidated Financial Statements of Corrections Corporation of America and Subsidiaries:
Reports of Independent Auditors	26
Consolidated Balance Sheets as of December 31, 2001 and 2000	28
Combined and Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999	29
Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	30
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2001, 2000 and 1999	34
Notes to the Combined and Consolidated Financial Statements	36
Exhibits

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

This current report on Form 8-K contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:

•	fluctuations in operating results because of changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations;

•	the growth in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, and the timing of the opening of new facilities;

•	changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect our business;

•	tax related risks, particularly with respect to our operation so as to preserve our ability to qualify as a real estate investment trust, or REIT, for the year ended December 31, 1999; and

•	general economic and market conditions.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in risk factors disclosed in detail in our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2002 (File No. 0-25245) (the “2001 Form 10-K”) and in other reports we file with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this report and in the 2001 Form 10-K.

OVERVIEW

The Company

As of December 31, 2001, we owned 39 correctional, detention and juvenile facilities, three of which we leased to other operators, and two facilities which are not yet in operation. We also had a leasehold interest in a juvenile facility. As of December 31, 2001, we operated 64 facilities (including 36 facilities that we owned), with a total design capacity of approximately 61,000 beds in 21 states, the District of Columbia and Puerto Rico.

We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and education programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

Our website address is www.correctionscorp.com. We make our Form 10-K, Form 10-Q, and Form 8-K reports available on our website, free of charge, as soon as reasonably practicable after these reports are filed with or furnished to the SEC.

CRITICAL ACCOUNTING POLICIES

The combined and consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. A summary of our significant accounting policies is described in Note 4 to the financial statements. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Accounts receivable. As of December 31, 2001, accounts receivable included $15.7 million from the Commonwealth of Puerto Rico, classified as current assets of discontinued operations due to the termination in May 2002 of the contracts to manage the Ponce Adult Correctional Facility and the Ponce Young Adult Correctional Facility, both located in Ponce, Puerto Rico, as well as the termination in August 2002 of the contract to manage the Guayama Correctional Center, located in Guayama, Puerto Rico. We currently believe that we will collect these amounts due from the Commonwealth of Puerto Rico. While the Commonwealth of Puerto Rico has historically been a slow payer of outstanding charges, we do not believe that the termination of the management contracts has had or will have any impact on the collectibility of the amounts outstanding. The Commonwealth of Puerto Rico has not disputed any of the amounts outstanding, and has recently acknowledged amounts due. Accordingly, no allowance for doubtful accounts has been established for the accounts receivable balance due from the Commonwealth of Puerto Rico. We can provide no assurance, however, as to whether or when we will collect all or a portion of the amounts due from the Commonwealth of Puerto Rico. Non-payment of remaining amounts due could have a material adverse impact on our financial position, results of operations and cash flows.

Asset impairments. As of December 31, 2001, we had approximately $1.6 billion in long-lived assets. We evaluate the recoverability of the carrying values of our long-lived assets, other than intangibles, when events suggest that an impairment may have occurred. In these circumstances, we utilize estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Goodwill impairments. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, which established new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 (for the year ended December 31, 2001 goodwill amortization was $7.6 million) and goodwill attributable to each of our reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis (absent any impairment indicators), we expect to perform our impairment tests during the fourth quarter, in connection with our annual budgeting process.

Based on our initial impairment tests, we recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with our owned and managed facilities during the first quarter of 2002. This goodwill was established in connection with the acquisition of Correctional Management Services Corporation, a privately-held operating company subsequently also known as Corrections Corporation of America, referred to herein as Operating Company. The remaining goodwill, which is associated with the facilities we manage but do not own, was deemed to be not impaired, and remains recorded on the balance sheet. This remaining goodwill was established in connection with the acquisitions of Prison Management Services, Inc., or PMSI, and Juvenile and Jail Facility Management Services, Inc., or JJFMSI, both of which were privately-held service companies that managed certain government-owned adult and juvenile prison and jail facilities. The implied fair value of goodwill of the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to its highly leveraged capital structure. No impairment of goodwill allocated to the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

Income taxes. As of December 31, 2001, we had approximately $150.5 million in deferred tax assets. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our ability to generate taxable income within the net operating loss carryforward period. Since the change in tax status in connection with the restructuring in 2000, and as of December 31, 2001, we have provided a valuation allowance to fully reserve the deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” or SFAS 109. The valuation allowance was recognized based on the weight of available evidence indicating that it was more likely than not that the deferred tax assets would not be realized. This evidence primarily consisted of, but was not limited to, recurring operating losses for federal tax purposes.

Our assessment of the valuation allowance could change in the future based upon our actual and projected taxable income. Removal of the valuation allowance in whole or in part would result in a non-cash reduction in income tax expense during the period of removal. To the extent no valuation allowance is established for our deferred tax assets, future financial statements would reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.

As further discussed in Note 24 to the financial statements, on October 24, 2002, we entered into a definitive settlement with the Internal Revenue Service, or the IRS, in connection with the IRS’s audit of our predecessor’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’s final determinations with respect to the 1997 tax year, we have paid approximately $46.6 million in cash to satisfy federal taxes and interest. As a result of this settlement, we will also owe approximately $7.6 million in state taxes and interest. Substantially all of these amounts will be paid during the fourth quarter of 2002 with cash on hand.

Pursuant to the terms of the settlement, the audit adjustments agreed to for the 1997 tax year will not trigger any additional distribution requirements by us in order to preserve our status as a real estate investment trust for federal income tax purposes for 1999. The adjustments will, however, serve to increase our accumulated earnings and profits in 2002 and therefore may affect the taxability of dividends paid on our Series A and Series B Preferred Stock in 2002 and later years.

Based on the terms of the settlement, the amount previously reserved for this matter, and our current estimate of taxable income for 2002, the settlement is not expected to result in either a material tax benefit or tax expense for 2002. In addition, due to a change in tax law created by the Job Creation and Worker Assistance Act of 2002 which was signed into law in March 2002, the settlement will create an opportunity to utilize any 2002 tax losses to claim a refund of a portion of the taxes paid.

The IRS has recently completed auditing our federal tax return for the taxable year ended December 31, 2000. The IRS has proposed the disallowance of a loss we claimed as the result of our forgiveness in September 2000 of certain indebtedness of one of our former operating companies. This finding is currently being protested with the Appeals Office of the IRS. In the event that, after we seek all available remedies, the IRS prevails, we would be required to pay the IRS in excess of $56.0 million in cash plus penalties and interest. This adjustment would also substantially eliminate our net operating loss carryforward. We believe that we have meritorious defenses of our positions. We have not established a reserve for this matter. However, no assurance can be given that the IRS will not make such an assessment and prevail in any such claim against us.

Self-funded insurance reserves. As of December 31, 2001, we had approximately $21.7 million in accrued liabilities for employee health, workers’ compensation, and automobile insurance. We are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance. As such, our insurance expense is largely dependent on claims experience and our ability to control our claims. We have consistently accrued the estimated liability for employee health based on our history of claims experience and time lag between the incident date and the date the cost is reported to us. We have accrued the estimated liability for workers’ compensation and automobile insurance based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future.

Legal reserves. As of December 31, 2001, we had approximately $24.1 million in accrued liabilities for litigation for certain legal proceedings in which we are involved. We have accrued our estimate of the probable costs for the resolution of these claims based on a range of potential outcomes. In addition, we are subject to current and potential future legal proceedings for which little or no accrual has been reflected because our current assessment of the potential exposure is nominal. These estimates have been developed in consultation with our General Counsel’s office and, as appropriate, outside counsel handling these matters, and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our strategies.

LIQUIDITY AND CAPITAL RESOURCES

Our principal capital requirements are for working capital, capital expenditures and debt service payments. Capital requirements may also include cash expenditures associated with our outstanding commitments and contingencies, as further discussed in the notes to the financial statements. In addition, we may incur capital expenditures to expand the design capacity of our facilities in order to retain management contracts, or when the economics of an expansion are compelling. In addition, with lender consent, we may acquire additional correctional facilities that we believe have favorable investment returns and increase value to our stockholders. We have financed, and intend to continue to finance, the working capital and capital expenditure requirements with existing cash balances and net cash provided by operations. We may also sell non-strategic assets and apply the net proceeds to pay-down our outstanding indebtedness.

As of December 31, 2001, our liquidity was provided by cash on hand of approximately $46.3 million and $50.0 million available under a $50.0 million revolving credit facility, which was assumed in connection with the Operating Company merger. As of December 31, 2001, we had a net working capital deficiency of $760.4 million, due primarily to the classification of the outstanding balance of $791.9 million under our senior secured bank credit facility, referred to herein as the Old Senior Bank Credit Facility, which was scheduled to mature on December 31, 2002, as current, along with the estimated negative fair value of an interest rate swap agreement, which also was scheduled to mature on December 31, 2002, of $13.6 million. However, as further described below, our liquidity and working capital position were substantially improved as the result of the refinancing of our senior indebtedness in May 2002. During the year ended December 31, 2001, we generated $92.8 million in cash through operating activities, and expect this amount to increase during 2002. We currently expect to be able to meet our cash expenditure requirements for the year ended December 31, 2002, including payments during the fourth quarter of 2002 of $54.2 million to satisfy the aforementioned settlement with respect to the IRS’s audit of our predecessor’s 1997 federal income tax return.

During the fourth quarter of 2000, as a result of our financial condition existing at that time, including: (i) the pending maturity of the loans under the Old Senior Bank Credit Facility; (ii) our negative working capital position; and (iii) our highly leveraged capital structure, our new management conducted strategic assessments; developed revised financial projections; evaluated the utilization of existing facilities, projects under development and excess land parcels; identified certain of these non-strategic assets for sale; and identified various potential transactions that could improve our financial position.

During 2001, we were successful in repositioning our capital structure for a comprehensive refinancing of our senior indebtedness, including primarily the Old Senior Bank Credit Facility. We paid-down $189.0 million in total debt through a combination of $138.7 million in cash generated from asset sales and internally generated cash. We improved operating margins, increased occupancy rates, and settled a number of significant outstanding legal matters on terms we believe were favorable.

In May 2001, we completed a one-for-ten reverse stock split of our common stock, which satisfied a condition of continued listing of our common stock on the New York Stock Exchange. During December 2001, we completed an amendment and restatement of our Old Senior Bank Credit Facility. As part of the December 2001 amendment and restatement, the existing $269.4 million revolving portion of the Old Senior Bank Credit Facility, which was to mature on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of the other loans under the Old Senior Bank Credit Facility. Pursuant to terms of the December 2001 amendment and restatement, all loans under the Old Senior Bank Credit Facility accrued interest at a variable rate of 5.5% over the London Interbank Offering Rate, or LIBOR, or 4.5% over the base rate, at our option.

As a result of the December 2001 amendment and restatement, certain financial and non-financial covenants of the Old Senior Bank Credit Facility were amended, including the removal of prior restrictions on our ability to pay cash dividends on shares of our issued and outstanding Series A Preferred Stock. Under the terms of the December 2001 amendment and restatement, we were permitted to pay quarterly dividends, when declared by the board of directors, on the shares of Series A Preferred Stock, including all dividends in arrears. On December 13, 2001, our board of directors declared a cash dividend on the shares of Series A Preferred Stock for the fourth quarter of 2001, and for all five quarters then unpaid and in arrears, payable on January 15, 2002 to the holders of record of Series A Preferred Stock on December 31, 2001. As a result of the board’s declaration, we paid an aggregate of $12.9 million to shareholders of the Series A Preferred Stock in January 2002.

We believed, and continue to believe, that a short-term extension of the revolving portion of our Old Senior Bank Credit Facility was in our best interests for a longer-term financing strategy, particularly due to difficult market conditions for the issuance of debt securities following the terrorist attacks on September 11, 2001, and during the fourth quarter of 2001. Additionally, we believed that certain terms of the amendment and restatement, including primarily the removal of prior restrictions to pay cash dividends on our shares of Series A Preferred Stock, including all dividends in arrears, would result in an improvement to our credit ratings, thereby enhancing the terms of a more comprehensive refinancing.

After completing the amendment and restatement of the Old Senior Bank Credit Facility in December 2001, Moody’s Investors Service upgraded the rating on our senior secured debt to “B2” from “B3”, our senior unsecured debt to “B3” from “Caa1”, and our preferred stock to “Caa2” from “Ca”.

On May 3, 2002, we completed a comprehensive refinancing of our senior indebtedness through the refinancing of our Old Senior Bank Credit Facility and the offering of $250.0 million aggregate principal amount of 9.875% unsecured senior notes due 2009, referred to herein as the 9.875% Senior Notes, in a private placement to a group of initial purchasers. The proceeds from the offering of the 9.875% Senior Notes were used to repay a portion of amounts outstanding under the Old Senior Bank Credit Facility, to redeem approximately $89.2 million of our existing $100.0 million 12% Senior Notes due 2006, referred to herein as the 12% Senior Notes, pursuant to a tender offer and consent solicitation, and to pay related fees and expenses. Upon the completion of the refinancing, Moody’s Investors Service upgraded its rating of our senior secured debt to “B1” from “B2”, our senior unsecured debt to “B2” from “B3”, and our preferred stock to “Caa1” from “Caa2”, and Standard & Poor’s upgraded our corporate credit rating and its rating of our senior secured debt to “B+” from “B” and our senior unsecured debt to “B-” from “CCC+”.

Interest on the 9.875% Senior Notes accrues at a rate of 9.875% per year, and is payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2002. The 9.875% Senior Notes mature on May 1, 2009. At any time before May 1, 2005, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as 65% of the aggregate principal amount of the notes remains outstanding after the redemption. We may redeem all or a portion of the 9.875% Senior Notes on or after May 1, 2006. Redemption prices are set forth in the indenture governing the 9.875% Senior Notes. The 9.875% Senior Notes are guaranteed on an unsecured basis by all of our domestic subsidiaries (other than our Puerto Rican subsidiary).

The indenture governing the 9.875% Senior Notes contains certain customary covenants that, subject to certain exceptions and qualifications, restrict our ability to, among other things: make restricted payments; incur additional debt or issue certain types of preferred stock; create or permit to exist certain liens; consolidate, merge or transfer all or substantially all of our assets; and enter into transactions with affiliates. In addition, if we sell certain assets (and generally do not use the proceeds of such sales for certain specified purposes) or experience specific kinds of changes in control, we must offer to repurchase all or a portion of the 9.875% Senior Notes. The offer price for the 9.875% Senior Notes in connection with an asset sale would be equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The offer price for the 9.875% Senior Notes in connection with a change in control would be 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The 9.875% Senior Notes are also subject to certain cross-default provisions with the terms of our other indebtedness.

As part of the refinancing, we obtained a new $715.0 million senior secured bank credit facility, referred to herein as the New Senior Bank Credit Facility, which replaced the Old Senior Bank Credit Facility. Lehman Commercial Paper Inc. serves as administrative agent under the new facility, which is comprised of a $75.0 million revolving loan with a term of approximately four years, referred to herein as the Revolving Loan, a $75.0 million term loan with a term of approximately four years, referred to herein as the Term Loan A Facility, and a $565.0 million term loan with a term of approximately six years, referred to herein as the Term Loan B Facility. All borrowings under the New Senior Bank Credit Facility initially bear interest at a base rate plus 2.5%, or LIBOR plus 3.5%, at our option. The applicable margin for the Revolving Loan and the Term Loan A Facility is subject to adjustment based on our leverage ratio. We are also required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the Revolving Loan equal to 0.50% per year subject to adjustment based on our leverage ratio.

The Term Loan A Facility is repayable in quarterly installments, which commenced on June 30, 2002, in an aggregate principal amount for each year as follows: $15.0 million in year one, $18.0 million in year two, $21.0 million in year three, and $21.0 million in year four. The Term Loan B Facility is repayable in nominal quarterly installments of approximately $1.4 million, which commenced on June 30, 2002, for the first five years and in substantial quarterly installments during the final year.

Prepayments of loans outstanding under the New Senior Bank Credit Facility are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, we are required to prepay amounts outstanding under the New Senior Bank Credit Facility in an amount equal to: (i) 50% of the net cash proceeds from any sale or issuance of our equity securities or any equity securities of our subsidiaries, subject to certain exceptions; (ii) 100% of the net cash proceeds from any incurrence of additional indebtedness (excluding certain permitted debt), subject to certain exceptions; (iii) 100% of the net cash proceeds from any sale or other disposition by us, or any of our subsidiaries, of any assets, subject to certain exclusions and reinvestment provisions and excluding certain dispositions in the ordinary course of business; and (iv) 50% of our “excess cash flow” (as such term is defined in the New Senior Bank Credit Facility) for each fiscal year.

The credit agreement governing the New Senior Bank Credit Facility requires us to meet certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. In addition, the New Senior Bank Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, payment of dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments and modifications of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Senior Bank Credit Facility contains cross-default provisions with our other indebtedness.

The loans and other obligations under the New Senior Bank Credit Facility are guaranteed by each of our domestic subsidiaries. Our obligations under the New Senior Bank Credit Facility and the guarantees are secured by: (i) a perfected first priority security interest in substantially all of our tangible and intangible assets and substantially all of the tangible and intangible assets of our subsidiaries; and (ii) a pledge of all of the capital stock of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries.

Pursuant to the terms of the aforementioned tender offer and consent solicitation which expired on May 16, 2002, in connection with the refinancing, in May 2002, we redeemed approximately $89.2 million in aggregate principal amount of our 12% Senior Notes with proceeds from the issuance of the 9.875% Senior Notes. The notes were redeemed at a price of 110% of par, which included a 3% consent payment, plus accrued and unpaid interest to the payment date. In connection with the tender offer and consent solicitation, we received sufficient consents and amended the indenture governing the 12% Senior Notes to delete substantially all of the restrictive covenants and events of default contained therein. The amendment became operative upon our repurchase of the 12% Senior Notes tendered in connection with the consent.

We are required to pay interest and principal upon maturity on the remaining 12% Senior Notes outstanding, in accordance with the original terms of such notes.

In connection with the refinancing, our operating subsidiary’s revolving credit facility with a $50.0 million capacity was terminated. No amounts were outstanding on this facility at the time of its termination.

In connection with the refinancing, we also terminated an interest rate swap agreement at a price of approximately $8.8 million. The swap agreement, which fixed LIBOR at 6.51% on outstanding balances of $325.0 million through its expiration on December 31, 2002, had been entered into in order to satisfy a requirement of the Old Senior Bank Credit Facility. In addition, in order to satisfy a requirement of the New Senior Bank Credit Facility, we purchased an interest rate cap agreement, capping LIBOR at 5.0% on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004, for a price of $1.0 million. The termination of the swap agreement and the purchase of the cap agreement were funded with cash on hand.

As a result of the early extinguishment of the Old Senior Bank Credit Facility and the redemption of substantially all of our 12% Senior Notes, we recorded an extraordinary loss of approximately $36.7 million during the second quarter of 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% Senior Notes, and certain other costs associated with the refinancing.

Operating Activities

Our net cash provided by operating activities for the year ended December 31, 2001, was $92.8 million. This amount represents net income for the year plus depreciation and amortization, changes in various components of working capital and adjustments for various non-cash charges, including primarily the change in fair value of the interest rate swap agreement. During 2001, we received significant tax refunds of approximately $32.2 million, contributing to the net cash provided by operating activities. These refunds, however, were partially offset by the payment of $15.0 million during August 2001 for a full settlement of all claims in a dispute regarding the termination of a securities purchase agreement in 2000 related to our proposed corporate restructuring led by the Fortress/Blackstone investment group.

Investing Activities

Our cash flow provided by investing activities was $130.9 million for the year ended December 31, 2001, and was primarily attributable to the proceeds received from the sales of the Mountain View Correctional Facility on March 16, 2001, our interest in the Agecroft facility on April 10, 2001, the Pamlico Correctional Facility, on June 28, 2001, and the Southern Nevada Women’s Correctional Center on October 3, 2001.

Financing Activities

Our cash flow used in financing activities was $198.3 million for the year ended December 31, 2001. Net payments on debt totaled $189.0 million and primarily represents the net cash proceeds received from the sale of the Mountain View Correctional Facility, our interest in the Agecroft facility, the Pamlico Correctional Facility, and the Southern Nevada Women’s Correctional Center that were immediately applied to amounts outstanding under the Old Senior Bank Credit Facility. In addition, during June 2001 we paid-down a lump sum of $35.0 million on the Old Senior Bank Credit Facility with cash on hand.

RESULTS OF OPERATIONS

Our results of operations are impacted by, and the following table sets forth for the periods presented, the number of facilities we owned and managed, the number of facilities we managed but did not own, the number of facilities we leased to other operators, and the facilities we owned that were not yet in operation.

	Owned and Managed	Managed Only	Leased	Incomplete	Total

Facilities as of December 31, 2000	40	28	4	2	74
Sale of the Mountain View Correctional Facility	(1)	—	—	—	(1)
Sale of Agecroft Properties, Inc., which owned an interest in the Agecroft facility located in Salford, England.	(1)	—	—	—	(1)
Sale of the Pamlico Correctional Facility	(1)	—	—	—	(1)
Termination of the management contract for the Brownfield Intermediate Sanction Facility	—	(1)	—	—	(1)
Sale of the Southern Nevada Women’s Correctional Center, and due to the amendment of the previous contract terms, continued management of the facility	(1)	1	—	—	—

Facilities as of December 31, 2001	36	28	4	2	70

As previously discussed, we do not believe the comparison between the results of operations for the years ended December 31, 2001, 2000 and 1999 are meaningful. Please refer to Notes 3 and 4 to the financial statements for further information on the lack of comparability of the results of operations between the years.

Year Ended December 31, 2001

We generated net income available to common stockholders of $5.7 million, or $0.23 per diluted share for the year ended December 31, 2001. Of this amount, loss from continuing operations was $0.08 per diluted share, while income from discontinued operations was $0.31 per diluted share. Contributing to the net income was a non-cash gain of $25.6 million related to the extinguishment of a $26.1 million promissory note issued in connection with our federal stockholder litigation settlement, as further discussed below under the caption “change in fair value of derivative instruments.” Results also included the non-cash effect of an $11.1 million charge associated with the accounting for interest rate swap agreement required under prior terms of the Old Senior Bank Credit Facility.

Facility Operations

A key performance indicator we use to measure the revenue and expenses associated with the operation of the facilities we own or manage is expressed in terms of a compensated man-day, and represents the revenue we generate and expenses we incur for one inmate for one calendar day. Revenue and expenses per compensated man-day are computed by dividing facility revenue and expenses by the total number of man-days during the period. A man-day represents a calendar day for which we are paid for the occupancy of an inmate. We believe the measurement is useful because we are compensated for operating and managing facilities at an inmate per-diem rate based upon actual or minimum guaranteed occupancy levels. We also measure our ability to contain costs on a per-compensated man-day basis, which is largely dependent upon the number of inmates we accommodate. Further, per man-day measurements are also used to estimate our potential profitability based on certain occupancy levels relative to design capacity. During 2001, for all of the facilities we owned or managed exclusive of those discontinued (see further discussion below regarding discontinued operations), we generated $48.11 in revenue per compensated man-day, and incurred $37.10 in operating expenses per compensated man-day, resulting in an operating margin of 22.9%.

The operation of the facilities we own carries a higher degree of risk associated with a management contract than the operation of the facilities we manage but do not own because we incur significant capital expenditures to construct or acquire facilities we own. Additionally, correctional and detention facilities have a limited or no alternative use. Therefore, if a management contract is terminated on a facility we own, we continue to incur certain operating expenses, such as real estate taxes, utilities, and insurance, that we would not incur if a management contract was terminated for a managed-only facility. As a result, revenue per compensated man-day is typically higher for facilities we own and manage than for managed-only facilities. Because we incur higher expenses, such as repairs and maintenance, real estate taxes, and insurance, on the facilities we own and manage, our cost structure for facilities we own and manage is also higher than the cost structure for the managed-only facilities. Revenue per compensated man-day for the facilities we own and manage was $53.63 for 2001. Revenue per compensated man-day for the managed-only facilities was $39.54 for 2001. Operating expense per compensated man-day for the facilities we own and manage was $40.20 for 2001. Operating expense per compensated man-day for the managed-only facilities was $32.31 for 2001. Operating margins, therefore, for owned and managed facilities and managed-only facilities were 25.0% and 18.3%, respectively.

Management and other revenue. Management and other revenue consists of revenue earned from the operation and management of adult and juvenile correctional and detention facilities we own or manage and from our inmate transportation subsidiary, which, for the year ended December 31, 2001, totaled $930.6 million. Occupancy for the facilities we operate was 88.4% for the year ended December 31, 2001, including 82.6% for facilities we own and manage, and 99.4% for our managed-only facilities.

During the first quarter of 2001, the State of Georgia began filling two of our facilities that had been expanded during 2000 to accommodate an additional 524 beds at each facility, contributing to an increase in management and other revenue at these facilities.

During the second quarter of 2001, we were informed that our current contract with the District of Columbia to house its inmates at the Northeast Ohio Correctional Center, which expired September 8, 2001, would not be renewed due to a new law that mandated the Federal Bureau of Prisons, or BOP, to assume jurisdiction of all District of Columbia offenders by the end of 2001. The Northeast Ohio Correctional Center is a 2,016-bed medium-security prison. The District of Columbia began transferring inmates out of the facility during the second quarter of 2001, and completed the process in July 2001. Accordingly, substantially all employees at the facility have been terminated. Total management and other revenue at this facility was approximately $6.4 million during 2001. The related operating expenses at this facility were $12.6 million during 2001. Overall, our occupancy decreased by approximately 1,300 inmates at our facilities as a result of this mandate. We have engaged in discussions with the BOP regarding a sale of the Northeast Ohio Correctional Center to the BOP, and are also continually exploring opportunities to reopen the facility; however, there can be no assurance that we will be able to reach agreements on a sale or to reopen this facility.

During the third quarter of 2001, due to a short-term decline in the State of Wisconsin’s inmate population, the State transferred approximately 700 inmates out of our Whiteville Correctional Facility, located in Whiteville, Tennessee, to Wisconsin’s correctional system. Therefore, management and other revenue declined at this facility during 2001. On October 28, 2002, we announced a lease of our Whiteville, Tennessee facility to Hardeman County, Tennessee which has contracted with the State of Tennessee to manage up to 1,536 inmates. We have contracted with Hardeman County to manage the inmates housed in the Whiteville facility. This contract is expected to result in an increase in management and other revenue at this facility beginning in the fourth quarter of 2002.

In addition, on September 30, 2002, we announced a contract award from the State of Wisconsin to house up to a total of 5,500 medium-security Wisconsin inmates, although the State of Wisconsin is under no obligation to utilize the maximum capacity under the contract. The new contract will replace an existing contract with the State of Wisconsin effective December 22, 2002. We managed approximately 3,500 Wisconsin inmates at four of our facilities under the previous contract.

On May 30, 2002, we were awarded a contract by the BOP to house approximately 1,500 federal detainees at our McRae Correctional Facility located in McRae, Georgia. The three-year contract, awarded as part of the Criminal Alien Requirement Phase II Solicitation, or CAR II, also provides for seven one-year renewals. The McRae facility is substantially complete and unoccupied. We could earn revenues of up to $109 million in the first three years of the contract. The contract with the BOP guarantees at least 95% occupancy on a take-or-pay basis. On November 20, 2002, we received a Notice to Proceed from the BOP to begin performance of the contract on December 1, 2002. The Notice to Proceed serves as the last official procedure in the federal contract award process. As a result, we began generating revenue from the McRae Correctional Facility on December 1, 2002. We have incurred, or expect to incur, a total of approximately $6 million of additional capital expenditures in preparation of this facility for the operations pursuant to BOP specifications. Prior to the operation of this facility under the CAR II contract, the facility was unoccupied.

Operating expenses. Operating expenses totaled $721.5 million for the year ended December 31, 2001. Operating expenses consist of those expenses incurred in the operation and management of correctional and detention facilities and other correctional facilities, and from our inmate transportation subsidiary.

Salaries and benefits represent the most significant component of operating expenses. During 2001, we incurred wage increases due to tight labor markets, particularly for correctional officers. However, as the unemployment rate has increased, we have seen an increase in the availability of potential employees, providing some moderation to the trend of increasing salary requirements. Nonetheless, the market for correctional officers has remained challenging. In addition, ten of our facilities have contracts with the federal government requiring that our wage and benefit rates comply with wage determination rates set forth, and as adjusted from time to time, under the Service Contract Act of the U.S. Department of Labor. Our contracts generally provide for reimbursement of a portion of the increased costs resulting from wage determinations in the form of increased per-diems, thereby mitigating the effect of increased salaries and benefits expenses at those facilities. We may also be subject to adverse claims, or government audits, relating to alleged violations of wage and hour laws applicable to us, which may result in adjustments to amounts previously paid as wages and, potentially interest and/or monetary penalties.

We also experienced a trend of increasing insurance expense during 2001. Because we are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance, our insurance expense is dependent on claims experience and our ability to control our claims experience. Our insurance policies contain various deductibles and stop-loss amounts intended to limit our exposure for individually significant occurrences. However, the nature of our self-insurance policies provides little protection for a deterioration in claims experience or increasing employee medical costs in general. We continue to incur increasing insurance expense due to adverse claims experience primarily resulting from rising healthcare costs throughout the country. We are developing a strategy to improve the management of our future loss claims but can provide no assurance that this strategy will be successful. Additionally, general liability insurance costs have risen substantially since the terrorist attacks on September 11, 2001 and the costs of other types of insurance, such as directors and officers insurance, are currently expected to increase due to several high profile business failures and concerns about corporate governance and accounting in the marketplace. Unanticipated additional insurance expenses resulting from adverse claims experience or a continued increasing cost environment for general liability and other types of insurance could result in increasing expenses in the future.

We were able to achieve reductions in food expenses during 2001 through the renegotiation of food service contracts. In addition, despite increasing medical costs nationwide, we were able to achieve a modest reduction in medical expenses. We can provide no assurance, however, that we will continue to achieve further expense reductions, or that we will not experience an increase in such expenses in the future.

Rental revenue

Rental revenue was $5.7 million for the year ended December 31, 2001, and was generated from leasing correctional and detention facilities to governmental agencies and other private operators. On March 16, 2001, we sold the Mountain View Correctional Facility, and on June 28, 2001, we sold the Pamlico Correctional Facility, two facilities that had been leased to governmental agencies. Therefore, no further rental revenue will be received for these facilities. For the year ended December 31, 2001, rental revenue for these facilities totaled $2.0 million.

General and administrative expense

For the year ended December 31, 2001, general and administrative expenses totaled $34.6 million. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses.

Depreciation and amortization

For the year ended December 31, 2001, depreciation and amortization expense totaled $53.3 million. Amortization expense for the year ended December 31, 2001 includes approximately $7.6 million for goodwill that was established in connection with the acquisitions of Operating Company on October 1, 2000 and the acquisitions on December 1, 2000 of PMSI and JJFMSI. Goodwill will no longer be subject to amortization effective January 1, 2002, in accordance with SFAS 142. Amortization expense during the year ended December 31, 2001 is also net of a reduction to amortization expense of $8.6 million for the amortization of a liability relating to contract values established in connection with the mergers completed in 2000. Due to certain of these liabilities becoming fully amortized during 2001, we currently expect the corresponding amortization reduction to decrease during 2002.

Interest expense, net

Interest expense, net, is reported net of interest income for the year ended December 31, 2001. Gross interest expense was $133.7 million for the year ended December 31, 2001. Gross interest expense is based on outstanding convertible subordinated notes payable balances, borrowings under our Old Senior Bank Credit Facility, our operating subsidiary revolving credit facility, our 12% Senior Notes, net settlements on an interest rate swap, and amortization of loan costs and unused facility fees. The decrease in gross interest expense from the prior year is primarily attributable to declining interest rates and lower amounts outstanding under our Senior Bank Credit Facility. Based on our credit ratings during 2001, from January 1, 2001 through September 30, 2001, the interest rate applicable to our Old Senior Bank Credit Facility was 2.75% over the base rate and 4.25% over LIBOR for revolving loans, and 3.0% over the base rate and 4.5% over LIBOR for term loans. These rates increased 50 basis points (0.50%) on October 1, 2001 since, under terms of our Old Senior Bank Credit Facility, we had not prepaid an aggregate of $200.0 million of the outstanding loans under the facility.

On December 7, 2001, pursuant to terms of the December 2001 amendment and restatement of our Old Senior Bank Credit Facility, the interest rate for all loans thereunder was adjusted to a variable rate of 5.5% over LIBOR, or 4.5% over the base rate, at our option.

We currently expect to achieve significant savings as a result of the comprehensive refinancing of our senior debt completed during the second quarter of 2002, and due to the termination of the interest rate swap agreement.

Gross interest income was $7.5 million for year ended December 31, 2001. Gross interest income is earned on cash used to collateralize letters of credit for certain construction projects, direct financing leases, notes receivable and investments of cash and cash equivalents. On October 3, 2001, we sold our Southern Nevada Women’s Correctional Facility, which had been accounted for as a direct financing lease. Therefore, no further interest income will be received on this lease. For the year ended December 31, 2001, interest income for this lease totaled $0.9 million. Subsequent to the sale, we continue to manage the facility pursuant to a contract with the State of Nevada.

Change in fair value of derivative instruments

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” referred to herein as SFAS 133, we have reflected in earnings the change in the estimated fair value of our interest rate swap agreement during the year ended December 31, 2001. We estimate the fair value of interest rate swap agreement using option-pricing models that value the potential for interest rate swap agreements to become in-the-money through changes in interest rates during the remaining terms of the agreements. A negative fair value represents the estimated amount we would have to pay to cancel the contract or transfer it to other parties.

Our swap agreement fixed LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through its expiration on December 31, 2002. As of December 31, 2001, due to a reduction in interest rates since entering into the swap agreement, the interest rate swap agreement had a negative fair value of approximately $13.6 million. This negative fair value consisted of a transition adjustment of $5.0 million for the reduction in the fair value of the interest rate swap agreement from its inception through the adoption of SFAS 133 on January 1, 2001, and a reduction in the fair value of the swap agreement of $8.6 million during the year ended December 31, 2001. In accordance with SFAS 133, we have recorded an $11.1 million non-cash charge for the change in fair value of the swap agreement for the year ended December 31, 2001, which includes $2.5 million for amortization of the transition adjustment. The transition adjustment represents the fair value of the swap agreement as of January 1, 2001, which was reflected as a cumulative effect of accounting change included in other comprehensive income in the accompanying statement of stockholders’ equity. We were no longer required to maintain the existing interest rate swap agreement due to the early extinguishment of the Old Senior Bank Credit Facility in May 2002. During May 2002, we terminated the swap agreement prior to its expiration at a price of approximately $8.8 million. In accordance with SFAS 133, we will continue to amortize the unamortized portion of the transition adjustment as a non-cash expense through December 31, 2002, the original expiration date.

Additionally, during the fourth quarter of 2001, a $26.1 million promissory note was issued in connection with the final settlement of the federal court portion of the stockholder litigation settlement, as further described in Note 21 to the financial statements. Under terms of the promissory note, the note and accrued interest became extinguished in January 2002 once the average closing price of the common stock met or exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the issuance of such note. The terms of the note, which allow the principal balance to fluctuate dependent on the trading price of our common stock, created a derivative instrument that was valued and accounted for under the provisions of SFAS 133. As a result of this extinguishment, we estimated the fair value of this derivative to approximate the face amount of the note, resulting in an asset being recorded in the fourth quarter of 2001. The derivative asset offsets the face amount of the note in the consolidated balance sheet as of December 31, 2001.

While the state court portion of the stockholder litigation settlement has also been settled, the payment of the settlement proceeds to the state court plaintiffs has not yet been completed; however, the settlement payment is expected to result in the issuance of approximately 0.3 million additional shares of common stock and a $2.9 million subordinated promissory note, which may also be extinguished if the average closing price of our common stock meets or exceeds $16.30 per share for fifteen consecutive trading days following the note’s issuance and prior to its maturity in 2009. Additionally, to the extent our common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note’s issuance and prior to the maturity of the note. If the remaining promissory note is issued under the current terms, in accordance with SFAS 133, as amended, we will reflect in earnings the change in the estimated fair value of the written option embedded in the promissory note from quarter to quarter. Since we have reflected the maximum obligation of the contingency associated with the state court portion of the stockholder litigation in the consolidated balance sheet as of December 31, 2001, the issuance of the note is currently expected to have a favorable impact on our consolidated financial position and results of operations initially; thereafter, the financial statement impact will fluctuate based on changes in our stock price. However, the impact cannot be determined until the promissory note is issued and an estimated fair value of the derivative included in the promissory note is determined. The note is currently expected to be issued during the fourth quarter of 2002.

Income tax benefit

We generated an income tax benefit of approximately $3.4 million for the year ended December 31, 2001, primarily due to the reduction in our deferred tax liabilities.

As of December 31, 2001, our deferred tax assets totaled approximately $150.5 million. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our ability to generate taxable income within the net operating loss carryforward period. Since the change in tax status in connection with the restructuring in 2000, and as of December 31, 2001, we have provided a valuation allowance to reserve the deferred tax assets in accordance with SFAS 109. The valuation allowance was recognized based on the weight of available evidence indicating that it was more likely than not that the deferred tax assets would not be realized. This evidence primarily consisted of, but was not limited to, recurring operating losses for federal tax purposes.

Our assessment of the valuation allowance could change in the future. Removal of the valuation allowance in whole or in part would result in a non-cash reduction in income tax expense during the period of removal. To the extent no reserve is established for our deferred tax assets, our financial statements would reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.

On March 9, 2002, the “Job Creation and Worker Assistance Act of 2002” was signed into law. Among other changes, the law extends the net operating loss carryback period to five years from two years for net operating losses arising in tax years ending in 2001 and 2002, and allows use of net operating loss carrybacks and carryforwards to offset 100% of the alternative minimum taxable income. We experienced net operating losses during 2001 resulting primarily from the sale of assets at prices below the tax basis of such assets. Under terms of the new law, we utilized certain of our net operating losses to offset taxable income generated in 1997 and 1996. As a result of this tax law change in 2002, we reported an income tax benefit and claimed a refund of approximately $32.2 million during the first quarter of 2002, which was received in April 2002.

Our taxable income for 1997 was increased substantially in connection with the aforementioned settlement with the IRS with respect to the audit of our predecessor’s 1997 federal income tax return. The Job Creation and Worker Assistance Act of 2002 creates an opportunity to utilize any 2002 tax losses, including deductions for state income taxes and interest associated with the settlement, to claim a refund of a portion of the taxes to be paid in connection with the settlement, since such losses can be carried back to offset taxable income generated in 1997. We also plan to pursue additional tax strategies to maximize the refund opportunity. However, we cannot currently estimate the potential refunds resulting from these strategies, and can provide no assurance that these strategies will come to fruition.

Income from discontinued operations, net of taxes

In late 2001 and early 2002, we were provided notice from the Commonwealth of Puerto Rico of its intention to terminate the management contracts at the 500-bed multi-security Ponce Young Adult Correctional Facility and the 1,000-bed medium-security Ponce Adult Correctional Facility, located in Ponce, Puerto Rico, upon the expiration of the management contracts in February 2002. Attempts to negotiate continued operation of these facilities were unsuccessful. As a result, the transition period to transfer operation of the facilities to the Commonwealth of Puerto Rico ended May 4, 2002, at which time operation of the facilities was transferred to the Commonwealth of Puerto Rico. Due to the transfer of operations of these facilities to the Commonwealth of Puerto Rico on May 4, 2002, the operating results of these facilities, net of taxes, were reported as discontinued operations during 2001. During the year ended December 31, 2001, these facilities generated total revenue of $22.6 million and operating expenses of $19.3 respectively. The Company recorded a non-cash charge of approximately $1.8 million during the second quarter of 2002 for the write-off of the carrying value of assets associated with the terminated management contracts.

During the fourth quarter of 2001, we obtained an extension of our management contract with the Commonwealth of Puerto Rico for the operation of the 1,000-bed Guayama Correctional Center located in Guayama, Puerto Rico, through December 2006. However, on May 7, 2002, we received notice from the Commonwealth of Puerto Rico terminating our contract to manage this facility. As a result of the termination of the management contract for the Guayama Correctional Center, which occurred on August 6, 2002, the operating results of this facility, net of taxes, were reported as discontinued operations during 2001. During the year ended December 31, 2001, this facility generated total revenue of $21.1 million and operating expenses of $12.7 million.

On June 28, 2002, we sold our interest in a juvenile facility located in Dallas, Texas for approximately $4.3 million. The facility, which was designed to accommodate 900 at-risk juveniles, was leased to an independent third party operator pursuant to a lease expiring in 2008. Net proceeds from the sale have been used for working capital purposes. During the year ended December 31, 2001, rental income from this facility totaled $0.7 million.

For the year ended December 31, 2001, depreciation and amortization, interest income, and income tax expense totaled $0.9 million, $0.6 million, and $4.5 million, respectively, for these four facilities.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Management revenue

Management revenue consisted of revenue earned from the operation and management of adult and juvenile correctional and detention facilities for the year ended December 31, 2000, totaling $182.5 million, which, beginning as of October 1, 2000 and December 1, 2000, included management revenue previously earned by Operating Company, PMSI and JJFMSI, respectively. Also included was the management revenue earned by PMSI and JJFMSI, together referred to herein as the service companies, from the operation and management of adult prisons and jails and juvenile detention facilities on a combined basis for the period September 1, 2000 through November 30, 2000, totaling $79.3 million. As a REIT, we had no management revenue in 1999.

Rental revenue

Net rental revenue was $40.9 million and $270.1 million for the years ended December 31, 2000 and 1999, respectively, and was generated from leasing correctional and detention facilities to Operating Company (which are referred to herein as the Operating Company leases), governmental agencies and other private operators. For the year ended December 31, 2000, we reserved $213.3 million of the $244.3 million of gross rental revenue due from Operating Company through September 30, 2000 due to the uncertainty regarding the collectibility of the payments. During September 2000, we forgave all unpaid rental payments due from Operating Company as of August 31, 2000 (totaling $190.8 million). The forgiveness did not impact our financial statements at that time as the amounts forgiven had been previously reserved. The remaining $22.5 million in unpaid rentals from Operating Company was fully reserved in September 2000. The Operating Company leases were cancelled in the Operating Company merger.

For the year ended December 31, 1999, rental revenue was $270.1 million and was generated primarily from leasing correctional and detention facilities to Operating Company, as well as governmental and private operators. During 1999, we began leasing five new facilities in addition to the 37 facilities leased at the beginning of the year. We recorded no reserves for the year ended December 31, 1999, as all rental revenue was collected from lessees, including Operating Company.

Licensing fees from affiliates

Licensing fees from affiliates were $7.6 million and $8.7 million for the years ended December 31, 2000 and 1999, respectively. Licensing fees were earned as a result of a trade name use agreement between us and Operating Company, which granted Operating Company the right to use the name “Corrections Corporation of America” and derivatives thereof subject to specified terms and conditions therein. The licensing fee was based upon gross rental revenue of Operating Company, subject to a limitation based on our gross revenue. All licensing fees were collected from Operating Company. The decrease in licensing fees in 2000 compared with 1999 was due to the cancellation of the trade name use agreement in connection with the Operating Company merger.

Operating expenses

Operating expenses included the operating expenses of PMSI and JJFMSI on a combined basis for the period September 1, 2000 through November 30, 2000, totaling $64.5 million. Also included were the operating expenses we incurred for the year ended December 31, 2000, totaling $152.8 million, which, beginning as of October 1, 2000 and December 1, 2000, included the operating expenses incurred by Operating Company and the service companies, respectively. Operating expenses consisted of those expenses incurred in the operation and management of prisons and other correctional facilities. Also included in operating expenses were our realized losses on foreign currency transactions of $0.6 million for the year ended December 31, 2000. These losses resulted from a detrimental fluctuation in the foreign currency exchange rate upon the collection of certain receivables denominated in British pounds. See “Unrealized foreign currency transaction loss” for further discussion of these receivables.

General and administrative expense

For the year ended December 31, 2000 and 1999, general and administrative expenses were $45.5 million and $24.1 million, respectively. During the fourth quarter of 1999, we entered into a series of agreements concerning a proposed restructuring led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group. In April 2000, the securities purchase agreement by and among the parties was terminated when Fortress/Blackstone elected not to match the terms of a subsequent proposal by Pacific Life Insurance Company. In June 2000, our securities purchase agreement with Pacific Life was mutually terminated by the parties after Pacific Life was unwilling to confirm that the June 2000 waiver and amendment to our Old Senior Bank Credit Facility satisfied the terms of the agreement with Pacific Life. In connection with the proposed restructuring transactions with Fortress/Blackstone and Pacific Life and the completion of the restructuring, including the Operating Company merger, we terminated the services of one of our financial advisors during the third quarter of 2000. For the year ended December 31, 2000, we accrued expenses of approximately $24.3 million in connection with existing and potential litigation associated with the termination of the aforementioned agreements. All disputes with these parties have since been settled.

General and administrative expenses incurred by PMSI and JJFMSI on a combined basis for the period September 1, 2000 through November 30, 2000 totaled $0.6 million. Additional general and administrative expenses incurred for the year ended December 31, 2000 totaled $20.6 million, which, beginning as of October 1, 2000 and December 1, 2000, included the general and administrative expenses incurred by Operating Company and the service companies, respectively. These additional general and administrative expenses consisted primarily of corporate management salaries and benefits, professional fees and other administrative expenses. Effective October 1, 2000, as a result of the Operating Company merger, corporate management salaries and benefits also contained the former corporate employees of Operating Company. Also included in these additional general and administrative expenses were $2.0 million in severance payments to our former chief executive officer and secretary and $1.3 million in severance payments to various other company employees.

During 1999, we were a party to various litigation matters, including stockholder litigation and other legal matters. We incurred legal expenses of $6.3 million during 1999 in relation to these matters. Also included in 1999 was $3.9 million of expenses incurred for consulting and legal advisory services in connection with the proposed restructuring. In addition, as a result of our failure to declare, prior to December 31, 1999, and the failure to distribute, prior to January 31, 2000, dividends sufficient to distribute 95% of our taxable income for 1999, we were subject to excise taxes, of which $7.1 million was accrued as of December 31, 1999.

Depreciation and amortization

For the year ended December 31, 2000 and 1999, depreciation and amortization expense was $59.8 million and $44.1 million, respectively. The increase was a result of a greater number of correctional and detention facilities in service during 2000 compared with 1999. Also included was the depreciation and amortization expense for PMSI and JJFMSI from the operation and management of adult prisons and jails and juvenile detention facilities on a combined basis for the period September 1, 2000 through November 30, 2000, totaling $3.9 million.

License fees to Operating Company

Licensing fees to Operating Company were recognized under the terms of a trade name use agreement between Operating Company and each of PMSI and JJFMSI, which were assumed as a result of the Operating Company merger. Under the terms of the trade name use agreement, PMSI and JJFMSI were required to pay to Operating Company 2.0% of gross management revenue for the use of the CCA name and derivatives thereof. PMSI and JJFMSI incurred expenses of $0.5 million under this agreement for the month of September 2000. The October and November expenses incurred under this agreement were eliminated in combination, subsequent to the Operating Company merger. The trade name use agreement was cancelled upon the acquisitions of PMSI and JJFMSI.

Administrative services fee to Operating Company

Operating Company and each of PMSI and JJFMSI entered into an administrative services agreement whereby Operating Company would charge a fee to manage and provide general and administrative services to each of PMSI and JJFMSI. We assumed this agreement as a result of the Operating Company merger. PMSI and JJFMSI recognized expense of $0.9 million under this agreement for the month of September 2000. The October and November expenses incurred under this agreement were eliminated in combination, subsequent to the Operating Company merger. The administrative services agreement was cancelled upon the acquisitions of PMSI and JJFMSI.

Write-off of amounts under lease arrangements

During 2000, we opened or expanded five facilities that were operated and leased by Operating Company prior to the Operating Company merger. Based on Operating Company’s financial condition, as well as the proposed merger with Operating Company and the proposed termination of the Operating Company leases in connection therewith, we wrote-off the accrued tenant incentive fees due Operating Company in connection with opening or expanding the five facilities, totaling $11.9 million for the year ended December 31, 2000. During the fourth quarter of 2000, this accrual was applied in accordance with the purchase method of accounting upon the merger with Operating Company.

For the year ended December 1999, we paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenues. During the fourth quarter of 1999, we undertook a plan that contemplated merging with Operating Company and thereby eliminating the Operating Company leases or amending the Operating Company leases to significantly reduce the lease payments to be paid by Operating Company to us. Consequently, we determined that remaining deferred tenant incentive fees at December 31, 1999 were not realizable and wrote-off fees totaling $65.7 million.

Impairment losses

Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of,” or SFAS 121, requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. Under terms of the June 2000 waiver and amendment to our Old Senior Bank Credit Facility, we were obligated to complete the restructuring, including the Operating Company merger, and complete the restructuring of management through the appointment of a new chief executive officer and a new chief financial officer. The restructuring also permitted the acquisitions of PMSI and JJFMSI. During the third quarter of 2000, we named a new president and chief executive officer, followed by the appointment of a new chief financial officer during the fourth quarter of 2000. At our 2000 annual meeting of stockholders held during the fourth quarter of 2000, our stockholders elected a newly constituted nine-member board of directors, including six independent directors.

Following the completion of the Operating Company merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, after considering our financial condition, our new management developed a strategic operating plan to improve our financial position, and developed revised projections for 2001 to evaluate various potential transactions. Management also conducted strategic assessments and evaluated our assets for impairment. Further, management evaluated the utilization of existing facilities, projects under development, excess land parcels, and identified certain of these non-strategic assets for sale.

In accordance with SFAS 121, we estimated the undiscounted net cash flows for each of our properties and compared the sum of those undiscounted net cash flows to our investment in each property. Through this analyses, we determined that eight of our correctional and detention facilities and the long-lived assets of the transportation business had been impaired. For these properties, we reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $420.5 million.

During the fourth quarter of 2000, as part of the strategic assessment, we committed to a plan of disposal for certain of our long-lived assets. In accordance with SFAS 121, we recorded losses on these assets based on the difference between the carrying value and the estimated net realizable value of the assets. We estimated the net realizable values of certain facilities and direct financing leases held for sale based on outstanding offers to purchase, appraisals, as well as utilizing various financial models, including discounted cash flow analyses, less estimated costs to sell each asset. The resulting impairment loss for these assets totaled $86.1 million.

Included in property and equipment were costs associated with the development of potential facilities. Based on our strategic assessment during the fourth quarter of 2000, management decided to abandon further development of these projects and expense any amounts previously capitalized. The resulting expense totaled $2.1 million.

During the third quarter of 2000, our management determined either not to pursue further development or to reconsider the use of certain parcels of property in California, Maryland and the District of Columbia. Accordingly, we reduced the carrying values of the land to their estimated net realizable value, resulting in an impairment loss totaling $19.2 million.

In December 1999, based on the poor financial position of Operating Company, we determined that three of our correctional and detention facilities located in the State of Kentucky and leased to Operating Company were impaired. In accordance with SFAS 121, we reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $76.4 million.

Equity in earnings (loss) and amortization of deferred gains, net

For the year ended December 31, 2000, equity in losses and amortization of deferred gains, net, was $11.6 million, compared with equity in earnings and amortization of deferred gains, net, of $3.6 million in 1999. For the year ended December 31, 2000, we recognized equity in losses of PMSI and JJFMSI of approximately $12,000 and $870,000, respectively through August 31, 2000. In addition, we recognized equity in losses of Operating Company of approximately $20.6 million. For 2000, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was approximately $6.5 million and $3.3 million, respectively.

For the year ended December 31, 1999, we recognized twelve months of equity in earnings of PMSI and JJFMSI of $4.7 million and $7.5 million, respectively, and received distributions from PMSI and JJFMSI of $11.0 million and $10.6 million, respectively. In addition, we recognized equity in losses of Operating Company of $19.3 million. For 1999, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was $7.1 million and $3.6 million, respectively.

Interest expense, net

Interest expense, net, was reported net of interest income and capitalized interest for the years ended December 31, 2000 and 1999. Gross interest expense was $145.0 million and $51.9 million for the years ended December 31, 2000 and 1999, respectively. Gross interest expense was based on outstanding convertible subordinated notes payable balances, borrowings under our Old Senior Bank Credit Facility, our operating subsidiary revolving credit facility, our 12% Senior Notes, and amortization of loan costs and unused facility fees. Interest expense was reported net of capitalized interest on construction in progress of $8.3 million and $37.7 million for the years ended December 31, 2000 and 1999, respectively. The increase in gross interest expense related to: (i) higher average debt balances outstanding, primarily related to our Old Senior Bank Credit Facility; (ii) increased interest rates due to rising market rates, and increases in contractual rates associated with our Old Senior Bank Credit Facility due to modifications to the facility agreement in August 1999, the June 2000 waiver and amendment and reductions to our credit rating; (iii) increased interest rates due to the accrual of default interest on our Old Senior Bank Credit Facility and default and contingent interest on the $40 million convertible notes during 2000; and (iv) the assumption of the Operating Company revolving credit facility.

Gross interest income was $13.5 million and $6.9 million for the years ended December 31, 2000 and 1999, respectively. Gross interest income was earned on cash used to collateralize letters of credit for certain construction projects, direct financing leases and investments of cash and cash equivalents.

The increase in gross interest income in 2000 compared with 1999 was primarily due to interest earned on the direct financing lease with Agecroft Prison Management, Ltd., or APM. During January 2000, we completed construction, at a cost of approximately $89.4 million, of an 800-bed medium-security prison in Salford, England and entered into a 25-year direct financing lease with APM. This asset was included in “assets held for sale” on the combined and consolidated balance sheet at December 31, 2000. On April 10, 2001, we sold our interest in this facility.

Other income

Other income for the year ended December 31, 2000 totaled $3.1 million. In September 2000, we received approximately $4.5 million in final settlement of amounts held in escrow related to the 1998 acquisition of the outstanding capital stock of U.S. Corrections Corporation. The $3.1 million represented the proceeds, net of miscellaneous receivables arising from claims against the escrow.

Loss on disposals of assets

We incurred a loss on sales of assets during 2000 and 1999, of approximately $1.7 million and $2.0 million, respectively. During the fourth quarter of 2000, JJFMSI sold its 50% interest in CCA Australia resulting in a $3.6 million loss. This loss was offset by a gain of $0.6 million resulting from the sale of a correctional facility located in Kentucky, a gain of $1.6 million on the sale of JJFMSI’s 50% interest in U.K. Detention Services Limited and a loss of $0.3 million resulting from the abandonment of a project under development.

For the year ended December 31, 1999, we incurred a loss of $1.6 million as a result of a settlement with the State of South Carolina for property previously owned by our predecessor. Under the settlement, we, as the successor by merger on December 31, 1998, received $6.5 million in three installments expiring June 30, 2001 for the transferred assets. The net proceeds were approximately $1.6 million less than the surrendered assets’ depreciated book value. We received $3.5 million of the proceeds during 1999 and $1.5 million during each of 2000 and 2001. In addition, we incurred a loss of $0.4 million resulting from a sale of a newly constructed facility in Florida. We completed construction on the facility in May 1999. In accordance with the terms of the management contract between our predecessor and Polk County, Florida, Polk County exercised an option to purchase the facility. We received net proceeds of $40.5 million.

Unrealized foreign currency transaction loss

In connection with the construction and development of the Agecroft facility, located in Salford, England, during the first quarter of 2000, we entered into a 25-year property lease. We accounted for the lease as a direct financing lease and recorded a receivable equal to the discounted cash flows to be received over the lease term. We also extended a working capital loan to the operator of this facility. These assets, along with various other short-term receivables, were denominated in British pounds; consequently, we adjusted these receivables to the current exchange rate at each balance sheet date, and recognized the currency gain or loss in current period earnings. Due to negative fluctuations in foreign currency exchange rates between the British pound and the U.S. dollar, we recognized net unrealized foreign currency transaction losses of $8.1 million for the year ended December 31, 2000. On April 10, 2001 we sold our interest in the Agecroft facility.

Stockholder litigation settlement

In February 2001, we received court approval of the revised terms of the definitive settlement agreements regarding the settlement of all outstanding stockholder litigation against us and certain of our existing and former directors and executive officers. Pursuant to the terms of the settlement, we agreed to issue to the plaintiffs an aggregate of 4.7 million shares of common stock, as adjusted for the reverse stock split in May 2001, and a subordinated promissory note in the aggregate principal amount of $29.0 million.

As of December 31, 2000, we had accrued the estimated obligation of the contingency associated with the stockholder litigation, amounting to approximately $75.4 million.

Write-off of loan costs

As a result of an amendment to our Old Senior Bank Credit Facility on August 4, 1999, we wrote-off loan costs of approximately $9.0 million during the year ended December 31, 1999. Additionally, we paid approximately $5.6 million to a financial advisor for a potential debt transaction, which was written-off when the transaction was abandoned.

Income taxes

Prior to 1999, our predecessor operated as a taxable subchapter C corporation. We elected to change our tax status from a taxable corporation to a real estate investment trust effective with the filing of our 1999 federal income tax return. As of December 31, 1998, our balance sheet reflected $83.2 million in net deferred tax assets. In accordance with the provisions of SFAS 109, we provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 merger and the election to be taxed as a real estate investment trust. As such, our results of operations reflected a provision for income taxes of $83.2 million for the year ended December 31, 1999. However, due to our tax status as a real estate investment trust, we recorded no income tax provision or benefit related to operations for the year ended December 31, 1999.

In connection with the restructuring, on September 12, 2000, our stockholders approved an amendment to our charter to remove provisions requiring us to elect to qualify and be taxed as a real estate investment trust for federal income tax purposes effective January 1, 2000. As a result of the amendment to our charter, we have been taxed as a taxable subchapter C corporation beginning with our taxable year ended December 31, 2000. In accordance with the provisions of SFAS 109, we were required to establish current and deferred tax assets and liabilities in our financial statements in the period in which a change of tax status occurred. As such, our benefit for income taxes for the year ended December 31, 2000 included the provision associated with establishing the deferred tax assets and liabilities in connection with the change in tax status during the third quarter of 2000, net of a valuation allowance applied to certain deferred tax assets.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2002, we adopted SFAS 142, which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 (for the year ended December 31, 2001 goodwill amortization was $7.6 million) and goodwill attributable to each of our reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis (absent any impairment indicators), we expect to perform our impairment tests during our fourth quarter, in connection with our annual budgeting process.

Based on our initial impairment tests, we recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with our owned and managed facilities during the first quarter of 2002. This goodwill was established in connection with the acquisition of Operating Company. The remaining goodwill, which is associated with the facilities we manage but do not own, was deemed to be not impaired, and remains recorded on the balance sheet. This remaining goodwill was established in connection with the acquisitions of PMSI and JJFMSI. The implied fair value of goodwill of the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to its highly leveraged capital structure. No impairment of goodwill allocated to the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

In August 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions,” or APB 30, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. Unlike SFAS 121, however, an impairment assessment under SFAS 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142. SFAS 144 also broadens the scope of defining discontinued operations. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale, or the termination of any of our management contracts for a managed-only facility, by expiration or otherwise, would result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as we do not have any significant continuing involvement in the operations of the component after the disposal or termination transaction. We adopted SFAS 144 on January 1, 2002.

Due to the sale of our interest in a juvenile facility during the second quarter of 2002, as well as the termination of our management contracts during the second quarter of 2002 for the Ponce Young Adult Correctional Facility and the Ponce Adult Correctional Facility and the termination of our management contract during the third quarter of 2002 for the Guayama Correctional Center, in accordance with SFAS 144, the operations of these facilities, net of taxes, have been reported as discontinued operations in our 2002 financial statements. In addition, in accordance with SFAS 144, the operating results for these facilities for the prior comparable periods presented, which consists of the year ended December 31, 2001, have also been reclassified as discontinued operations. Because the 1999 and 2000 financial statements are not comparable to the 2001 financial statements, as further explained in Note 4 to the financial statements, and because the reclassification of discontinued operations is not material in those years, the reclassification was not made to the 1999 and 2000 financial statements.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” or SFAS 145. SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses

from Extinguishment of Debt,” or SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB 30 will now be used to classify those gains and losses. SFAS 145 amends SFAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years.

During the second quarter of 2002, prior to the required adoption of SFAS 145, we reported an extraordinary charge of approximately $36.7 million associated with the refinancing of our senior debt in May 2002. Under SFAS 145, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. We plan to adopt SFAS 145 on January 1, 2003. Accordingly, in financial reporting periods after adoption, the extraordinary charge reported in the second quarter of 2002 will be reclassified.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” or SFAS 146. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” or Issue 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Adoption of SFAS 146 is not expected to have a material impact on our financial statements.

INFLATION

We do not believe that inflation has had or will have a direct adverse effect on our operations. Many of our management contracts include provisions for inflationary indexing, which mitigates an adverse impact of inflation on net income. However, a substantial increase in personnel costs, workers’ compensation or food and medical expenses could have an adverse impact on our results of operations in the future to the extent that these expenses increase at a faster pace than the per diem or fixed rates we receive for our management services.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Our primary market risk exposure is to changes in U.S. interest rates and fluctuations in foreign currency exchange rates between the U.S. dollar and the British pound. We are exposed to market risk related to our New Senior Bank Credit Facility and certain other indebtedness. The interest on our New Senior Bank Credit Facility and such other indebtedness is subject to fluctuations in the market. We were also exposed to market risk related to our Old Senior Bank Credit Facility prior to its refinancing in May 2002. If the interest rate for our outstanding indebtedness under our Old Senior Bank Credit Facility was 100 basis points higher or lower during the year ended December 31, 2001 and 2000, our interest expense would have been increased or decreased by approximately $5.5 million and $6.0 million, respectively, including the effects of our interest rate swap arrangements discussed below.

As of December 31, 2001, we had outstanding $100.0 million of senior notes with a fixed interest rate of 12.0%, $41.1 million of convertible subordinated notes with a fixed interest rate of 10.0%, $30.0 million of convertible subordinated notes with a fixed interest rate of 8.0%, $107.5 million of series A preferred stock with a fixed dividend rate of 8.0% and $96.6 million of series B preferred stock with a fixed dividend rate of

12.0%. Because the interest and dividend rates with respect to these instruments are fixed, a hypothetical 10.0% increase or decrease in market interest rates would not have a material impact on our financial statements.

Our Old Senior Bank Credit Facility required us to hedge $325.0 million of our floating rate debt on or before August 16, 1999. We had entered into certain swap arrangements fixing LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through December 31, 2002. The difference between the floating rate and the swap rate was recognized in interest expense each period. The change in the fair value of the swap agreement from period to period was reflected in earnings and was largely due to changing interest rates and the reduction in the remaining life of the swap during the reporting period.

In May 2002, we terminated the interest rate swap agreement at a price of approximately $8.8 million. In addition, in order to satisfy a requirement of the New Senior Bank Credit Facility, we purchased an interest rate cap agreement, capping LIBOR at 5.0% (prior to the applicable spread) on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004, for a price of $1.0 million.

We may, from time to time, invest our cash in a variety of short-term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase between three and twelve months. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 10% increase or decrease in market interest rates would not materially affect the value of these investments.

Our exposure to foreign currency exchange rate risk relates to our construction, development and leasing of the Agecroft facility located in Salford, England, which was sold in April 2001. We extended a working capital loan to the operator of this facility, of which we own 50% through a wholly-owned subsidiary. Such payments to us are denominated in British pounds rather than the U.S. dollar. As a result, we bear the risk of fluctuations in the relative exchange rate between the British pound and the U.S. dollar. At December 31, 2001, the receivables due us and denominated in British pounds totaled 3.9 million British pounds. A hypothetical 10% increase in the relative exchange rate would have resulted in an increase of $0.6 million in the value of these receivables and a corresponding unrealized foreign currency transaction gain, and a hypothetical 10% decrease in the relative exchange rate would have resulted in a decrease of $0.6 million in the value of these receivables and a corresponding unrealized foreign currency transaction loss.

Report of Independent Auditors

Stockholders
Corrections Corporation of America

We have audited the accompanying consolidated balance sheet of Corrections Corporation of America and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit. The combined and consolidated financial statements of Corrections Corporation of America and Subsidiaries as of December 31, 2001 and 2000, and the related combined and consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2001, were audited by other auditors who have substantially ceased operations, including providing auditing and accounting services to public companies. Those auditors a) expressed an unqualified opinion, including an emphasis-of-matter paragraph referring to the Company’s near-term debt maturities and management’s plans to address the Company’s liquidity concerns and an explanatory paragraph that disclosed the change in the Company’s method of accounting for derivative financial instruments, on those financial statements in their report dated February 11, 2002, except with respect to the matter discussed in the last paragraph of Note 16 of those financial statements, as to which the date was March 9, 2002, and b) reported on such financial statements before the reclassification adjustments included in the accompanying consolidated balance sheet as of December 31, 2001, and the related consolidated statement of operations for the year then ended, required by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, which the Company adopted in fiscal year 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 24 to the consolidated financial statements, during the second quarter of 2002, the Company completed a comprehensive refinancing of its debt maturing in December 2002. This successful refinancing significantly reduced the concerns that existed at December 31, 2001 regarding the Company’s ability to generate or obtain sufficient working capital resources to satisfy its maturing debt obligations and address its liquidity issues. Accordingly, we have not included an explanatory paragraph in our report regarding the Company’s near-term debt maturities and liquidity concerns that existed at December 31, 2001.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Corporation of America and Subsidiaries at December 31, 2001, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 17 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001.

/s/Ernst & Young LLP

Nashville, Tennessee
October 28, 2002, except for paragraphs 12 and 13 of Note 24, as to which the date is December 27, 2002

The below report is a copy of the report previously issued by Arthur Andersen LLP in conjunction with its audits of Corrections Corporation of America and Subsidiaries as of, and for the three-year period ended, December 31, 2001. A copy of this report has been provided as required by the American Institute of Certified Public Accountant’s Interpretation of Statement on Auditing Standards No. 58, Reports on Audited Financial Statements, and guidance issued by the Securities and Exchange Commission in response to the indictment of Arthur Andersen LLP in March 2002. During 2002, Arthur Andersen LLP substantially ceased operations, including providing auditing and accounting services to public companies, and, as such, has not reissued this report. Additionally, Arthur Andersen LLP has not consented to the use of this audit report. Accordingly, limitations may exist on a) investor’s rights to sue Arthur Andersen LLP under Section 11 of the Securities Act for false and misleading financial statements, if any, and the effect, if any, on the due diligence defense of directors and officers, and b) investor’s legal rights to sue and recover damages from Arthur Andersen LLP for material misstatements or omissions, if any, in any registration statements and related prospectuses that include, or incorporate by reference, financial statements previously audited by Arthur Andersen LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corrections Corporation of America:

We have audited the accompanying consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA (a Maryland corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related combined and consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 15, as of December 31, 2001, the Company has $963.6 million of debt outstanding, including $791.9 million outstanding under the Company’s senior bank credit facility, which matures on December 31, 2002. Although management has developed plans for addressing the December 31, 2002 debt maturity as discussed in Notes 2 and 15, there can be no assurance that management’s plans will be successful and there can be no assurance that the Company will be able to refinance or renew its debt obligations maturing on December 31, 2002.

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corrections Corporation of America and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 17, upon adoption of a new accounting pronouncement effective January 1, 2001, the Company changed its method of accounting for derivative financial instruments.

ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 11, 2002 (except with respect to the matter discussed in the last paragraph of Note 16, as to which the date is March 9, 2002)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 30,
	2001	2000

ASSETS
Cash and cash equivalents	$46,307	$20,889
Restricted cash	12,537	9,209
Accounts receivable, net of allowance of $729 and $1,486, respectively	128,353	132,306
Income tax receivable	568	32,662
Prepaid expenses and other current assets	12,651	18,726
Assets held for sale under contract	—	24,895
Current assets of discontinued operations	15,915	—

Total current assets	216,331	238,687
Property and equipment, net	1,566,218	1,615,130
Investment in direct financing leases	18,873	23,808
Assets held for sale	22,312	138,622
Goodwill	104,019	109,006
Other assets	36,593	51,739
Non-current assets of discontinued operations	6,934	—

Total assets	$1,971,280	$2,176,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$143,345	$243,312
Income tax payable	5,772	8,437
Distributions payable	15,853	9,156
Fair value of interest rate swap agreement	13,564	—
Current portion of long-term debt	792,009	14,594
Current liabilities of discontinued operations	6,177	—

Total current liabilities	976,720	275,499
Long-term debt, net of current portion	171,591	1,137,976
Deferred tax liabilities	56,511	56,450
Other liabilities	19,297	19,052

Total liabilities	1,224,119	1,488,977

Commitments and contingencies
Preferred stock - $0.01 par value; 50,000 shares authorized:
Series A - 4,300 shares issued and outstanding; stated at liquidation preference of $25.00 per share	107,500	107,500
Series B - 3,948 and 3,297 shares issued and outstanding at December 31, 2001 and 2000, respectively; stated at liquidation preference of $24.46 per share	96,566	80,642
Common stock - $0.01 par value; 80,000 and 400,000 shares authorized; 27,921 and 235,395 shares issued and 27,920 and 235,383 shares outstanding at December 31, 2001 and 2000, respectively	279	2,354
Additional paid-in capital	1,341,958	1,299,390
Deferred compensation	(3,153)	(2,723)
Retained deficit	(793,236)	(798,906)
Treasury stock, 1 and 12 shares, respectively, at cost	(242)	(242)
Accumulated other comprehensive loss	(2,511)	—

Total stockholders’ equity	747,161	688,015

Total liabilities and stockholders’ equity	$1,971,280	$2,176,992

The accompanying notes are an integral part of these combined and consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Years Ended December 31,

	2001	2000	1999

REVENUE:
Management and other	$930,635	$261,774	$—
Rental	5,718	40,938	270,134
Licensing fees from affiliates	—	7,566	8,699

	936,353	310,278	278,833

EXPENSES:
Operating	721,468	217,315	—
General and administrative	34,568	45,463	24,125
Depreciation and amortization	53,279	59,799	44,062
Licensing fees to Operating Company	—	501	—
Administrative service fee to Operating Company	—	900	—
Write-off of amounts under lease arrangements	—	11,920	65,677
Impairment losses	—	527,919	76,433

	809,315	863,817	210,297

OPERATING INCOME (LOSS)	127,038	(553,539)	68,536

OTHER (INCOME) EXPENSE:
Equity (earnings) loss and amortization of deferred gain, net	358	11,638	(3,608)
Interest expense, net	126,242	131,545	45,036
Other income	—	(3,099)	—
Change in fair value of derivative instruments	(14,554)	—	—
Loss on disposals of assets	74	1,733	1,995
Unrealized foreign currency transaction loss	219	8,147	—
Stockholder litigation settlements	—	75,406	—
Write-off of loan costs	—	—	14,567

	112,339	225,370	57,990

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	14,699	(778,909)	10,546
Income tax (expense) benefit	3,358	48,002	(83,200)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	18,057	(730,907)	(72,654)
Minority interest in net loss of PMSI and JJFMSI	—	125	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	18,057	(730,782)	(72,654)
Income from discontinued operations, net of taxes	7,637	—	—

NET INCOME (LOSS)	25,694	(730,782)	(72,654)
Distributions to preferred stockholders	(20,024)	(13,526)	(8,600)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$5,670	$(744,308)	$(81,254)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$(0.08)	$(56.68)	$(7.06)
Income from discontinued operations, net of taxes	0.31	—	—

Net income (loss) available to common stockholders	$0.23	$(56.68)	$(7.06)

The accompanying notes are an integral part of these combined and consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$25,694	$(730,782)	$(72,654)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	54,135	59,799	44,062
Amortization of debt issuance costs and other non-cash interest	22,652	15,684	7,901
Deferred and other non-cash income taxes	(3,531)	(13,767)	83,200
Equity in (earnings) losses and amortization of deferred gain, net	358	11,638	(3,608)
Write-off of amounts under lease arrangements	—	11,920	65,677
Write-off of loan costs	—	—	14,567
Unrealized foreign currency transaction loss	219	8,147	—
Other non-cash items	2,579	3,595	3,679
Loss on disposals of assets	74	1,733	1,995
Impairment losses	—	527,919	76,433
Change in fair value of derivative instruments	(14,554)	—	—
Minority interest	—	(125)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, prepaid expenses and other assets	(6,657)	(4,728)	(2,732)
Receivable from affiliates	—	28,864	(28,608)
Income tax receivable	32,207	(32,662)	(9,490)
Accounts payable, accrued expenses and other liabilities	(22,002)	68,527	(32,302)
Payable to Operating Company	—	(2,325)	(68,623)
Income tax payable	1,587	—	—

Net cash provided by (used in) operating activities	92,761	(46,563)	79,497

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment, net	(6,435)	(78,663)	(528,935)
(Increase) decrease in restricted cash	(3,328)	15,200	(7,221)
Payments received on investments in affiliates	—	6,686	21,668
Issuance of note receivable	—	(529)	(6,117)
Proceeds from sale of assets and businesses	140,277	6,400	43,959
Increase in other assets	(1,443)	—	3,536
Cash acquired in acquisitions	—	6,938	21,894
Payments received on direct financing leases and notes receivable	1,861	5,517	3,643

Net cash provided by (used in) investing activities	130,932	(38,451)	(447,573)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) debt, net	(188,970)	29,089	566,558
Payment of debt issuance costs	(7,012)	(11,316)	(59,619)
Proceeds from issuance of common stock	—	—	131,977
Proceeds from exercise of stock options and warrants	—	—	166
Preferred stock issuance costs	(20)	(403)	—
Payment of dividends	(2,182)	(4,586)	(217,654)
Cash paid for fractional shares	(91)	(11)	—
Purchase of treasury stock by PMSI and JJFMSI	—	(13,356)	—

Net cash provided by (used in) financing activities	(198,275)	(583)	421,428

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,418	(85,597)	53,352
CASH AND CASH EQUIVALENTS, beginning of year	20,889	106,486	31,141

CASH AND CASH EQUIVALENTS, end of year	$46,307	$20,889	$84,493

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Continued)

	For the Years Ended December 31,

	2001	2000	1999

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amounts capitalized of $0, $8,330 and $37,700 in 2001, 2000 and 1999, respectively)	$104,438	$132,798	$28,022

Income taxes	$3,014	$2,453	$9,490

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
The Company issued shares of Series B Preferred Stock under the terms of the Company’s 2001 Series B Preferred Stock Restricted Plan:
Preferred stock - Series B	$4,904	$—	$—
Additional paid-in capital	(2,869)	—	—
Deferred compensation	(2,035)	—	—

	$—	$—	$—

The Company issued shares of common stock and a promissory note payable in partial satisfaction of the stockholder litigation discussed in Note 21, as adjusted for the reverse stock split:
Accounts payable and accrued expenses	$(69,408)	$—	$—
Long-term debt	25,606	—	—
Common stock	187	—	—
Additional paid-in capital	43,615	—	—

	$—	$—	$—

The Company issued Series B Preferred Stock in lieu of cash distributions to the holders of shares of Series B Preferred Stock on the applicable record date:
Dividend payable	$(11,070)	$—	$—
Preferred stock - Series B	11,070	—	—

	$—	$—	$—

The Company completed construction of a facility and entered into a direct financing lease:
Investment in direct financing lease	$—	$(89,426)	$—
Property and equipment	—	89,426	—

	$—	$—	$—

The Company committed to a plan of disposal for certain long-lived assets:
Assets held for sale	$—	$(163,517)	$—
Investment in direct financing lease	—	85,722	—
Property and equipment	—	77,795	—

	$—	$—	$—

The Company issued debt to satisfy accrued default rate interest on a convertible note and to satisfy a payable for professional services:
Current portion of long-term debt	$—	$2,014	$—
Accounts payable and accrued expenses	—	(2,014)	—

	$—	$—	$—

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Continued)

	For the Years Ended December 31,

	2001	2000	1999

Long-term debt was converted into common stock:
Other assets	$—	$—	$1,161
Long-term debt	—	—	(47,000)
Common stock	—	—	50
Additional paid-in capital	—	—	45,789

	$—	$—	$—

The Company issued a preferred stock dividend to satisfy the REIT distribution requirements:
Preferred stock - Series B	$—	$183,872	$—
Additional paid-in capital	—	(183,872)	—

	$—	$—	$—

Preferred stock was converted into common stock:
Preferred stock - Series B	$—	$(105,471)	$—
Common stock	—	951	—
Additional paid-in capital	—	104,520	—

	$—	$—	$—

The Company acquired the assets and liabilities of Operating Company, PMSI and JJFMSI for stock:
Accounts receivable	$—	$(133,667)	$—
Receivable from affiliate	—	9,027	—
Income tax receivable	—	(3,781)	—
Prepaid expenses and other current assets	—	(903)	—
Property and equipment, net	—	(38,475)	—
Notes receivable	—	100,756	—
Goodwill	—	(110,596)	—
Investment in affiliates	—	102,308	—
Deferred tax assets	—	37,246	—
Other assets	—	(11,767)	—
Accounts payable and accrued expenses	—	103,769	—
Payable to Operating Company	—	(18,765)	—
Distributions payable	—	31	—
Note payable to JJFMSI	—	4,000	—
Current portion of long-term debt	—	23,876	—
Deferred tax liabilities	—	2,600	—
Deferred gains on sales of contracts	—	(96,258)	—
Other liabilities	—	25,525	—
Common stock	—	217	—
Additional paid-in capital	—	29,789	—
Deferred compensation	—	(2,884)	—

	$—	$22,048	$—

The Company acquired treasury stock and issued common stock in connection with the exercise of stock options:
Additional paid-in capital	$—	$—	$242
Treasury stock, at cost	—	—	(242)

	$—	$—	$—

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Continued)

	For the Years Ended December 31,

	2001	2000	1999

The Company acquired Old Prison Realty’s assets and liabilities for stock:
Restricted cash	$—	$—	$(17,188)
Property and equipment, net	—	—	(1,223,370)
Other assets	—	—	22,422
Accounts payable and accrued expenses	—	—	23,351
Deferred gains on sales of contracts	—	—	(125,751)
Long-term debt	—	—	279,600
Distributions payable	—	—	2,150
Common stock	—	—	253
Preferred stock	—	—	107,500
Additional paid-in capital	—	—	952,927

	$—	$—	$21,894

The accompanying notes are an integral part of these combined and consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(in thousands)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

BALANCE, December 31, 1998	$—	$—	$800	$398,493	$—	$52,693	$—	$—	$451,986

Acquisition of Old Prison Realty	107,500	—	253	952,927	—	—	—	—	1,060,680
Effect of election of status as a real estate investment trust	—	—	—	52,693	—	(52,693)	—	—	—
Issuance of common stock	—	—	79	131,898	—	—	—	—	131,977
Issuance of restricted stock	—	—	—	468	(293)	—	—	—	175
Stock options exercised	—	—	2	406	—	—	(242)	—	166
Conversion of long-term debt	—	—	50	45,789	—	—	—	—	45,839
Shares issued to trustees	—	—	—	125	—	—	—	—	125
Compensation expense related to deferred stock awards and stock options	—	—	—	229	202	—	—	—	431
Net loss	—	—	—	(83,200)	—	10,546	—	—	(72,654)
Distributions to stockholders	—	—	—	(152,510)	—	(65,144)	—	—	(217,654)

BALANCE, December 31, 1999	$107,500	$—	$1,184	$1,347,318	$(91)	$(54,598)	$(242)	$—	$1,401,071

Acquisition of Operating Company	—	—	188	28,580	(1,646)	—	—	—	27,122
Acquisition of PMSI	—	—	13	537	(550)	—	—	—	—
Acquisition of JJFSMI	—	—	16	672	(688)	—	—	—	—
Distribution to common stockholders	—	183,872	—	(184,275)	—	—	—	—	(403)
Conversion of series B preferred stock into common stock, net	—	(105,482)	951	104,520	—	—	—	—	(11)
Compensation expense related to deferred stock awards and stock options	—	—	2	2,043	171	—	—	—	2,216
Forfeiture of restricted stock	—	—	—	(81)	81	—	—	—	—
Shares issued to trustees	—	—	—	76	—	—	—	—	76
Dividends on preferred stock	—	2,252	—	—	—	(13,526)	—	—	(11,274)
Net loss	—	—	—	—	—	(730,782)	—	—	(730,782)

BALANCE, December 31, 2000	$107,500	$80,642	$2,354	$1,299,390	$(2,723)	$(798,906)	$(242)	$—	$688,015

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(in thousands)

(Continued)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

BALANCE, December 31, 2000	$107,500	$80,642	$2,354	$1,299,390	$(2,723)	$(798,906)	$(242)	$—	$688,015

Comprehensive income (loss):
Net income	—	—	—	—	—	25,694	—	—	25,694
Cumulative effect of accounting change	—	—	—	—	—	—	—	(5,023)	(5,023)
Amortization of transition adjustment	—	—	—	—	—	—	—	2,512	2,512

Total comprehensive income	—	—	—	—	—	25,694	—	(2,511)	23,183

Distributions to preferred stockholders	—	11,070	—	—	—	(20,024)	—	—	(8,954)
Issuance of common stock under terms of stockholder litigation	—	—	187	43,615	—	—	—	—	43,802
Amortization of deferred compensation	—	—	3	(3)	1,305	—	—	—	1,305
Restricted stock issuances, net of forfeitures	—	4,904	—	(3,179)	(1,735)	—	—	—	(10)
Reverse stock split	—	—	(2,265)	2,240	—	—	—	—	(25)
Other	—	(50)	—	(105)	—	—	—	—	(155)

BALANCE, December 31, 2001	$107,500	$96,566	$279	$1,341,958	$(3,153)	$(793,236)	$(242)	$(2,511)	$747,161

The accompanying notes are an integral part of these combined and consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2000 AND 1999

1.	ORGANIZATION AND OPERATIONS

As of December 31, 2001, the Company owned 39 correctional, detention and juvenile facilities, three of which the Company leased to other operators, and two additional facilities which are not yet in operation. The Company also had a leasehold interest in a juvenile facility. At December 31, 2001, the Company operated 64 facilities, including 36 facilities that it owned, with a total design capacity of approximately 61,000 beds in 21 states, the District of Columbia and Puerto Rico. See Note 24 for further discussion of management contract terminations subsequent to December 31, 2001.

The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

The Company’s website address is www.correctionscorp.com. The Company makes its Form 10-K, Form 10-Q, and Form 8-K reports available on its website free of charge, as soon as reasonably practicable after these reports are filed with or furnished to the Securities and Exchange Commission (the “SEC”).

Background and Formation Transactions

Corrections Corporation of America (together with its subsidiaries, the “Company”), a Maryland corporation formerly known as Prison Realty Trust, Inc. (“New Prison Realty”), commenced operations as Prison Realty Corporation on January 1, 1999, following its mergers with each of the former Corrections Corporation of America, a Tennessee corporation (“Old CCA”), on December 31, 1998 and CCA Prison Realty Trust, a Maryland real estate investment trust (“Old Prison Realty”), on January 1, 1999 (such mergers referred to collectively herein as the “1999 Merger”).

Prior to the 1999 Merger, Old Prison Realty had been a publicly traded entity operating as a real estate investment trust, or REIT, primarily in the business of owning and leasing prison facilities to private prison management companies and certain government entities. Prior to the 1999 Merger, Old CCA was also a publicly traded entity primarily in the business of owning, operating and managing prisons on behalf of government entities (as discussed further herein). Additionally, Old CCA had been Old Prison Realty’s primary tenant.

Immediately prior to the 1999 Merger, Old CCA sold all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other non-real estate assets related thereto, to a newly formed entity, Correctional Management Services Corporation, a privately-held Tennessee corporation (“Operating

Company”). Also immediately prior to the 1999 Merger, Old CCA sold certain management contracts and other assets and liabilities relating to government owned adult facilities to Prison Management Services, LLC (subsequently merged with Prison Management Services, Inc.) and sold certain management contracts and other assets and liabilities relating to government owned jails and juvenile facilities to Juvenile and Jail Facility Management Services, LLC (subsequently merged with Juvenile and Jail Facility Management Services, Inc.). Refer to Note 3 for a more detailed discussion of these transactions occurring immediately prior to the 1999 Merger.

Effective January 1, 1999, New Prison Realty elected to qualify as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1999. Also effective January 1, 1999, New Prison Realty entered into lease agreements and other agreements with Operating Company, whereby Operating Company would lease the substantial majority of New Prison Realty’s facilities and Operating Company would provide certain services to New Prison Realty. Refer to Note 6 for a more complete discussion of New Prison Realty’s historical relationship with Operating Company.

During 2000, the Company completed a comprehensive restructuring (the “Restructuring”). As part of the Restructuring, Operating Company was merged with and into a wholly-owned subsidiary of the Company on October 1, 2000 (the “Operating Company Merger”). Immediately prior to the Operating Company Merger, Operating Company leased from New Prison Realty 35 correctional and detention facilities. Also in connection with the Restructuring, the Company amended its charter to, among other things, remove provisions relating to the Company’s operation and qualification as a REIT for federal income tax purposes commencing with its 2000 taxable year and change its name to “Corrections Corporation of America.”

From December 31, 1998 until December 1, 2000, the Company owned 100% of the non-voting common stock of Prison Management Services, Inc. (“PMSI”) and Juvenile and Jail Facility Management Services, Inc. (“JJFMSI”), both of which were privately-held service companies which managed certain government-owned prison and jail facilities under the “Corrections Corporation of America” name (together, the “Service Companies”). The Company was entitled to receive 95% of each company’s net income, as defined, as dividends on such shares, while other outside shareholders and the wardens at the individual facilities owned 100% of the voting common stock of PMSI and JJFMSI, entitling those voting stockholders to receive the remaining 5% of each company’s net income, as defined, as dividends on such shares. During September 2000, wholly-owned subsidiaries of PMSI and JJFMSI entered into separate transactions with each of PMSI’s and JJFMSI’s respective non-management, outside shareholders to reacquire all of the outstanding voting stock of their non-management, outside shareholders, representing 85% of the outstanding voting stock of each entity for cash payments of $8.3 million and $5.1 million, respectively.

On December 1, 2000, the Company completed the acquisitions of PMSI and JJFMSI. PMSI provided adult prison facility management services to government agencies pursuant to management contracts with state governmental agencies and authorities in the United States and Puerto Rico. Immediately prior to the acquisition date, PMSI had contracts to manage 11 correctional and detention facilities. JJFMSI provided juvenile and jail facility management services to government agencies pursuant to management contracts with federal, state and local government agencies and authorities in the United States and Puerto Rico and provided adult prison facility management services to certain international authorities in Australia and the United Kingdom. Immediately prior to the acquisition date, JJFMSI had contracts to manage 17 correctional and detention facilities.

Operations

Prior to the 1999 Merger, Old CCA operated and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Following the completion of the 1999 Merger and through September 30, 2000, New Prison Realty specialized in acquiring, developing, owning and leasing correctional and detention facilities. Following the completion of the 1999 Merger and through September 30, 2000, Operating Company was a separately owned private prison management company that operated, managed and leased the substantial majority of facilities owned by New Prison Realty. As a result of the 1999 Merger and certain contractual relationships existing between New Prison Realty and Operating Company, New Prison Realty was dependent on Operating Company for a significant source of its income. In addition, New Prison Realty paid Operating Company for services rendered to New Prison Realty in the development of its correctional and detention facilities. As a result of liquidity issues facing Operating Company and New Prison Realty, the parties amended certain of the contractual agreements between New Prison Realty and Operating Company during 2000. For a more complete description of these amendments, see Note 6.

As a result of the acquisition of Operating Company on October 1, 2000 and the acquisitions of PMSI and JJFMSI on December 1, 2000, the Company now specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

2.	FINANCIAL DEVELOPMENTS

After completion of the first quarter of 1999, the first quarter in which operations were conducted in the structure after the 1999 Merger, management of the Company and management of Operating Company determined that Operating Company had not performed as well as projected for several reasons: occupancy rates at its facilities were lower than in 1998; operating expenses were higher as a percentage of revenue than in 1998; and certain aspects of the Operating Company Leases (as defined in Note 6) adversely affected Operating Company. As a result, in May 1999, the Company and Operating Company amended certain of the agreements between them to provide Operating Company with additional cash flow. See Note 6 for further discussion of these amendments. The objective of these changes was to allow Operating Company to be able to continue to make its full lease payments, to allow the Company to continue to make dividend payments to its stockholders and to provide time for Operating Company to improve its operations so that it might ultimately perform as projected and be able to make its full lease payments to the Company.

However, after these changes were announced, a chain of events occurred which adversely affected both the Company and Operating Company. The Company’s stock price fell dramatically, resulting in the commencement of stockholder litigation against the Company and its former directors and officers. These events made it more difficult to raise capital. A lower stock price meant that the Company had more restricted access to equity capital, and the uncertainties caused by the falling stock price made it much more difficult to obtain debt financing. As described in Note 21, the stockholder lawsuits were settled in 2001.

In order to address its liquidity constraints, during the summer of 1999, the Company increased its credit facility (the “Senior Bank Credit Facility,” as also defined in Note 15) from $650.0 million to $1.0 billion. One of the financing requirements in connection with this increase required that the Company raise $100.0 million in equity and Operating Company raise $25.0 million in equity in order for the Company to make the distributions in cash that would be necessary to enable the Company to qualify as a REIT with respect to its 1999 taxable year. See Note 15 for a further discussion of the Company’s Senior Bank Credit Facility.

In a further attempt to address the capital and liquidity constraints facing the Company and Operating Company, as well as concerns regarding the corporate structure and management of the Company, management elected to pursue strategic alternatives for the Company, including a restructuring led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group (“Fortress/Blackstone”). Shortly after announcing the proposal led by Fortress/Blackstone, the Company received an unsolicited proposal from Pacific Life Insurance Company (“Pacific Life”). Fortress/Blackstone elected not to match the terms of the proposal from Pacific Life. Consequently, the securities purchase agreement with Fortress/Blackstone was terminated, and the Company entered into an agreement with Pacific Life. The Pacific Life securities purchase agreement was mutually terminated by the parties after Pacific Life was unwilling to confirm that a waiver and amendment of the Senior Bank Credit Facility obtained in June 2000 satisfied the terms of the agreement with Pacific Life. The Company also terminated the services of one of its financial advisors. See Note 21 for further information regarding the Company’s 2001 settlement of disputes arising from its previous agreements with Fortress/Blackstone, Pacific Life, and the Company’s financial advisor.

Consequently, the Company determined to pursue a comprehensive restructuring without a third-party equity investment, and approved a series of agreements providing for the comprehensive restructuring of the Company (the “Restructuring”). As further discussed in Note 15, the Restructuring included obtaining amendments to, and a waiver of existing defaults under, the Company’s Senior Bank Credit Facility in June 2000 (the “June 2000 Waiver and Amendment”). The June 2000 Waiver and Amendment resulted from the financial condition of the Company and Operating Company, the transactions undertaken by the Company and Operating Company in an attempt to resolve the liquidity issues of the Company and Operating Company, and the previously announced restructuring transactions. In obtaining the June 2000 Waiver and Amendment, the Company agreed to complete certain transactions which were incorporated as covenants to the June 2000 Waiver and Amendment. Pursuant to these requirements, the Company was obligated to complete the Restructuring, including the Operating Company Merger, as further discussed in Note 3; the amendment of its charter to remove the requirements that it elect to be taxed as a REIT commencing with its 2000 taxable year, as further discussed in Note 16; the restructuring of management; and the distribution of shares of Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), in satisfaction of the Company’s remaining 1999 REIT distribution requirement, as further discussed in Notes 14 and 19. As further discussed in Note 3, the June 2000 Waiver and Amendment also permitted the acquisitions of PMSI and JJFMSI. The Restructuring provided for a simplified corporate and financial structure while eliminating conflicts arising out of the landlord-tenant and debtor-creditor relationship that existed between the Company and Operating Company.

In order to address existing and potential events of default under the Company’s convertible subordinated notes resulting from the Company’s financial condition and as a result of the proposed restructurings, during the second quarter of 2000, the Company obtained waivers and amendments to the provisions of the note purchase agreements governing the notes, as further discussed in Note 15. In order to address existing and potential events of default under the Operating Company’s revolving credit facility resulting from the financial condition of Operating Company and certain restructuring transactions, during the first quarter of 2000, Operating Company obtained a waiver of events of default, as further discussed in Note 15.

During the third quarter of 2000, the Company named a new president and chief executive officer, followed by a new chief financial officer in the fourth quarter. At the Company’s 2000 annual meeting of stockholders held during the fourth quarter of 2000, the Company’s stockholders elected a newly constituted board of directors of the Company, including a majority of independent directors. During 2001, one of these directors resigned from the board of directors, while two additional directors were appointed to the board of directors, resulting in a ten-member board.

Following the completion of the Operating Company Merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, the Company’s new management conducted strategic assessments; developed a strategic operating plan to improve the Company’s financial position; developed revised projections for 2001; and evaluated the utilization of existing facilities, projects under development, excess land parcels, and identified certain of these non-strategic assets for sale. As a result of these assessments, the Company recorded non-cash impairment losses totaling $508.7 million, as further discussed in Note 8.

As further discussed in Note 15, during the fourth quarter of 2000, the Company obtained a consent and amendment to its Senior Bank Credit Facility to replace existing financial covenants. During the first quarter of 2001, the Company also obtained amendments to the Senior Bank Credit Facility, as further discussed in Note 15, to modify the financial covenants to take into consideration any loss of EBITDA, or earnings before interest, taxes, depreciation and amortization, as further defined in the terms of the Senior Bank Credit Facility, that may result from certain asset dispositions during 2001 and subsequent periods and to permit the issuance of indebtedness in partial satisfaction of its obligations in the stockholder litigation settlement. Also, during the first quarter of 2001, the Company amended the provisions to the note purchase agreement governing its $30.0 million convertible subordinated notes to replace previously existing financial covenants, as further discussed in Note 15, in order to remove existing defaults and attempt to remain in compliance during 2001 and subsequent periods.

Additionally, the Company also has certain non-financial covenants which must be met in order to remain in compliance with its debt agreements. For example, the Company’s Senior Bank Credit Facility contained a non-financial covenant requiring the Company to consummate the securitization of lease payments (or other similar transaction) with respect to the Company’s Agecroft facility located in Salford, England. On April 10, 2001, the Company consummated the Agecroft transaction through the sale of all of the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company, thereby fulfilling the Company’s covenant requirements with respect to the Agecroft transaction.

The Senior Bank Credit Facility also contained a non-financial covenant requiring the Company to provide the lenders with audited financial statements within 90 days of the Company’s fiscal year end, subject to an additional five-day grace period. Due to the Company’s attempts to close the Agecroft transaction discussed above, the Company did not provide the audited financial statements within the required time period. However, the Company obtained a waiver from the lenders under the Senior Bank Credit Facility of this financial reporting requirement. This waiver also cured the resulting cross-default under the Company’s $41.1 million convertible subordinated notes.

Additional non-financial covenants, among others, included a requirement to use commercially reasonable efforts to (i) raise $100.0 million through equity or asset sales (excluding the securitization of lease payments or other similar transaction with respect to the Agecroft facility) on or before June 30, 2001, and (ii) register shares into which the $41.1 million convertible subordinated notes are convertible. The Company had considered a distribution of rights to purchase common or preferred stock to the Company’s existing stockholders, or an equity investment in the Company from an outside investor. However, the Company determined that it was not commercially reasonable to issue additional equity or debt securities, other than those securities for which the Company had already contractually agreed to issue, including primarily the issuance of shares of the Company’s common stock in connection with the settlement of the Company’s stockholder litigation, as more fully discussed in Note 21. Further, as a result of the Company’s restructuring during the third and fourth quarters of 2000, prior to the completion of the audit of the Company’s 2000 financial statements and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 with the SEC on April 17, 2001, the Company was unable to provide the SEC with the requisite financial information required to be included in a registration statement. Therefore, even if the Company had been able to negotiate a public or private sale of its equity securities on commercially reasonable terms, the Company’s inability to obtain an effective registration statement with respect to such securities prior to April 17, 2001 would have effectively prohibited any such transaction. Moreover, the terms of any private sale of the Company’s equity securities likely would have included a requirement that the Company register with the SEC the resale of the Company’s securities issued to a private purchaser thereby also making it impossible to complete any private issuance of its securities. Due to the fact that the Company would have been unable to obtain an effective registration statement, and therefore, would have been unable to effect any public issuance of its securities (or any private sale that included the right of resale), any actions prior to April 17, 2001 to complete a capital raising event through the sale of equity or debt securities would have been futile.

Although the Company would technically have been able to file a registration statement with the SEC following April 17, 2001, the Company believes that various market factors, including the depressed market price of the Company’s common stock immediately preceding April 17, 2001, the pending reverse stock split required to maintain the Company’s continued New York Stock Exchange (“NYSE”) listing, and the uncertainty regarding the Company’s maturity of the revolving loans under the Senior Bank Credit Facility, made the issuance of additional equity or debt securities commercially unreasonable.

Because the issuance of additional equity or debt securities was deemed unreasonable, the Company determined that the sale of assets represented the most effective means by which the Company could satisfy the covenant. During the first and second quarters of 2001, the Company completed the sale of its Mountain View Correctional Facility for approximately $24.9 million and its Pamlico Correctional Facility for approximately $24.0 million, respectively. During the fourth quarter of 2001, the Company completed the sale of its Southern Nevada Women’s Correctional Facility for approximately $24.1 million, and was actively pursuing the sales of additional assets. See Note 9 for further discussion of these sales. As a result of the foregoing, the Company believes it demonstrated commercially reasonable efforts to complete the $100.0 million capital raising event as of June 30, 2001. Under terms of the December 2001 Amendment and Restatement to the Senior Bank Credit Facility, as defined in Note 15, the Company’s obligation to complete the capital raising event was removed.

Following the filing of the Company’s Form 10-K in April 2001, the Company commenced negotiations with MDP Ventures IV LLC and affiliated purchasers (collectively, “MDP”), the holders of the Company’s $41.1 million convertible subordinated notes, with respect to an amendment to the registration rights agreement to defer the Company’s obligations to use its best efforts to file and maintain the registration statement to register the shares into which the $41.1 million convertible notes are convertible. MDP later informed the Company that it would not complete such an amendment. As a result, the Company completed and filed a shelf registration statement with the SEC on September 13, 2001, which became effective on September 26, 2001, in compliance with this obligation.

The revolving loan portion of the Senior Bank Credit Facility was to mature on January 1, 2002. As part of management’s strategic operating plan to improve the Company’s financial position, the Company committed to a plan of disposal for certain long-lived assets. During 2001, the Company received net proceeds of approximately $138.7 million through the sale of such assets. During 2001, the Company paid-down $189.0 million in total debt through a combination of cash generated from asset sales and internally generated cash. Additionally, assets with an aggregate carrying value of $22.3 million were held for sale as of December 31, 2001, although a substantial portion of these assets were reclassified during 2002 to assets held for use when the Company was unable to achieve acceptable sales prices, as further described in Note 24. The Company may also pursue the sale of additional assets; however, there can be no assurance that any sales will be completed. The Company expects to use anticipated proceeds from any such future asset sales to pay-down additional amounts outstanding under the Senior Bank Credit Facility.

The Company believes that utilizing sale proceeds to pay-down debt and the generation of $138.6 million of operating income during 2001 has improved its leverage ratios and overall financial position, which has improved its ability to renew and refinance maturing indebtedness.

As further discussed in Note 15, in December 2001, the Company completed an amendment and restatement of its existing Senior Bank Credit Facility (the “December 2001 Amendment and Restatement”). As part of the December 2001 Amendment and Restatement, the existing $269.4 million revolving portion of the Senior Bank Credit Facility, which was scheduled to mature on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of the other loans under the Senior Bank Credit Facility.

The Company believed, and continues to believe, that a short-term extension of the revolving portion of the Senior Bank Credit Facility was in its best interests for a longer-term financing strategy, particularly due to difficult market conditions for the issuance of debt securities following the terrorist attacks on September 11, 2001, and during the fourth quarter of 2001. Additionally, the Company believed that certain terms of the December 2001 Amendment and Restatement, including primarily the removal of prior restrictions to pay cash dividends on shares of its Series A Preferred Stock, including all dividends in arrears, as further discussed in Notes 14 and 19, resulted in an improvement to its credit ratings, enhancing the terms of a more comprehensive refinancing. Further, the Company believed that the successful pursuit of additional transactions that would not be completed by January 1, 2002, such as the sale of additional assets and the contract award from the Federal Bureau of Prisons (“BOP”) for 1,500 inmates under the BOP’s Criminal Alien Requirement Phase II Solicitation, or CAR II, would improve the terms of a more comprehensive refinancing.

Management has prepared financial projections for 2002, which indicate the Company will continue to remain compliant with its debt covenants. In addition, management continues to pursue additional asset sales and new contract awards. Based upon these additional factors, management began pursuing alternatives to refinance the Senior Bank Credit Facility scheduled to mature December 31, 2002. The Company completed a refinancing of the Senior Bank Credit Facility during May 2002. See further discussion of the comprehensive refinancing of its senior indebtedness in Note 24.

Due to certain cross-default provisions contained in certain of the Company’s debt instruments (as further discussed in Note 15), if the Company were to be in default under the Senior Bank Credit Facility and if the lenders under the Senior Bank Credit Facility elected to exercise their rights to accelerate the Company’s obligations under the Senior Bank Credit Facility, such events could result in the acceleration of all or a portion of the outstanding principal amount of the Company’s $100.0 million senior notes or the Company’s aggregate $70.0 million convertible subordinated notes, which would have a material adverse effect on the Company’s liquidity and financial position. Additionally, under the Company’s $40.0 million convertible subordinated notes, even if the lenders under the Senior Bank Credit Facility did not elect to exercise their acceleration rights upon a default under the Senior Bank Credit Facility permitting acceleration, the holders of the $40.0 million convertible subordinated notes could require the Company to repurchase such notes. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company’s outstanding indebtedness.

3.	MERGER TRANSACTIONS

The 1999 Merger

On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to Operating Company all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other assets and liabilities, and the Company and Operating Company entered into a series of agreements as more fully described in Note 6. In exchange, Old CCA received a $137.0 million promissory note payable by Operating Company (the “CCA Note”) and 100% of the non-voting common stock of Operating Company. The non-voting common stock represented a 9.5% economic interest in Operating Company and was valued at the implied fair market value of $4.8 million. The Company succeeded to these interests as a result of the 1999 Merger. The sale to Operating Company generated a deferred gain of $63.3 million. See Note 6 for discussion of the accounting for the CCA Note, the deferred gain and for discussion of other relationships between the Company and Operating Company.

On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to a newly-created company, Prison Management Services, LLC (“PMS, LLC”), certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities. In exchange, Old CCA received 100% of the non-voting membership interest in PMS, LLC, valued at the implied fair market value of $67.1 million. On January 1, 1999, PMS, LLC merged with PMSI and all PMS, LLC membership interests were converted into a similar class of stock in PMSI. The Company succeeded to this ownership interest as a result of the 1999 Merger. The sale to PMSI generated a deferred gain of $35.4 million.

On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to a newly-created company, Juvenile and Jail Facility Management Services, LLC (“JJFMS, LLC”), certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities, as well as Old CCA’s international operations. In exchange, Old CCA received 100% of the non-voting membership interest in JJFMS, LLC valued at the implied fair market value of $55.9 million. On January 1, 1999, JJFMS, LLC merged with JJFMSI and all JJFMS, LLC membership interests were converted into a similar class of stock in JJFMSI. The Company succeeded to this ownership interest as a result of the 1999 Merger. The sale to JJFMSI generated a deferred gain of $18.0 million.

On December 31, 1998, Old CCA merged with and into New Prison Realty. In the 1999 Merger, each share of Old CCA’s common stock was converted into the right to receive 0.875 share of New Prison Realty’s common stock. On January 1, 1999, Old Prison Realty merged with and into New Prison Realty in the 1999 Merger. In the 1999 Merger, Old Prison Realty shareholders received 1.0 share of common stock or 8.0% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) of the Company in exchange for each Old Prison Realty common share or 8.0% Series A Cumulative Preferred Share.

The first step of the 1999 Merger was accounted for as a reverse acquisition of New Prison Realty by Old CCA, with the second step of the 1999 Merger representing an acquisition of Old Prison Realty by New Prison Realty. As such, Old CCA’s assets and liabilities have been carried forward at historical cost, and the provisions of reverse acquisition accounting prescribe that Old CCA’s historical financial statements be presented as the Company’s historical financial statements prior to January 1, 1999. The historical equity section of the financial statements and earnings per share have been retroactively restated to reflect the Company’s equity structure, including the exchange ratio and the effects of the differences in par values of the respective companies’ common stock. However, Old Prison Realty’s assets and liabilities acquired in the second step of the 1999 Merger have been recorded at their estimated fair market value, as required by Accounting Principles Board Opinion No. 16, “Business Combinations” (“APB 16”).

The 2000 Operating Company Merger and Restructuring Transactions

In order to address liquidity and capital constraints, the Company entered into a series of agreements providing for the comprehensive restructuring of the Company. As a part of this Restructuring, the Company entered into an agreement and plan of merger with Operating Company, dated as of June 30, 2000, providing for the Operating Company Merger.

Effective October 1, 2000, New Prison Realty and Operating Company completed the Operating Company Merger in accordance with an agreement and plan of merger, after New Prison Realty’s stockholders approved the agreement and plan of merger on September 12, 2000. In connection with the completion of the Operating Company Merger, New Prison Realty amended its charter to, among other things:

•	remove provisions relating to its qualification as a REIT for federal income tax purposes commencing with its 2000 taxable year,

•	change its name to “Corrections Corporation of America,” and

•	increase the amount of its authorized capital stock.

Following the completion of the Operating Company Merger, Operating Company ceased to exist, and the Company and its wholly-owned subsidiary began operating collectively under the “Corrections Corporation of America” name. Pursuant to the terms of the agreement and plan of merger, the Company issued approximately 0.8 million shares (as adjusted for the reverse stock split in May 2001) of its common stock valued at approximately $10.6 million to the holders of Operating Company’s voting common stock at the time of the completion of the Operating Company Merger.

On October 1, 2000, immediately prior to the completion of the Operating Company Merger, the Company purchased all of the shares of Operating Company’s voting common stock held by the Baron Asset Fund (“Baron”) and Sodexho Alliance S.A., a French société anonyme (“Sodexho”), the holders of approximately 34% of the outstanding common stock of Operating Company, for an aggregate of $16.0 million in non-cash consideration, consisting of an aggregate of approximately 1.1 million shares of the Company’s common stock. In addition, the Company issued to Baron warrants to purchase approximately 142,000 shares of the Company’s common stock at an exercise price of $0.01 per share and warrants to purchase approximately 71,000 shares of the Company’s common stock at an exercise price of $14.10 per share in consideration for Baron’s consent to the Operating Company Merger. The warrants issued to Baron were valued at approximately $2.2 million. In addition, in the Operating Company Merger, the Company assumed the obligation to issue up to approximately 75,000 shares of its common stock, at an exercise price of $33.30 per share, pursuant to the exercise of warrants to purchase common stock previously issued by Operating Company. The number of common shares and per share amounts described above have been retroactively restated to reflect the reduction in common shares and corresponding increase in the per share amounts resulting from the reverse stock split in May 2001, as further discussed in Note 5.

Also on October 1, 2000, immediately prior to the Operating Company Merger, the Company purchased an aggregate of 100,000 shares of Operating Company’s voting common stock for $200,000 cash from D. Robert Crants, III and Michael W. Devlin, former executive officers and directors of the Company, pursuant to the terms of severance agreements between the Company and Messrs. Crants, III and Devlin. The cash proceeds from the purchase of the shares of Operating Company’s voting common stock from Messrs. Crants, III and Devlin were used to immediately repay a like portion of amounts outstanding under loans previously granted to Messrs. Crants, III and Devlin by the Company. The Company also purchased 300,000 shares of Operating Company’s voting common stock held by Doctor R. Crants, the former chief executive officer of the Company and Operating Company, for $600,000 cash. Under the original terms of the severance agreements between the Company and each of Messrs. Crants, III and Devlin, Operating Company was to make a $300,000 payment for the purchase of a portion of the shares of Operating Company’s voting common stock originally held by Messrs. Crants, III and Devlin on December 31, 1999. However, as a result of restrictions on Operating Company’s ability to purchase these shares, the rights and obligations were assigned to and assumed by Doctor R. Crants. In connection with this assignment, Mr. Crants received a loan in the aggregate principal amount of $600,000 from PMSI, the proceeds of which were used to purchase the 300,000 shares of Operating Company’s voting common stock owned by Messrs. Crants, III and Devlin. The cash proceeds from the purchase by the Company of the shares of Operating Company’s voting common stock from Mr. Crants were used to immediately repay the $600,000 loan previously granted to Mr. Crants by PMSI.

The Operating Company Merger was accounted for using the purchase method of accounting as prescribed by APB 16. Accordingly, the aggregate purchase price of $75.3 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $1.6 million, a contract acquisition costs asset of approximately $1.5 million and a contract values liability of approximately $26.1 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the value of the Company’s common stock and warrants issued in the transaction, the Company’s net carrying amount of the CCA Note as of the date of acquisition (which has been extinguished), the Company’s net carrying amount of deferred gains and receivables/payables between the Company and Operating Company as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $87.0 million was reflected as goodwill. See Note 4 regarding amortization of the Company’s intangibles.

As a result of the Restructuring, all existing Operating Company Leases, the Tenant Incentive Agreement, the Trade Name Use Agreement, the Right to Purchase Agreement, the Services Agreement and the Business Development Agreement (each as defined in Note 6) were cancelled.

In addition, all outstanding shares of Operating Company’s non-voting common stock, all of which shares were owned by the Company, were cancelled in the Operating Company Merger.

In connection with the Restructuring, in September 2000 a wholly-owned subsidiary of PMSI purchased 85% of the outstanding voting common stock of PMSI which was held by Privatized Management Services Investors, LLC, an outside entity controlled by a director of PMSI and members of the director’s family, for a cash purchase price of $8.0 million. In addition, PMSI and its wholly-owned subsidiary paid the chief manager of Privatized Management Services Investors, LLC $150,000 as compensation for expenses incurred in connection with the transaction, as well as $125,000 in consideration for the chief manager’s agreement not to engage in a business competitive to the business of PMSI for a period of one year following the completion of the transaction. Also in connection with the Restructuring, in September 2000 a wholly-owned subsidiary of JJFMSI purchased 85% of the outstanding voting common stock of JJFMSI which was held by Correctional Services Investors, LLC, an outside entity controlled by a director of JJFMSI, for a cash purchase price of $4.8 million. In addition, JJFMSI and its wholly-owned subsidiary paid the chief manager of Correctional Services Investors, LLC $250,000 for expenses incurred in connection with the transaction.

As a result of the acquisitions of PMSI and JJFMSI on December 1, 2000, all shares of PMSI and JJFMSI voting and non-voting common stock held by the Company and certain subsidiaries of PMSI and JJFMSI were cancelled. In connection with the acquisition of PMSI, the Company issued approximately 128,000 shares of its common stock (as adjusted for the reverse stock split in May 2001) valued at approximately $0.6 million to the wardens of the correctional and detention facilities operated by PMSI who were the remaining shareholders of PMSI. Shares of the Company’s common stock owned by the PMSI wardens are subject to vesting and forfeiture provisions under a restricted stock plan. In connection with the acquisition of JJFMSI, the Company issued approximately 160,000 shares of its common stock (as adjusted for the reverse stock split in May 2001) valued at approximately $0.7 million to the wardens of the correctional and detention facilities operated by JJFMSI who were the remaining shareholders of JJFMSI. Shares of the Company’s common stock owned by the JJFMSI wardens are subject to vesting and forfeiture provisions under a restricted stock plan.

The acquisition of PMSI was accounted for using the purchase method of accounting as prescribed by APB 16. Accordingly, the aggregate purchase price of $43.2 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $0.5 million, a contract acquisition costs asset of approximately $0.7 million and a contract values asset of approximately $4.0 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the net carrying amount of the Company’s investment in PMSI less the Company’s net carrying amount of deferred gains and receivables/payables between the Company and PMSI as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $12.2 million was reflected as goodwill. See Note 4 regarding amortization of the Company’s intangibles.

The acquisition of JJFMSI was also accounted for using the purchase method of accounting as prescribed by APB 16. Accordingly, the aggregate purchase price of $38.2 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $0.5 million, a contract acquisition costs asset of approximately $0.5 million and a contract values liability of approximately $3.1 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the net carrying amount of the Company’s investment in JJFMSI less the Company’s net carrying amount of deferred gains and receivables/payables between the Company and JJFMSI as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $11.4 million was reflected as goodwill. See Note 4 regarding amortization of the Company’s intangibles.

As a part of the Restructuring, CCA (UK) Limited, a company incorporated in England and Wales (“CCA UK”) and a wholly-owned subsidiary of JJFMSI, sold its 50% ownership interest in two international subsidiaries, Corrections Corporation of Australia Pty. Ltd., an Australian corporation (“CCA Australia”), and U.K. Detention Services Limited, a company incorporated in England and Wales (“UKDS”), to Sodexho on November 30, 2000 and December 7, 2000, respectively, for an aggregate cash purchase price of $6.4 million. Sodexho already owned the remaining 50% interest in each of CCA Australia and UKDS. The purchase price of $6.4 million included $5.0 million for the purchase of UKDS and $1.4 million for the purchase of CCA Australia. JJFMSI’s book basis in UKDS was $3.4 million, which resulted in a $1.6 million gain in the fourth quarter of 2000. JJFMSI’s book basis in CCA Australia was $5.0 million, which resulted in a $3.6 million loss, which was recognized as a loss on sale of assets during the third quarter of 2000. In connection with the sale of CCA UK’s interest in CCA Australia and UKDS to Sodexho, Sodexho granted JJFMSI an option to repurchase a 25% interest in each entity at any time prior to September 11, 2002 for aggregate cash consideration of $4.0 million if such option is exercised on or before February 11, 2002, and for aggregate cash consideration of $4.2 million if such option is exercised after February 11, 2002 but prior to September 11, 2002. These options were terminated during the second quarter of 2001.

The following unaudited pro forma operating information presents a summary of comparable results of combined operations of the Company, Operating Company, PMSI and JJFMSI for the years ended December 31, 2000 and 1999 as if the Operating Company Merger and acquisitions of PMSI and JJFMSI had collectively occurred as of the beginning of the periods presented. The unaudited information includes the dilutive effects of the Company’s common stock issued in the Operating Company Merger and the acquisitions of PMSI and JJFMSI as well as the amortization of the intangibles recorded in the Operating Company Merger and the acquisition of PMSI and JJFMSI, but excludes: (i) transactions or the effects of transactions between the Company, Operating Company, PMSI and JJFMSI including rental payments, licensing fees, administrative service fees and tenant incentive fees; (ii) the Company’s write-off of amounts under lease arrangements; (iii) the Company’s recognition of deferred gains on sales of contracts; (iv) the Company’s recognition of equity in earnings or losses of Operating Company, PMSI and JJFMSI; (v) non-recurring merger costs expensed by the Company; (vi) strategic investor fees expensed by the Company; (vii) excise taxes accrued by the Company in 1999 related to its status as a REIT; and (viii) the Company’s provisions for changes in tax status in both 1999 and 2000. The per share amounts have also been retroactively restated to reflect the one-for-ten reverse stock split of the Company’s common stock in May 2001. The unaudited pro forma operating information is presented for comparison purposes only and does not purport to represent what the Company’s results of operations actually would have been had the Operating Company Merger and acquisitions of PMSI and JJFMSI, in fact, collectively occurred at the beginning of the periods presented.

	Pro Forma for the Year Ended December 31,

	2000	1999

	(unaudited)	(unaudited)
	(in thousands, except per share data)
Revenue	$891,680	$782,335
Operating loss	$(481,026)	$(10,167)
Net loss available to common stockholders	$(578,174)	$(57,844)
Net loss per common share:
Basic	$(39.04)	$(4.23)
Diluted	$(39.04)	$(4.23)

The unaudited pro forma information presented above does not include adjustments to reflect the dilutive effects of the fourth quarter of 2000 conversion of the Company’s Series B Preferred Stock into approximately 9.5 million shares of the Company’s common stock (as adjusted for the reverse stock split in May 2001) as if those conversions occurred at the beginning of the periods presented. Additionally, the unaudited pro forma information does not include the dilutive effects of the Company’s potentially issuable common shares such as convertible debt and equity securities, options and warrants as the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) prohibit the inclusion of the effects of potentially issuable shares in periods that a company reports losses from continuing operations. The unaudited pro forma information also does not include the dilutive effects of the issuance of an aggregate of approximately 4.7 million shares of the Company’s common stock (as adjusted for the reverse stock split in May 2001) in connection with the settlement of the Company’s stockholder litigation.

4.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined and consolidated financial statements include the accounts of the Company on a consolidated basis with its wholly-owned subsidiaries as of and for each period presented. The Company’s results of operations for 1999 reflect the operating results of the Company as a REIT. Management believes the comparison between 2001 and 2000, and between 2000 and prior years is not meaningful because the 2000 financial condition, results of operations and cash flows reflect the operation of the Company as a subchapter C corporation, which, for the period from January 1, 2000 through September 30, 2000, included real estate activities between the Company and Operating Company during a period of severe liquidity problems, and as of October 1, 2000, also includes the operations of the correctional and detention facilities previously leased to and managed by Operating Company. In addition, the Company’s financial condition, results of operations and cash flows as of and for the year ended December 31, 2000 also include the operations of the Service Companies as of December 1, 2000 (acquisition date) on a consolidated basis. For the period January 1, 2000 through August 31, 2000, the investments in the Service Companies were accounted for and were presented under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in the Service Companies were accounted for on a combined basis due to the repurchase by the wholly-owned subsidiaries of the Service Companies of the non-management, outside stockholders’ equity interest in the Service Companies during September 2000. The resulting increase in the Company’s assets and liabilities as of September 1, 2000 as a result of combining the balance sheets of PMSI and JJFMSI has been treated as a non-cash transaction in the accompanying combined statement of cash flows for the year ended December 31, 2000, with the September 1, 2000 combined cash balances of PMSI and JJFMSI ($22.0 million) included in “cash and cash equivalents, beginning of year.” Consistent with the Company’s previous financial statement presentations, the Company has presented its economic interests in each of PMSI and JJFMSI under the equity method for all periods prior to September 1, 2000. All material intercompany transactions and balances have been eliminated in combining the consolidated financial statements of the Company and its wholly-owned subsidiaries with the respective financial statements of PMSI and JJFMSI.

Although the Company’s consolidated results of operations and cash flows presented in the accompanying 2000 financial statements are presented on a combined basis with the results of operations and cash flows of PMSI and JJFMSI for the period from September 1, 2000 through November 30, 2000, the Company did not control the assets and liabilities of either PMSI or JJFMSI. Additionally, the Company was only entitled to receive dividends on its non-voting common stock upon declaration by the respective boards of directors of PMSI and JJFMSI.

For the entire year 2001, the Company’s consolidated results of operations and cash flows reflect the results of the Company as a business specializing in owning, operating and managing prisons and other correctional facilities and providing prisoner transportation services for governmental agencies.

Cash and Cash Equivalents

The Company considers all liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash at December 31, 2001 was $12.5 million, of which $7.0 million represents cash collateral for a guarantee agreement and $5.5 represents cash collateral for outstanding letters of credit. Restricted cash at December 31, 2000 was $9.2 million, of which $7.0 million represents cash collateral for a guarantee agreement and $2.2 million represents cash collateral for outstanding letters of credit.

Property and Equipment

Property and equipment is carried at cost. Assets acquired by the Company in conjunction with acquisitions are recorded at estimated fair market value in accordance with the purchase method of accounting prescribed by APB 16. Betterments, renewals and extraordinary repairs that extend the life of an asset are capitalized; other repair and maintenance costs are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. Useful lives for property and equipment are as follows:

Land improvements	5 - 20 years
Buildings and improvements	5 - 50 years
Equipment	3 - 5 years
Office furniture and fixtures	5 years

Assets Held for Sale

Assets held for sale are carried at the lower of cost or estimated fair value less estimated cost to sell. Depreciation is suspended during the period held for sale.

Intangible Assets

Intangible assets primarily include goodwill, value of workforce, contract acquisition costs, and contract values established in connection with certain business combinations. Goodwill represents the cost in excess of the net assets of businesses acquired. Goodwill is amortized into amortization expense over fifteen years using the straight-line method. However, as further discussed under recent accounting pronouncements herein, goodwill will no longer be subject to amortization beginning January 1, 2002. Value of workforce, contract acquisition costs (both included in other non-current assets in the accompanying consolidated balance sheets) and contract values (included in other non-current liabilities in the accompanying consolidated balance sheets) represent the estimated fair values of the identifiable intangibles acquired in the Operating Company Merger and in the acquisitions of the Service Companies. Value of workforce is amortized into amortization expense over estimated useful lives ranging from 23 to 38 months using the straight-line method. Contract acquisition costs and contract values are generally amortized into amortization expense using the interest method over the lives of the related management contracts acquired, which range from three to 227 months. The Company evaluates the realizability of the carrying value of its intangible assets when events suggest that an impairment may have occurred. The Company determines if a potential impairment of intangible assets exists based on the estimated undiscounted value of expected future operating cash flows in relation to the carrying values. The Company does not believe that impairments of intangible assets have occurred. As further discussed under recent accounting pronouncements herein, effective January 1, 2002, the Company will test goodwill for impairment using a fair-value based approach. The Company also periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful lives of intangible assets.

Accounting for the Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of” (“SFAS 121”), the Company evaluates the recoverability of the carrying values of its long-lived assets, other than intangibles, when events suggest that an impairment may have occurred. In these circumstances, the Company utilizes estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. See Note 8 for discussion of impairment of long-lived assets.

Investment in Direct Financing Leases

Investment in direct financing leases represents the portion of the Company’s management contracts with certain governmental agencies that represent capitalized lease payments on buildings and equipment. The leases are accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the Company’s investments in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

Investment in Affiliates

Investments in affiliates that are equal to or less than 50%-owned over which the Company cannot exercise significant influence are accounted for using the equity method of accounting. For the period from January 1, 1999 through August 31, 2000, the investments in the Service Companies were accounted for under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in the Service Companies are presented on a combined basis due to the repurchase by the wholly-owned subsidiaries of the Service Companies of the non-management, outside stockholders’ equity interest in the Service Companies during September 2000.

Debt Issuance Costs

Debt issuance costs, which are included in other assets in the consolidated balance sheets, are amortized into interest expense on a straight-line basis, which is not materially different than the interest method, over the term of the related debt.

Deferred Gains on Sales of Contracts

Deferred gains on sales of contracts were generated as a result of the sale of certain management contracts to Operating Company, PMSI and JJFMSI. The Company previously amortized these deferred gains into income in accordance with SEC Staff Accounting Bulletin No. 81, “Gain Recognition on the Sale of a Business or Operating Asset to a Highly Leveraged Entity.” The deferred gain from the sale to Operating Company was to be amortized concurrently with the receipt of the principal payments on the CCA Note, over a six-year period beginning December 31, 2003. As of the date of the Operating Company Merger, the Company had not recognized any of the deferred gain from the sale to Operating Company. The deferred gains from the sales to PMSI and JJFMSI had been amortized over a five-year period commencing January 1, 1999, which represented the average remaining lives of the contracts sold to PMSI and JJFMSI, plus any contractual renewal options. Effective with the Operating Company Merger and the acquisitions of PMSI and JJFMSI, the Company applied the unamortized balances of the deferred gains on sales of contracts in accordance with the purchase method of accounting under APB 16.

Management and Other Revenue

The Company maintains contracts with certain governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. The Company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in company-owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. Additionally, most facility management contracts contain clauses which allow the government agency to terminate a contract without cause, and are generally subject to legislative appropriations. The Company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions; however, no assurance can be given that such renewals will be obtained. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned. Certain of the government agencies also have the authority to audit and investigate the Company’s contracts with them. For contracts that actually or effectively provide for certain reimbursement of expenses, if the agency determines that the Company has improperly allocated costs to a specific contract, the Company may not be reimbursed for those costs and could be required to refund the amount of any such costs that have been reimbursed.

Rental Revenue

Rental revenues are recognized based on the terms of the Company’s leases. Tenant incentive fees paid to lessees, including Operating Company prior to the Operating Company Merger, have been deferred and amortized as a reduction of rental revenue over the term of related leases. During 1999, due to Operating Company’s financial condition, as well as the proposed merger with Operating Company and the proposed termination of the Operating Company Leases in connection therewith, the Company wrote-off the tenant incentive fees due to Operating Company, totaling $65.7 million for the year ended December 31, 1999. During the fourth quarter of 2000, this accrual was applied in accordance with the purchase method of accounting upon the merger with Operating Company. Tenant incentive fees due to Operating Company during 2000 totaling $11.9 million were expensed as incurred.

Self-funded Insurance Reserves

The Company is significantly self-insured for employee health, workers’ compensation, and automobile liability insurance. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims experience. The Company has consistently accrued the estimated liability for employee health based on its history of claims experience and time lag between the incident date and the date the cost is reported to the Company. The Company has accrued the estimated liability for workers’ compensation and automobile insurance based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future.

Income Taxes

Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities. For the year ended December 31, 1999, the Company elected to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). As a result, the Company was generally not subject to income tax on its taxable income at corporate rates to the extent it distributed annually at least 95% of its taxable income to its shareholders and complied with certain other requirements. Accordingly, no provision was made for income taxes in the accompanying 1999 consolidated financial statements. The Company’s election of REIT status for the taxable year ended December 31, 1999 is subject to review by the Internal Revenue Service (“IRS”), generally for a period of three years from the date of filing of its 1999 tax return. In connection with the Restructuring, on September 12, 2000, the Company’s stockholders approved an amendment to the Company’s charter to remove provisions requiring the Company to elect to qualify and be taxed as a REIT for federal income tax purposes effective January 1, 2000. The Company has been taxed as a taxable subchapter C corporation beginning with its taxable year ended December 31, 2000.

Prior to the 1999 Merger, Old CCA operated as a taxable corporation for federal income tax purposes since its inception. Subsequent to the 1999 Merger the Company elected to change its tax status to a REIT effective with the filing of its 1999 federal income tax return. Although the Company recorded a provision for income taxes during 1999 reflecting the removal of net deferred tax assets on the Company’s balance sheet as of December 31, 1998, as a REIT, the Company was not subject to federal income taxes, so long as the Company continued to qualify as a REIT under the Code. Therefore, no income tax provision was incurred, nor benefit realized, relating to the Company’s operations for the year ended December 31, 1999. However, in order to qualify as a

REIT, the Company was required to distribute the accumulated earnings and profits of Old CCA. See Note 14 for further information. In connection with the Restructuring, the Company’s stockholders approved an amendment to the Company’s charter to, among other things, remove provisions relating to the Company’s operation and qualification as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 2000. The Company recognized an income tax provision during the third quarter of 2000 for establishing net deferred tax liabilities in connection with the change in tax status, net of a valuation allowance applied to certain deferred tax assets. The Company expects to continue to operate as a taxable corporation in future years.

As further described in Note 16, as of December 31, 2001, the Company’s deferred tax assets totaled approximately $150.5 million. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Since the change in tax status in connection with the Restructuring in 2000, and as of December 31, 2001, the Company has provided a valuation allowance to reserve the deferred tax assets in accordance with SFAS 109. The valuation allowance was recognized based on the weight of available evidence indicating that it was more likely than not that the deferred tax assets would not be realized. This evidence primarily consisted of, but was not limited to, recurring operating losses for federal tax purposes.

The Company’s assessment of the valuation allowance could change in the future. Removal of the valuation allowance in whole or in part would result in a non-cash reduction in income tax expense during the period of removal. To the extent no reserve is established for the Company’s deferred tax assets, the financial statements would reflect a provision for income taxes at the applicable federal and state tax rates on income before taxes.

Foreign Currency Transactions

During 2000, a wholly-owned subsidiary of the Company entered into a 25-year property lease with Agecroft Prison Management, Ltd. (“APM”) in connection with the construction and development of the Company’s Agecroft facility, located in Salford, England. The Company also extended a working capital loan to the operator of this facility. These assets along with various other shortterm receivables are denominated in British pounds; consequently, the Company adjusts these receivables to the current exchange rate at each balance sheet date and recognizes the unrealized currency gain or loss in current period earnings. Realized foreign currency gains or losses are recognized in operating expenses as payments are received. On April 10, 2001, the Company sold its interest in the Agecroft facility. However, the Company retained its 50% interest in APM, which has a management contract for the Agecroft facility. The Company retained and will continue to record foreign currency transaction gains and losses on the working capital loan.

Fair Value of Derivative and Financial Instruments

Derivative Instruments

The Company may enter into derivative financial instrument transactions in order to mitigate its interest rate risk on a related financial instrument. The Company accounts for these derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which became effective January 1, 2001. SFAS 133, as amended, requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The

Company has entered into an interest rate swap agreement on $325.0 million of floating rate debt on the Senior Bank Credit Facility. The Company did not meet the hedge accounting criteria for the interest rate swap agreement. The Company estimates the fair value of its interest rate swap agreements using option-pricing models that value the potential for interest rate swap agreements to become in-the-money through changes in interest rates during the remaining term of the agreements. A negative fair value represents the estimated amount the Company would have to pay to cancel the contract or transfer it to other parties.

At December 31, 2001, the Company also had a derivative instrument associated with the issuance of a $26.1 million promissory note due in 2009. The terms of the note, which allow the principal balance to fluctuate dependent on the trading price of the Company’s common stock, create a derivative instrument that is accounted for under the provisions of SFAS 133. As a result of the extinguishment of the note in full in January 2002, management estimated the fair value of this derivative to approximate the face amount of the note. The derivative asset offsets the face amount of the note in the consolidated balance sheet as of December 31, 2001.

Financial Instruments

To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments” (“SFAS 107”), the Company calculates the estimated fair value of financial instruments using quoted market prices of similar instruments or discounted cash flow techniques. At December 31, 2001 and 2000, there were no differences between the carrying amounts and the estimated fair values of the Company’s financial instruments, other than as follows (in thousands):

	December 31,

	2001		2000

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Investment in direct financing leases	$19,340	$22,317	$24,877	$17,541
Debt	$(963,600)	$(974,039)	$(1,152,570)	$(844,334)
Interest rate swap agreement	$(13,564)	$(13,564)	$—	$(5,023)

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risks

The Company’s credit risks relate primarily to cash and cash equivalents, restricted cash, accounts receivable and investment in direct financing leases. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company’s accounts receivable and investment in direct financing leases represent amounts due primarily from governmental agencies. The Company’s financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.

Approximately 93% of the Company’s revenue for the year ended December 31, 2001 relates to amounts earned under federal, state and local government management contracts. Approximately 29% and 58% of the Company’s revenue was from federal and state governments, respectively, for the year ended December 31, 2001. Management revenue from the BOP represents approximately 13% of total revenue for 2001. No other customer generated more than 10% of total revenue.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income encompasses all changes in stockholders’ equity except those arising from transactions with stockholders.

The Company reports comprehensive income in the consolidated statements of stockholders’ equity. Comprehensive income (loss) was equivalent to the Company’s reported net income (loss) for the years ended December 31, 2000 and 1999.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 addresses accounting and reporting standards for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, “Intangible Assets”. Under SFAS 142, goodwill and intangible assets with indefinite useful lives will no longer be subject to amortization, but instead will be tested for impairment at least annually using a fair-value-based approach. The impairment loss is the amount, if any, by which the implied fair value of goodwill and intangible assets with indefinite useful lives is less than their carrying amounts and is recognized in earnings. SFAS 142 also requires companies to disclose information about the changes in the carrying amount of goodwill, the carrying amount of intangible assets by major intangible asset class for those assets subject to amortization and those not subject to amortization, and the estimated intangible asset amortization expense for the next five years. As of December 31, 2001, the Company had $104.0 million of goodwill, net of accumulated amortization of $9.1 million reflected on the accompanying balance sheet associated with the Operating Company Merger and the acquisitions of the Service Companies completed during the fourth quarter of 2000. The Company does not have any intangible assets with indefinite useful lives. Amortization of goodwill for the year ended December 31, 2001 was $7.6 million.

Provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Because goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and some intangible assets (as well as total assets) will not decrease at the same time and in the same manner as under previous standards. There may be more volatility in reported income than under previous standards because impairment losses may occur irregularly and in varying amounts. Effective January 1, 2002, the Company adopted SFAS 144. The impairment losses recognized due to the initial application of SFAS 142 resulting from a transitional impairment test applied as of January 1, 2002, were reported as a cumulative effect of a change in accounting principle in the Company’s statement of operations during the first quarter of 2002. See Note 24 for further discussion related to the impairment losses recognized in the first quarter of 2002.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. Unlike SFAS 121, however, an impairment assessment under SFAS 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company adopted SFAS 144 on January 1, 2002. See Note 24 for further discussion related to the adoption of SFAS 144.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” referred to herein as SFAS 145. SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of Debt” (“SFAS 4”), which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB 30 will now be used to classify those gains and losses. SFAS 145 amends SFAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years.

During the second quarter of 2002 and as further described in Note 24, prior to the required adoption of SFAS 145, the Company reported an extraordinary charge of approximately $36.7 million associated with the refinancing of the Company’s senior debt in May 2002. Under SFAS 145, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. The Company plans to adopt SFAS 145 on January 1, 2003. Accordingly, in financial reporting periods after adoption, the extraordinary charge reported in the second quarter of 2002 will be reclassified.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“Issue 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Adoption of SFAS 146 is not expected to have a material impact on the Company’s financial statements.

Reclassifications

Merger transaction expenses totaling $24.2 million for the year ended December 31, 2000, have been reclassified to general and administrative expense to conform with the 2001 presentation. Lease expenses totaling $2.4 million for the year ended December 31, 2000 have been reclassified to operating expenses to conform with the 2001 presentation.

5.     REVERSE STOCK SPLIT

At the Company’s 2000 annual meeting of stockholders held in December 2000, the holders of the Company’s common stock approved a reverse stock split of the Company’s common stock at a ratio to be determined by the board of directors of the Company of not less than one-for-ten and not to exceed one-for-twenty. The board of directors subsequently approved a reverse stock split of the Company’s common stock at a ratio of one-for-ten, which was effective May 18, 2001.

As a result of the reverse stock split, every ten shares of the Company’s common stock issued and outstanding immediately prior to the reverse stock split has been reclassified and changed into one fully paid and nonassessable share of the Company’s common stock. The Company paid its registered common stockholders cash in lieu of issuing fractional shares in the reverse stock split at a post reverse-split rate of $8.60 per share, totaling approximately $15,000. The number of common shares and per share amounts have been retroactively restated in the accompanying financial statements and these notes to the financial statements to reflect the reduction in common shares and corresponding increase in the per share amounts resulting from the reverse stock split. In conjunction with the reverse stock split, during the second quarter of 2001, the Company amended its charter to reduce the number of shares of common stock which the Company was authorized to issue to 80.0 million shares (on a post-reverse stock split basis) from 400.0 million shares (on pre-reverse stock split basis). As of December 31, 2001, the Company had 27.9 million shares of common stock issued and outstanding (on a post-reverse stock split basis).

6.     HISTORICAL RELATIONSHIP WITH OPERATING COMPANY

Operating Company was a private prison management company that operated, managed and leased the substantial majority of facilities owned by the Company from January 1, 1999 through September 30, 2000. As a result of the 1999 Merger and certain contractual relationships existing between the Company and Operating Company, the Company was dependent on Operating Company for a significant source of its income. In addition, the Company was obligated to pay Operating Company tenant incentive fees and fees for services rendered to the Company in the development of its correctional and detention facilities. As of September 30, 2000 (immediately prior to the Operating Company Merger), Operating Company leased 37 of the 46 operating facilities owned by the Company.

CCA Note

As discussed in Note 3, the Company succeeded to the CCA Note as a result of the 1999 Merger. Interest on the CCA Note was payable annually at an interest rate of 12%. Principal was due in six equal annual installments of approximately $22.8 million beginning December 31, 2003. Ten percent of the outstanding principal of the CCA Note was personally guaranteed by the Company’s former chief executive officer, who also served as the chief executive officer and a member of the board of directors of Operating Company. As of December 31, 1999, the first scheduled payment of interest, totaling approximately $16.4 million, on the CCA Note was unpaid. Pursuant to the terms of the CCA Note, Operating Company was required to make the payment on December 31,

1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between the Company and the agent of Operating Company’s revolving credit facility, Operating Company was prohibited from making the scheduled interest payment on the CCA Note when Operating Company was not in compliance with certain financial covenants under the facility. Pursuant to the terms of the subordination agreement between the Company and the agent of Operating Company’s revolving credit facility, the Company was prohibited from accelerating payment of the principal amount of the CCA Note or taking any other action to enforce its rights under the provisions of the CCA Note for so long as Operating Company’s revolving credit facility remained outstanding. The Company fully reserved the $16.4 million of interest accrued under the terms of the CCA Note during 1999.

On September 29, 2000, the Company and Operating Company entered into agreements pursuant to which the Company forgave interest due under the CCA Note. The Company forgave $27.4 million of interest accrued under the terms of the CCA Note from January 1, 1999 to August 31, 2000, all of which had been fully reserved. The Company also fully reserved the $1.4 million of interest accrued for the month of September 2000. In connection with the Operating Company Merger, the CCA Note was assumed by the Company’s wholly-owned subsidiary on October 1, 2000. The CCA Note has since been extinguished.

Deferred Gain on Sale to Operating Company

The sale to Operating Company as part of the 1999 Merger generated a deferred gain of $63.3 million. No amortization of the Operating Company deferred gain occurred during the year ended December 31, 1999 or during the period from January 1, 2000 through September 30, 2000. Effective with the Operating Company Merger on October 1, 2000, the Company applied the unamortized balance of the deferred gain on sales of contracts in accordance with the purchase method of accounting under APB 16.

Operating Company Leases

In order for New Prison Realty to qualify as a REIT, New Prison Realty’s income generally could not include income from the operation and management of correctional and detention facilities, including those facilities operated and managed by Old CCA. Accordingly, immediately prior to the 1999 Merger, the non-real estate assets of Old CCA, including all management contracts, were sold to Operating Company and the Service Companies. On January 1, 1999, immediately after the 1999 Merger, all existing leases between Old CCA and Old Prison Realty were cancelled. Following the 1999 Merger, a substantial majority of the correctional and detention facilities acquired by New Prison Realty in the 1999 Merger were leased to Operating Company pursuant to the Operating Company Leases. The terms of the Operating Company Leases were for twelve years and could be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and Operating Company.

As of December 31, 1999, the annual base rent with respect to each facility was subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payment with respect to such facility or (ii) 10% of the excess of Operating Company’s aggregate gross management revenues for the prior year over a base amount of $325.0 million.

For the years ended December 31, 2000 and 1999, the Company recognized rental revenue from Operating Company of $31.0 million and $263.5 million, respectively, all of which was collected by the Company as discussed below.

During the month ended December 31, 1999, and the nine months ended September 30, 2000, due to Operating Company’s liquidity position, Operating Company failed to make timely rental payments under the terms of the Operating Company Leases. As of December 31, 1999, approximately $24.9 million of rents due from Operating Company to the Company were unpaid. The terms of the Operating Company Leases provided that rental payments were due and payable on December 25, 1999. During 2000, Operating Company paid the $24.9 million of lease payments related to 1999 and $31.0 million of lease payments related to 2000. For the nine months ended September 30, 2000, the Company recognized rental revenue from Operating Company of $244.3 million and recorded a reserve of $213.3 million, resulting in recognition of net rental revenue from Operating Company of $31.0 million. The reserve was recorded due to the uncertainty regarding the collectibility of the revenue. In June 2000, the Operating Company Leases were amended to defer, with interest, rental payments originally due during the period from January 1, 2000 to September 2000, with the exception of certain installment payments. Through September 30, 2000, the Company accrued and fully reserved $8.0 million of interest due to the Company on unpaid rental payments. On September 29, 2000, the Company and Operating Company entered into agreements pursuant to which the Company forgave all unpaid rental payments, plus accrued interest, due and payable from Operating Company through August 31, 2000, including $190.8 million due under the Operating Company Leases and $7.9 million of interest due on the unpaid rental payments. The Company also fully reserved the $22.5 million of rental payments due for the month of September 2000. The Company cancelled the Operating Company Leases in connection with the Operating Company Merger.

Tenant Incentive Arrangement

On May 4, 1999, the Company and Operating Company entered into an amended and restated tenant incentive agreement (the “Amended and Restated Tenant Incentive Agreement”), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 per bed payable with respect to all future facilities developed and facilitated by Operating Company, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and (ii) an $840 per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The amount of the amended tenant incentive fee included an allowance for rental payments to be paid by Operating Company prior to the facility reaching stabilized occupancy. The term of the Amended and Restated Tenant Incentive Agreement was four years, unless extended upon the written agreement of the Company and Operating Company. The incentive fees with Operating Company were deferred and were to be amortized as a reduction to rental revenue over the respective lease term.

For the year ended December 1999, the Company paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenue. During the fourth quarter of 1999, the Company undertook a plan that contemplated either merging with Operating Company and thereby eliminating the Operating Company Leases or amending the Operating Company Leases to reduce the lease payments to be paid by Operating Company to the Company during 2000. Consequently, the Company determined that the remaining deferred tenant incentive fees under the existing lease arrangements at December 31, 1999 were not realizable and wrote-off fees totaling $65.7 million.

During the nine months ended September 30, 2000, the Company opened two facilities and expanded three facilities that were operated and leased by Operating Company. The Company expensed the tenant incentive fees due Operating Company in 2000, totaling $11.9 million, but made no payments to Operating Company in 2000 with respect to the Amended and Restated Tenant Incentive Agreement. On June 9, 2000, Operating Company and the Company amended the

Amended and Restated Tenant Incentive Agreement to defer, with interest, payments to Operating Company by the Company pursuant to this agreement. At September 30, 2000, $11.9 million of payments under the Amended and Restated Tenant Incentive Agreement, plus $0.7 million of interest payments, were accrued but unpaid under the original terms of this agreement. This agreement was cancelled in connection with the Operating Company Merger on October 1, 2000, and the unpaid amounts due under this agreement, plus accrued interest, were applied in accordance with the purchase method of accounting under APB 16.

Trade Name Use Agreement

In connection with the 1999 Merger, Old CCA entered into a trade name use agreement with Operating Company (the “Trade Name Use Agreement”). Under the Trade Name Use Agreement, which had a term of ten years, Old CCA granted to Operating Company the right to use the name “Corrections Corporation of America” and derivatives thereof, subject to specified terms and conditions therein. The Company succeeded to this interest as a result of the 1999 Merger. In consideration for such right under the terms of the Trade Name Use Agreement, Operating Company was to pay a licensing fee equal to (i) 2.75% of the gross revenue of Operating Company for the first three years, (ii) 3.25% of Operating Company’s gross revenue for the following two years, and (iii) 3.625% of Operating Company’s gross revenue for the remaining term, provided that after completion of the 1999 Merger the amount of such fee could not exceed (a) 2.75% of the gross revenue of the Company for the first three years, (b) 3.5% of the Company’s gross revenue for the following two years, and (c) 3.875% of the Company’s gross revenue for the remaining term.

For the years ended December 31, 2000 and 1999, the Company recognized income of $7.6 million and $8.7 million, respectively, from Operating Company under the terms of the Trade Name Use Agreement, all of which was collected. This agreement was cancelled in connection with the Operating Company Merger.

Right to Purchase Agreement

On January 1, 1999, immediately after the 1999 Merger, the Company and Operating Company entered into a Right to Purchase Agreement (the “Right to Purchase Agreement”) pursuant to which Operating Company granted to the Company a right to acquire, and lease back to Operating Company at fair market rental rates, any correctional or detention facility acquired or developed and owned by Operating Company in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities was to be the fair market rental rate as determined by the Company and Operating Company. Additionally, Operating Company granted the Company a right of first refusal to acquire any Operating Company-owned correctional or detention facility should Operating Company receive an acceptable third party offer to acquire any such facility. The Company did not purchase any assets from Operating Company under the Right to Purchase Agreement, which was cancelled in connection with the Operating Company Merger.

Services Agreement

On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the “Services Agreement”) with Operating Company pursuant to which Operating Company agreed to serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the Services Agreement. In such capacity, Operating Company agreed to perform, at the direction of the Company, such services as were customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design and governmental relations. In consideration for the performance of such services by Operating Company, the Company agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 per bed for facility preparation services provided by Operating Company prior to the date on which inmates are first received at such facility. The board of directors of the Company subsequently authorized payments, and pursuant to an amended and restated services agreement, dated as of March 5, 1999 (the “Amended and Restated Services Agreement”), the Company agreed to pay up to an additional 5% of the total capital expenditures (as determined above) to Operating Company if additional services were requested by the Company. A majority of the Company’s development projects during 1999 and 2000 were subject to a fee totaling 10%.

Costs incurred by the Company under the Amended and Restated Services Agreement were capitalized as part of the facilities’ development cost. Costs incurred under the Amended and Restated Services Agreement and capitalized as part of the facilities’ development cost totaled $41.6 million for the year ended December 31, 1999, and $5.6 million for the nine months ended September 30, 2000.

On June 9, 2000, Operating Company and the Company amended the Amended and Restated Services Agreement to defer, with interest, payments to Operating Company by the Company pursuant to this agreement. At September 30, 2000, $5.6 million of payments under the Amended and Restated Services Agreement, plus $0.3 million of interest payments, were accrued but unpaid under the original terms of this agreement. This agreement was cancelled in connection with the Operating Company Merger and the unpaid amounts due under the agreement, plus accrued interest, were applied in accordance with the purchase method of accounting under APB 16.

Business Development Agreement

On May 4, 1999, the Company entered into a four year business development agreement (the “Business Development Agreement”) with Operating Company, which provided that Operating Company would perform, at the direction of the Company, services designed to assist the Company in identifying and obtaining new business. Pursuant to the agreement, the Company agreed to pay to Operating Company a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which Operating Company performed business development services.

Costs incurred by the Company under the Business Development Agreement were capitalized as part of the facilities’ development cost. Costs incurred under the Business Development Agreement and capitalized as part of the facilities’ development cost totaled $15.0 million for the year ended December 31, 1999. No costs were incurred under the Business Development Agreement during 2000. On June 9, 2000, Operating Company and the Company amended this agreement to defer, with interest, any payments to Operating Company by the Company pursuant to this agreement. This agreement was cancelled in connection with the Operating Company Merger.

7.     PROPERTY AND EQUIPMENT

At December 31, 2001, the Company owned 43 real estate properties, including 39 correctional, detention and juvenile facilities, three of which the Company leases to other operators, two corporate office buildings, and two correctional and detention facilities under construction. Two of the 39 correctional and detention facilities the Company owns were substantially idle at December 31, 2001. Additionally, at December 31, 2001, the Company managed 28 correctional and detention facilities owned by government agencies and sub-leased an alternative educational facility for at-risk juveniles. Two of the properties owned by the Company were held for sale and were classified as such on the accompanying balance sheet as of December 31, 2001. Management contracts for three of the 28 correctional and detention facilities owned by government agencies were terminated during 2002. Also, the sub-leased alternative educational facility was sold during 2002. Accordingly, the costs of the property and equipment at these facilities were excluded from the table below and were included in assets of discontinued operations on the accompanying balance sheet. See Note 24 for further discussion of contract terminations subsequent to December 31, 2001.

Property and equipment, at cost, consists of the following:

	December 31,

	2001	2000

	(in thousands)
Land and improvements	$30,899	$25,651
Buildings and improvements	1,516,336	1,523,560
Equipment	29,357	27,455
Office furniture and fixtures	20,792	20,270
Construction in progress	101,220	99,416

	1,698,604	1,696,352
Less: Accumulated depreciation	(132,386)	(81,222)

	$1,566,218	$1,615,130

Depreciation expense was $52.5 million, $57.2 million and $44.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Pursuant to the 1999 Merger, the Company acquired all of the assets and liabilities of Old Prison Realty on January 1, 1999, including 23 leased facilities and one real estate property under construction. The real estate properties acquired by the Company in conjunction with the acquisition of Old Prison Realty were recorded at estimated fair market value in accordance with the purchase method of accounting prescribed by APB 16, resulting in a $1.2 billion increase to real estate properties at January 1, 1999.

As of December 31, 2001, nine of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase those facilities. In addition, two of the facilities are constructed on land that the Company leases from governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these two properties over the term of the ground lease.

The Company’s property and equipment, along with all other tangible and intangible assets of the Company, are pledged as collateral on the Company’s Senior Bank Credit Facility. See discussion of the Senior Bank Credit Facility in Note 15.

8.     IMPAIRMENT LOSSES AND ASSETS HELD FOR SALE

As of December 31, 2001, the Company was holding for sale numerous assets, including six parcels of land, one correctional facility leased to a governmental agency, and one correctional facility leased to a private operator, with an aggregate book value of approximately $22.3 million. Additionally, the Company has had discussions with various parties regarding the potential sale of additional assets. The Company expects to use the net proceeds from any such sales to repay outstanding indebtedness. However, there can be no assurance that the Company will complete any such sales.

SFAS 121 requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. Under terms of the June 2000 Waiver and Amendment, the Company was obligated to complete the Restructuring, including the Operating Company Merger, and complete the restructuring of management through the appointment of a new chief executive officer and a new chief financial officer. The June 2000 Waiver and Amendment also permitted the acquisitions of PMSI and JJFMSI in connection with the Restructuring. During the third quarter of 2000, the Company named a new president and chief executive officer, followed by the appointment of a new chief financial officer during the fourth quarter. At the Company’s 2000 annual meeting of stockholders held during the fourth quarter of 2000, the Company’s stockholders elected a newly constituted board of directors of the Company, including a majority of independent directors.

Following the completion of the Operating Company Merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, after considering the Company’s financial condition, the Company’s new management developed a strategic operating plan to improve the Company’s financial position and developed revised projections for 2001 to evaluate various potential transactions. Management also conducted strategic assessments and evaluated the Company’s assets for impairment. Further, the Company evaluated the utilization of existing facilities, projects under development, and excess land parcels, and identified certain of these non-strategic assets for sale.

In accordance with SFAS 121, the Company estimated the undiscounted net cash flows for each of its properties and compared the sum of those undiscounted net cash flows to the Company’s investment in each property. Through its analyses, the Company determined that eight of its correctional and detention facilities and the long-lived assets of the transportation business had been impaired. For these properties, the Company reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $420.5 million.

During the fourth quarter of 2000, as part of the strategic assessment, the Company’s management committed to a plan of disposal for certain long-lived assets of the Company. In accordance with SFAS 121, the Company recorded losses on these assets based on the difference between the carrying value and the estimated net realizable value of the assets. The Company estimated the net realizable values of certain facilities and direct financing leases held for sale based on outstanding offers to purchase and appraisals, as well as by utilizing various financial models, including discounted cash flow analyses, less estimated costs to sell each asset. The resulting impairment loss for these assets totaled $86.1 million.

Included in property and equipment were costs associated with the development of potential facilities. Based on the Company’s strategic assessment during the fourth quarter of 2000,

management decided to abandon further development of these projects and expense any amounts previously capitalized. The resulting expense totaled $2.1 million.

During the third quarter of 2000, the Company’s management determined either not to pursue further development or to reconsider the use of certain parcels of property in California, Maryland and the District of Columbia. Accordingly, the Company reduced the carrying values of the land to their estimated net realizable value, resulting in an impairment loss totaling $19.2 million.

In December 1999, based on the poor financial position of the Operating Company, the Company determined that three of its correctional and detention facilities located in the state of Kentucky and leased to Operating Company were impaired. In accordance with SFAS 121, the Company reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $76.4 million.

9.     ACQUISITIONS AND DIVESTITURES

In April 1999, the Company purchased the Eden Detention Center in Eden, Texas for $28.1 million. Prior to the Operating Company Merger, the facility had been leased to Operating Company under lease terms substantially similar to the Operating Company Leases.

In June 1999, the Company incurred a loss of $1.6 million as a result of a settlement with the State of South Carolina for property previously owned by Old CCA. Under the settlement, the Company, as the successor to Old CCA, received $6.5 million in three installments by June 30, 2001 for the transferred assets. The net proceeds were approximately $1.6 million less than the surrendered assets’ depreciated book value.

In December 1999, the Company incurred a loss of $0.4 million resulting from a sale of a newly constructed facility in Florida. Construction on the facility was completed by the Company in May 1999. In accordance with the terms of the management contract between Old CCA and Polk County, Florida, Polk County exercised an option to purchase the facility. Net proceeds of $40.5 million were received by the Company.

During 2000, the contract to manage one of the Company’s facilities located in Kentucky expired and was not renewed. Subsequent to the non-renewal of the contract, the Company sold the facility for a net sales price of approximately $1.0 million, resulting in a gain on sale of approximately $0.6 million during 2000, after writing-down the carrying value of this asset by $7.1 million in 1999. Also, during 2000, Operating Company and the contracting party mutually agreed to cancel the management contracts on two facilities located in North Carolina. In March 2001, the Company sold one of these facilities, the Mountain View Correctional Facility, located in Spruce Pine, North Carolina, which was classified as held for sale under contract as of December 31, 2000, for a net sales price of approximately $24.9 million. On June 28, 2001, the Company sold the other of these facilities, the Pamlico Correctional Facility, located in Bayboro, North Carolina, which was classified as held for sale as of December 31, 2000, for a net sales price of approximately $24.0 million. The net proceeds from both of these sales were used to pay-down a like portion of amounts outstanding under the Company’s Senior Bank Credit Facility.

On April 10, 2001, the Company sold its interest in the Agecroft facility, located in Salford, England, which was classified as held for sale as of December 31, 2000, for a net sales price of approximately $65.7 million through the sale of all the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company. The net proceeds from the sale were used to pay-down a like portion of amounts outstanding under the Senior Bank Credit Facility.

On October 3, 2001, the Company sold its Southern Nevada Women’s Correctional Facility, a facility located in Las Vegas, Nevada, which was classified as held for sale during the second quarter of 2001, for a net sales price of approximately $24.1 million. The net proceeds were used to pay-down a like portion of amounts outstanding under the Senior Bank Credit Facility. Subsequent to the sale, the Company continues to manage the facility pursuant to a contract with the State of Nevada.

As of December 31, 2001, the Company was holding for sale two additional correctional facilities and various parcels of undeveloped land with an aggregate carrying value of $22.3 million. A substantial portion of these assets were reclassified during 2002 to assets held for use when the Company was unable to achieve acceptable sales prices, as further described in Note 24.

10.   INVESTMENTS IN AFFILIATES

In connection with the 1999 Merger, Old CCA received 100% of the non-voting common stock in each of PMSI and JJFMSI, valued at the implied fair market values of $67.1 million and $55.9 million, respectively. The Company succeeded to these interests as a result of the 1999 Merger. The Company’s ownership of the non-voting common stock of PMSI and JJFMSI entitled the Company to receive, when and if declared by the boards of directors of the respective companies, 95% of the net income, as defined, of each company as cash dividends. Dividends were cumulative if not declared. For the years ended December 31, 2000 and 1999, the Company received cash dividends from PMSI totaling approximately $4.4 million and $11.0 million, respectively. For the years ended December 31, 2000 and 1999, the Company received cash dividends from JJFMSI totaling approximately $2.3 million and $10.6 million, respectively.

The following operating information presents a combined summary of the results of operations of PMSI and JJFMSI for the period January 1, 2000 through November 30, 2000 and for the year ended December 31, 1999 (in thousands):

	January 1, 2000 - November 30, 2000	Year ended December 31, 1999

Revenue	$279,228	$288,289
Net income (loss) before taxes	$(588)	$12,851

During 2000 and prior to the acquisition of PMSI and JJFMSI on December 1, 2000, PMSI and JJFMSI (collectively) recorded approximately $27.3 million in charges related to agreements with the Company and Operating Company. Of these charges, approximately $5.4 million were fees paid under a trade name use agreement, approximately $9.9 million were fees paid under an administrative service agreement and approximately $12.0 million were fees paid under an indemnification agreement with the Company.

Under the terms of the indemnification agreements with the Company, effective September 29, 2000, each of PMSI and JJFMSI agreed to pay the Company $6.0 million in exchange for full indemnity by the Company for any and all liabilities incurred by PMSI and JJFMSI in connection with the settlement or disposition of litigation known as Prison Acquisition Company, LLC v. Prison Realty Trust, Inc., et al. described in Note 21 herein. The combined and consolidated results of operations of the Company were unaffected by the indemnification agreements.

As previously discussed in Note 4, the combined and consolidated financial statements reflect the results of operations of PMSI and JJFMSI under the equity method of accounting from January 1, 1999 through August 31, 2000, on a combined basis from September 1, 2000 through November 30, 2000, and consolidated for the month of December 2000.

As discussed in Note 3, the Company’s 9.5% non-voting interest in Operating Company had been recorded in the 1999 Merger at its implied value of $4.8 million. In accordance with the provisions of APB 18, the Company applied the recognized equity in losses of Operating Company of $19.3 million for the year ended December 31, 1999, first to reduce the Company’s recorded investment in Operating Company of $4.8 million to zero and then to reduce the carrying value of the CCA Note by the amount of the recognized equity in losses in excess of $4.8 million. The Company’s recognized equity in losses related to its investment in Operating Company for the nine months ended September 30, 2000 of $20.6 million were applied to reduce the carrying value of the CCA Note.

For the years ended December 31, 2000 and 1999, equity in earnings (losses) and amortization of deferred gains were approximately $11.6 million in losses and $3.6 million in earnings, respectively. For the year ended December 31, 2000, the Company recognized equity in losses of PMSI and JJFMSI of approximately $12,000 and $870,000, respectively. In addition, for the year ended December 31, 2000, the Company recognized equity in losses of Operating Company of approximately $20.6 million. For 2000, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was approximately $6.5 million and $3.3 million, respectively. For the year ended December 31, 1999, the Company recognized equity in earnings of PMSI and JJFMSI of approximately $4.7 million and $7.5 million, respectively. In addition, for the year ended December 31, 1999, the Company recognized equity in losses of Operating Company of approximately $19.3 million. For 1999, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was approximately $7.1 million and $3.6 million, respectively.

For the year ended December 31, 2001, equity in loss was approximately $0.4 million. The loss resulted from the Company’s interest in APM, an entity holding the management contract for the Agecroft facility under a 25-year prison management contract with an agency of the U.K. government. Agecroft, located in Salford, England, was previously constructed and owned by a wholly-owned subsidiary of the Company, which was sold in April 2001, as further discussed in Note 9. As discussed in Note 4, the Company has extended a working capital loan to APM, which totaled $5.6 million, including accrued interest, as of December 31, 2001.

11.   INVESTMENT IN DIRECT FINANCING LEASES

At December 31, 2001, the Company’s investment in a direct financing lease represents net receivables under a building and equipment lease between the Company and a governmental agency.

A schedule of future minimum rentals to be received under the direct financing lease in years subsequent to December 31, 2001, is as follows (in thousands):

2002	$2,793
2003	2,793
2004	2,793
2005	2,793
2006	2,793
Thereafter	28,621

Total minimum obligation	42,586
Less unearned interest income	(23,246)
Less current portion of direct financing lease	(467)

Investment in direct financing leases	$18,873

As discussed in Note 8, during the fourth quarter of 2000, the Company’s management committed to a plan of disposal for certain long-lived assets of the Company, including the Agecroft facility and the D.C. Correctional Treatment Facility, both previously classified as investments in direct financing leases. The Company estimated the fair values of these direct financing leases held for sale based on outstanding offers to purchase and discounted cash flow analyses. These direct financing leases, with estimated net realizable values totaling $85.7 million at December 31, 2000, were classified on the consolidated balance sheet as assets held for sale as of December 31, 2000. The investment in the D.C. Correctional Treatment Facility was reclassified to an investment in direct financing lease during 2001 from assets held for sale because the Company was unable to achieve an acceptable sales price. Also during 2001, the Company identified the direct financing lease of Southern Nevada Women’s Correctional Facility as a non-strategic asset and entered into discussions with a potential buyer of this facility. During 2001, the Company sold its interest in the Agecroft facility and Southern Nevada Women’s Correctional Facility, as further discussed in Note 9.

During the years ended December 31, 2001, 2000 and 1999, the Company recorded interest income of $4.3 million, $10.1 million, and $3.4 million, respectively, under all direct financing leases.

12.   OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,

	2001	2000

Debt issuance costs, less accumulated amortization of $40,698 and $21,502	$24,915	$37,099
Notes receivable	6,271	6,703
Value of workforce, net	1,132	2,425
Contract acquisition costs, net	905	2,190
Deposits	2,680	1,630
Other	690	1,692

	$36,593	$51,739

13.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,

	2001	2000

Stockholder litigation settlements	$5,998	$75,406
Other accrued litigation	18,082	41,114
Trade accounts payable	15,036	26,356
Accrued salaries and wages	19,145	14,183
Accrued workers’ compensation	15,117	12,508
Accrued property taxes	14,578	13,638
Accrued interest	12,392	5,765
Other	42,997	54,342

	$143,345	$243,312

14.   DISTRIBUTIONS TO STOCKHOLDERS

On March 22, 2000, the board of directors of the Company declared a quarterly dividend on the Company’s Series A Preferred Stock of $0.50 per share to preferred stockholders of record on March 31, 2000. These dividends were paid on April 17, 2000. In connection with the June 2000 Waiver and Amendment, the Company was prohibited from declaring or paying any further dividends with respect to its outstanding Series A Preferred Stock until such time as the Company raised at least $100.0 million in equity. Dividends with respect to the Series A Preferred Stock continued to accrue under the terms of the Company’s charter until such time as payment of such dividends was permitted under the terms of the Senior Bank Credit Facility. Under the terms of the Company’s charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the Series A Preferred Stock have the right to vote for the election of two additional directors to the board of directors. During the third quarter of 2001, the Company received a consent and waiver from its lenders under the Senior Bank Credit Facility, which allowed the Company’s board of directors to declare a cash dividend on September 28, 2001. As a result of the board’s declaration, the holders of the Company’s Series A Preferred Stock received $0.50 on October 15, 2001 for every share of the Series A Preferred Stock they held on the record date. Approximately $2.2 million was paid on October 15, 2001, as a result of this dividend.

As further discussed in Note 15, on December 7, 2001, the Company completed an amendment and restatement of its existing Senior Bank Credit Facility. As a result of the December 2001 Amendment and Restatement, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on shares of its issued and outstanding Series A Preferred Stock. Under the terms of the December 2001 Amendment and Restatement, the Company is permitted to pay quarterly dividends, when declared by the board of directors, on the shares of its issued and outstanding Series A Preferred Stock, including all dividends in arrears. Following the December 2001 Amendment and Restatement, on December 13, 2001, the Company’s board of directors declared a cash dividend on the Series A Preferred Stock for the fourth quarter of 2001 and for the five quarters in arrears, payable on January 15, 2002. As a result of the board’s declaration, the holders of the Company’s Series A Preferred Stock received $3.00 for every share of Series A Preferred Stock they held on the record date. The dividend was based on a dividend rate of 8% per annum of the stock’s stated value of $25.00 per share. Approximately $12.9 million was paid on January 15, 2002, as a result of this dividend, which was accrued as of December 31, 2001.

Under the terms of the Company’s charter, as in effect prior to the Restructuring, the Company was required to elect to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1999. The Company, as a REIT, could not complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, the Company was required to distribute Old CCA’s earnings and profits to which it succeeded in the 1999 Merger (the “Accumulated Earnings and Profits”). For the year ended December 31, 1999, the Company made approximately $217.7 million of distributions related to its common stock and Series A Preferred Stock. Because the Company’s Accumulated Earnings and Profits were approximately $152.5 million, and the Company’s distributions were deemed to have been paid first from those Accumulated Earnings and Profits, the Company met the above-described distribution requirements. In addition to distributing its Accumulated Earnings and Profits, the Company, in order to qualify for taxation as a REIT with respect to its 1999 taxable year, was required to distribute 95.0% of its taxable income for 1999. The Company believes that this distribution requirement was satisfied by its distribution of shares of the Company’s Series B Preferred Stock, as discussed below.

On September 22, 2000, the Company issued approximately 5.9 million shares of its Series B Preferred Stock in connection with its remaining 1999 REIT distribution requirement. The distribution was made to the Company’s common stockholders of record on September 14, 2000, who received five shares of Series B Preferred Stock for every 100 shares of the Company’s common stock held on the record date. The Company paid its common stockholders approximately $15,000 in cash in lieu of issuing fractional shares of Series B Preferred Stock. On November 13, 2000, the Company issued approximately 1.6 million additional shares of Series B Preferred Stock in satisfaction of this REIT distribution requirement. This distribution was made to the Company’s common stockholders of record on November 6, 2000, who received one share of Series B Preferred Stock for every 100 shares of the Company’s common stock held on the record date. The Company also paid its common stockholders approximately $15,000 in cash in lieu of issuing fractional shares of Series B Preferred Stock in the second distribution.

The Company recorded the issuance of the Series B Preferred Stock at its stated value of $24.46 per share, or a total of $183.9 million. The Company has determined the distribution made on September 22, 2000 amounted to a taxable distribution by the Company of approximately $107.6 million. The Company has also determined that the distribution made on November 13, 2000 amounted to a taxable distribution by the Company of approximately $20.4 million. Common stockholders who received shares of Series B Preferred Stock in the distribution generally were required to include the taxable value of the distribution in ordinary income. Refer to Note 19 for a more complete description of the terms of Series B Preferred Stock.

On December 13, 2000, the Company’s board of directors declared a paid-in-kind dividend on the shares of Series B Preferred Stock for the period from September 22, 2000 (the original date of issuance) through December 31, 2000, payable on January 2, 2001, to the holders of record of the Company’s Series B Preferred Stock on December 22, 2000. As a result of the board’s declaration, the holders of the Company’s Series B Preferred Stock were entitled to receive approximately 3.3 shares of Series B Preferred Stock for every 100 shares of Series B Preferred Stock held by them on the record date. The number of shares to be issued as the dividend was based on a dividend rate of 12.0% per annum of the stock’s stated value ($24.46 per share).

Quarterly distributions and the resulting tax classification for common stock distributions are as follows for the years ended December 31, 2001, 2000 and 1999:

Declaration Date	Record Date	Payment Date	Distribution Per Share	Ordinary Income	Return of Capital

03/04/99	03/19/99	03/31/99	$0.60	100.0%	0.0%
05/11/99	06/18/99	06/30/99	$0.60	100.0%	0.0%
08/27/99	09/17/99	09/30/99	$0.60	100.0%	0.0%

Quarterly distributions and the resulting tax classification for the Series A Preferred Stock distributions are as follows for the years ended December 31, 2001, 2000 and 1999:

Declaration Date	Record Date	Payment Date	Distribution Per Share	Ordinary Income	Return of Capital

03/04/99	03/31/99	04/15/99	$0.50	100.0%	0.0%
05/11/99	06/30/99	07/15/99	$0.50	100.0%	0.0%
08/27/99	09/30/99	10/15/99	$0.50	100.0%	0.0%
12/22/99	12/31/99	01/15/00	$0.50	100.0%	0.0%
03/22/00	03/31/00	04/17/00	$0.50	100.0%	0.0%
09/28/01	10/05/01	10/15/01	$0.50	0.0%	100.0%
12/13/01	12/31/01	01/15/02	$3.00	(A )	(A )

Quarterly distributions and the resulting tax classification for the Series B Preferred Stock distributions are as follows for the year ended December 31, 2001 and 2000:

Declaration Date	Record Date	Payment Date	Fair Market Value Per Share	Ordinary Income	Return of Capital

12/13/00	12/22/00	01/02/01	$6.85	0.0%	100.0%
03/13/01	03/19/01	04/02/01	$9.20	0.0%	100.0%
06/11/01	06/19/01	07/02/01	$14.00	0.0%	100.0%
09/07/01	09/17/01	10/01/01	$14.83	0.0%	100.0%
12/11/01	12/21/01	01/02/02	$19.55	(A )	(A )

(A) – Will be determined based on the extent the Company has current or accumulated earnings and profits in 2002.

15.   DEBT

Debt consists of the following:

	December 31,

	2001	2000

	(in thousands)
$1.0 Billion Senior Bank Credit Facility:
Revolving loans, with unpaid balance due January 1, 2002, interest payable periodically at variable interest rates (10.92% at December 31, 2000), replaced with term loans during 2001.	$—	$382,532
Term loans, quarterly principal payments of $1.5 million through September 30, 2001, at which time the quarterly principal payment was increased to $2.2 million with unpaid balance due December 31, 2002, interest payable periodically at variable interest rates. The interest rate was 7.41% and 11.01% at December 31, 2001 and 2000, respectively.	791,906	589,750

Total outstanding under Senior Bank Credit Facility	791,906	972,282
Senior Notes, principal due at maturity in June 2006, interest payable semi- annually at 12%.	100,000	100,000
10.0% Convertible Subordinated Notes, principal due at maturity in December 2008, interest payable semi-annually at 9.5% through June 30, 2000, at which time the rate was increased to 10.0%.	40,000	40,000
8.0% Convertible Subordinated Notes, principal due at maturity in February 2005 with call provisions beginning in February 2003, interest payable quarterly at 7.5% through June 30, 2000, at which time the rate was increased to 8.0%.	30,000	30,000
$50.0 Million Revolving Credit Facility, with unpaid balance due at maturity in December 2002, interest payable at prime plus 2.25%. The interest rate was 7.0% and 11.75% at December 31, 2001 and 2000, respectively.	—	7,601
10.0% Convertible Subordinated Notes, principal due at maturity in December 2003, interest payable semi-annually at 10.0%.	1,114	1,114
Other	580	1,573

	963,600	1,152,570
Less: Current portion of long-term debt	(792,009)	(14,594)

	$171,591	$1,137,976

Senior Bank Credit Facility

Original Credit Facility. On January 1, 1999, in connection with the completion of the 1999 Merger, the Company obtained a $650.0 million secured credit facility (the “Credit Facility”) from NationsBank, N.A., as Administrative Agent, and several U.S. and non-U.S. banks. The Credit Facility included up to a maximum of $250.0 million in tranche B term loans and $400.0 million in revolving loans, including a $150.0 million subfacility for letters of credit. The term loans required quarterly principal payments of $625,000 throughout the term of the loans with the remaining balance maturing on December 31, 2002. The revolving loans were scheduled to mature January 1, 2002. Interest rates, unused commitment fees and letter of credit fees on the Credit Facility were subject to change based on the Company’s senior debt rating.

Senior Bank Credit Facility. On August 4, 1999, the Company completed an amendment and restatement of the Credit Facility (the “Senior Bank Credit Facility”) increasing amounts available to the Company to $1.0 billion through the addition of a $350.0 million tranche C term loan, payable in equal quarterly installments of $875,000 through September 30, 2002, with the balance to be paid in full on December 31, 2002. Under the Senior Bank Credit Facility, Lehman Commercial Paper Inc. (“Lehman”) became the administrative agent.

The Senior Bank Credit Facility bore interest at variable rates of interest based on a spread over an applicable base rate or the London Interbank Offering Rate (“LIBOR”) (as elected by the Company), which spread was determined by reference to the Company’s credit rating. Prior to the June 2000 Waiver and Amendment, the spread for the revolving loans ranged from 0.5% to 2.25% for base rate loans and from 2.0% to 3.75% for LIBOR rate loans. Prior to the June 2000 Waiver and Amendment, the spread for term loans ranged from 2.25% to 2.5% for base rate loans and from 3.75% to 4.0% for LIBOR rate loans.

During the first quarter of 2000, the ratings on the Company’s bank indebtedness, senior unsecured indebtedness and Series A Preferred Stock were lowered. As a result of these reductions, the interest rate applicable to outstanding amounts under the Senior Bank Credit Facility for revolving loans was increased by 0.5%, to 1.5% over the base rate and to 3.0% over the LIBOR rate; the spread for term loans remained unchanged at 2.5% for base rate loans and 4.0% for LIBOR rate loans. The rating on the Company’s indebtedness was also lowered during the second quarter of 2000, although no interest rate increase was attributable to this rating adjustment.

June 2000 Waiver and Amendment. Following the approval of the requisite senior lenders under the Senior Bank Credit Facility, the Company, certain of its wholly-owned subsidiaries, various lenders and Lehman, as administrative agent, executed the June 2000 Waiver and Amendment, dated as of June 9, 2000. Upon effectiveness, the June 2000 Waiver and Amendment waived or addressed all then existing events of default under the provisions of the Senior Bank Credit Facility that resulted from: (i) the financial condition of the Company and Operating Company; (ii) the transactions undertaken by the Company and Operating Company in an attempt to resolve the liquidity issues of the Company and Operating Company; and (iii) previously announced restructuring transactions. As a result of the then existing defaults, the Company was subject to the default rate of interest, or 2.0% higher than the rates discussed above, effective from January 25, 2000 until June 9, 2000. The June 2000 Waiver and Amendment also contained certain amendments to the Senior Bank Credit Facility, including the replacement of existing financial covenants contained in the Senior Bank Credit Facility applicable to the Company with new financial ratios following completion of the Restructuring. As a result of the June 2000 Waiver and Amendment, the Company began monthly interest payments on outstanding amounts under the Senior Bank Credit Facility beginning July 2000.

In obtaining the June 2000 Waiver and Amendment, the Company agreed to complete certain transactions which were incorporated as covenants in the June 2000 Waiver and Amendment. Pursuant to these requirements, the Company was obligated to complete the Restructuring, including: (i) the Operating Company Merger; (ii) the amendment of its charter to remove the requirements that it elect to be taxed as a REIT commencing with its 2000 taxable year; (iii) the restructuring of management; and (iv) the distribution of shares of Series B Preferred Stock in satisfaction of the Company’s remaining 1999 REIT distribution requirement. The June 2000 Waiver and Amendment also amended the terms of the Senior Bank Credit Facility to permit (i) the amendment of the Operating Company Leases and the other contractual arrangements between the Company and Operating Company, and (ii) the merger of each of PMSI and JJFMSI with the Company, upon terms and conditions specified in the June 2000 Waiver and Amendment.

The June 2000 Waiver and Amendment prohibited: (i) the Company from settling its then outstanding stockholder litigation for cash amounts not otherwise fully covered by the Company’s existing directors’ and officers’ liability insurance policies; (ii) the declaration and payment of dividends with respect to the Company’s currently outstanding Series A Preferred Stock prior to the receipt of net cash proceeds of at least $100.0 million from the issuance of additional shares of common or preferred stock; and (iii) Operating Company from amending or refinancing its revolving credit facility on terms and conditions less favorable than Operating Company’s then existing revolving credit facility. The June 2000 Waiver and Amendment also required the Company to complete the securitization of lease payments (or other similar transaction) with respect to the Company’s Agecroft facility on or prior to February 28, 2001, although such deadline was extended (as described herein).

As a result of the June 2000 Waiver and Amendment, the Company was generally required to use the net cash proceeds received by the Company from certain transactions, including the following transactions, to repay outstanding indebtedness under the Senior Bank Credit Facility:

•	any disposition of real estate assets; and

•	the sale-leaseback of the Company’s headquarters.

The Company was also required to apply a designated portion of its “excess cash flow,” as such term was defined in the June 2000 Waiver and Amendment, to the prepayment of outstanding indebtedness under the Senior Bank Credit Facility.

As a result of the June 2000 Waiver and Amendment, the interest rate spreads applicable to outstanding borrowings under the Senior Bank Credit Facility were increased by 0.5%. As a result, the range of the spread for the revolving loans became 1.0% to 2.75% for base rate loans and 2.5% to 4.25% for LIBOR rate loans. The resulting range of the spread for the term loans became 2.75% to 3.0% for base rate loans and 4.25% to 4.5% for LIBOR rate loans. Based on the Company’s credit rating at that time, the range of the spread for revolving loans was 2.75% for base rate loans and 4.25% for LIBOR rate loans, while the range of the spread for term loans was 3.0% for base rate loans and 4.5% for LIBOR rate loans.

November 2000 Consent and Amendment. During the third and fourth quarters of 2000, the Company was not in compliance with certain applicable financial covenants contained in the Company’s Senior Bank Credit Facility, including: (i) debt service coverage ratio; (ii) interest coverage ratio; (iii) leverage ratio; and (iv) net worth. In November 2000, the Company obtained the consent of the requisite percentage of the senior lenders (the “November 2000 Consent and Amendment”) to replace previously existing financial covenants with amended financial covenants, each defined in the November 2000 Consent and Amendment:

•	total leverage ratio;

•	interest coverage ratio;

•	fixed charge coverage ratio;

•	ratio of total indebtedness to total capitalization;

•	minimum EBIDTA; and

•	total beds occupied ratio.

The November 2000 Consent and Amendment further provided that the Company would be required to use commercially reasonable efforts to complete a “capital raising event” on or before June 30, 2001. A “capital raising event” was defined in the November 2000 Consent and Amendment as any combination of the following transactions, which together would result in net cash proceeds to the Company of $100.0 million:

•	an offering of the Company’s common stock through the distribution of rights to the Company’s existing stockholders;

•	any other offering of the Company’s common stock or certain types of the Company’s preferred stock;

•	issuances by the Company of unsecured, subordinated indebtedness providing for in-kind payments of principal and interest until repayment of the Senior Bank Credit Facility;

•	certain types of asset sales by the Company, including the sale-leaseback of the Company’s headquarters, but excluding the securitization of lease payments (or other similar transaction) with respect to the Agecroft facility.

The November 2000 Consent and Amendment also contained limitations upon the use of proceeds obtained from the completion of such “capital raising events.” The requirements relating to “capital raising events” contained in the November 2000 Consent and Amendment replaced the requirement contained in the Senior Bank Credit Facility that the Company use commercially reasonable efforts to consummate a rights offering on or before December 31, 2000.

The Company had considered a distribution of rights to purchase common or preferred stock to the Company’s existing stockholders, or an equity investment in the Company from an outside investor. However, the Company determined that it was not commercially reasonable to issue additional equity or debt securities, other than those securities for which the Company had already contractually agreed to issue, including primarily the issuance of shares of the Company’s common stock in connection with the settlement of the Company’s stockholder litigation, as more fully discussed in Note 21. Further, as a result of the Company’s restructuring during the third and fourth quarters of 2000, prior to the completion of the audit of the Company’s 2000 financial statements and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 with the SEC on April 17, 2001, the Company was unable to provide the SEC with the requisite financial information required to be included in a registration statement. Therefore, even if the Company had been able to negotiate a public or private sale of its equity securities on commercially reasonable terms, the Company’s inability to obtain an effective SEC registration statement with respect to such securities prior to April 17, 2001 would have effectively prohibited any such transaction. Moreover, the terms of any private sale of the Company’s equity securities likely would have included a requirement that the Company register with the SEC the resale of the Company’s securities issued to a private purchaser thereby also making it impossible to complete any private issuance of its securities. Due to the fact that the Company would have been unable to obtain an effective registration statement, and therefore, would have been unable to make any public issuance of its securities (or any private sale that included the right of resale), any actions prior to April 17, 2001 to complete a capital raising event through the sale of equity or debt securities would have been futile.

Although the Company would have technically been able to file a registration statement with the SEC following April 17, 2001, the Company believes that various market factors, including the depressed market price of the Company’s common stock immediately preceding April 17, 2001, the pending reverse stock split required to maintain the Company’s continued NYSE listing, and the uncertainty regarding the Company’s maturity of the revolving loans under the Senior Bank Credit Facility, made the issuance of additional equity or debt securities commercially unreasonable.

Because the issuance of additional equity or debt securities was deemed unreasonable, the Company determined that the sale of assets represented the most effective means by which the Company could satisfy the covenant. During the first and second quarters of 2001, the Company completed the sale of its Mountain View Correctional Facility for approximately $24.9 million and its Pamlico Correctional Facility for approximately $24.0 million, respectively. During the fourth quarter of 2001, the Company completed the sale of its Southern Nevada Women’s Correctional Facility for approximately $24.1 million and was actively pursuing the sales of additional assets. As a result of the foregoing, the Company believes it demonstrated commercially reasonable efforts to complete the $100.0 million capital raising event as of June 30, 2001. Under terms of the December 2001 Amendment and Restatement, further described below, the Company’s obligation to complete the capital raising event was removed.

The maturities of the loans under the Senior Bank Credit Facility remained unchanged as a result of the November 2000 Consent and Amendment. No event of default was declared due to the amendment of the financial covenants obtained in connection with the November 2000 Consent and Amendment. As a result of the November 2000 Consent and Amendment, the interest rate applicable to the Company’s Senior Bank Credit Facility remained unchanged from the rate stipulated in the June 2000 Waiver and Amendment. This applicable rate, however, was subject to (i) an increase of 25 basis points (0.25%) on July 1, 2001 if the Company had not prepaid $100.0 million of the outstanding loans under the Senior Bank Credit Facility, and (ii) an increase of 50 basis points (0.50%) on October 1, 2001 if the Company had not prepaid an aggregate of $200.0 million of the loans under the Senior Bank Credit Facility.

The Company satisfied the condition to prepay, prior to July 1, 2001, $100.0 million of outstanding loans under the Senior Bank Credit Facility through the application of proceeds from the sale of the Mountain View Correctional Facility, the Pamlico Correctional Facility and the completion of the Agecroft transaction, and through the lump sum pay-down of $35.0 million of outstanding loans under the Senior Bank Credit Facility with cash on hand. Although the Company applied additional proceeds from the sale of the Southern Nevada Women’s Correctional Facility to further pay-down the Senior Bank Credit Facility, the Company did not satisfy the condition to prepay, prior to October 1, 2001, $200.0 million of outstanding loans under the Senior Bank Credit Facility. As a result, the interest rates under the Senior Bank Credit Facility were increased by 0.50% until the Senior Bank Credit Facility was amended and restated in December 2001, as further discussed below.

Amendments in 2001. In January 2001, the requisite percentage of the Company’s senior lenders under the Senior Bank Credit Facility consented to the Company’s issuance of a promissory note (described in Note 21) in partial satisfaction of its requirements under the definitive settlement agreements relating to the Company’s then-outstanding stockholder litigation (the “January 2001 Consent and Amendment”). The January 2001 Consent and Amendment also modified certain provisions of the Senior Bank Credit Facility to permit the issuance of the promissory note.

In March 2001, the Company obtained an amendment to the Senior Bank Credit Facility which: (i) changed the date the securitization of lease payments (or other similar transaction) with respect to the Company’s Agecroft facility was required to be consummated from February 28, 2001 to March 31, 2001; (ii) modified the calculation of EBITDA used in calculating the total leverage ratio, to take into effect any loss of EBITDA that may result from certain asset dispositions, and (iii)

modified the minimum EBITDA covenant to permit a reduction by the amount of EBITDA that certain asset dispositions had generated.

The securitization of lease payments (or other similar transaction) with respect to the Company’s Agecroft facility did not close by the required date. However, the covenant allowed for a 30 day grace period during which the lenders under the Senior Bank Credit Facility could not exercise their rights to declare an event of default. On April 10, 2001, prior to the expiration of the grace period, the Company consummated the Agecroft transaction through the sale of all of the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company, and used the net proceeds to pay-down the Senior Bank Credit Facility, thereby fulfilling the Company’s covenant requirements with respect to the Agecroft transaction.

The Senior Bank Credit Facility also contained a covenant requiring the Company to provide the lenders with audited financial statements within 90 days of the Company’s fiscal year-end, subject to an additional five-day grace period. Due to the Company’s attempts to close the Agecroft transaction, the Company did not provide the audited financial statements within the required time period. However, the Company obtained a waiver from the lenders under the Senior Bank Credit Facility of this financial reporting requirement. This waiver also cured the resulting cross-default under the Company’s $41.1 million convertible subordinated notes. During the third quarter of 2001, the Company also obtained waivers from the lenders under the Senior Bank Credit Facility to permit the settlement of the Fortress/Blackstone litigation, as further described in Note 21, and to pay a one-time dividend with respect to the Series A Preferred Stock, which was paid on October 15, 2001 as discussed in Note 14.

December 2001 Amendment and Restatement. During December 2001, the Company completed an amendment and restatement of the Senior Bank Credit Facility (the “December 2001 Amendment and Restatement”). As part of the December 2001 Amendment and Restatement, the existing $269.4 million revolving portion of the Senior Bank Credit Facility, which was to mature on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of other term loans under the Senior Bank Credit Facility.

Pursuant to terms of the December 2001 Amendment and Restatement, all loans under the Senior Bank Credit Facility bore interest at a variable rate of 5.5% over LIBOR, or 4.5% over the base rate, at the Company’s option, through June 30, 2002. Following June 30, 2002, the applicable interest rate for all loans under the Senior Bank Credit Facility was scheduled to increase to 6.5% over LIBOR, or 5.5% over the base rate, at the Company’s option. In the event the Company was unable to refinance the entire Senior Bank Credit Facility prior to July 1, 2002, the Company would also be required to pay the lenders under the Senior Bank Credit Facility an additional fee equal to 1.0% of the amounts then outstanding under the Senior Bank Credit Facility.

As a result of the December 2001 Amendment and Restatement, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on shares of the Company’s issued and outstanding Series A Preferred Stock, including all dividends in arrears. Subsequent to December 31, 2001, the Company paid $12.9 million to shareholders of Series A Preferred Stock. See Note 14 for further discussion of distributions to stockholders.

The Company completed a refinancing of the Senior Bank Credit Facility during May 2002. See further discussion of the comprehensive refinancing in Note 24.

During 1999, the Company incurred costs of $59.2 million in consummating the Credit Facility and the Senior Bank Credit Facility transactions, including $41.2 million related to the amendment and restatement. The Company wrote-off $9.0 million of expenses related to the Credit Facility upon completion of the amendment and restatement, in addition to $5.6 million of other debt financing costs written-off in 1999. During 2000 the Company incurred and capitalized approximately $9.0 million in consummating the June 2000 Waiver and Amendment, and $0.5 million for the November 2000 Consent and Amendment. During 2001, the Company incurred and capitalized approximately $5.8 million in consummating the 2001 December Amendment and Restatement.

In accordance with the terms of the Senior Bank Credit Facility, the Company entered into certain swap arrangements guaranteeing that it will not pay an index rate greater than 6.51% on outstanding balances of at least $325.0 million through December 31, 2002. The effect of these arrangements is recognized in interest expense and in the change in fair value of derivative instruments, as further described in Note 17. In connection with the completion of the comprehensive refinancing of the Senior Bank Credit Facility during May 2002, the Company terminated the swap agreement. See further discussion of the termination of the swap agreement in Note 24.

$100.0 Million Senior Notes

On June 11, 1999, the Company completed its offering of $100.0 million aggregate principal amount of 12% Senior Notes due 2006 (the “12% Senior Notes”). Interest on the 12% Senior Notes is paid semi-annually in arrears, and the 12% Senior Notes have a seven year non-callable term due June 1, 2006. Net proceeds from the offering were approximately $95.0 million, after deducting expenses payable by the Company in connection with the offering. The Company used the net proceeds from the sale of the 12% Senior Notes for general corporate purposes and to repay revolving bank borrowings under the Senior Bank Credit Facility. At any time prior to June 1, 2002, the Company may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal at a redemption price equal to 112% of the principal amount thereof, with the proceeds of one or more equity offerings, subject to certain restrictions. See Note 24 for further discussion of a redemption of a substantial portion of the 12% Senior Notes in connection with the comprehensive refinancing.

The Company has made all required interest payments under the terms of the Senior Notes, and currently believes it is in compliance with all of its covenants. The indenture governing the 12% Senior Notes contains cross-default provisions, as further discussed below.

$41.1 Million Convertible Subordinated Notes

On January 29, 1999, the Company issued $20.0 million of convertible subordinated notes due December 2008, with interest payable semi-annually at 9.5%. This issuance constituted the second tranche of a commitment by the Company to issue an aggregate of $40.0 million of convertible subordinated notes, with the first $20.0 million tranche issued in December 1998 under substantially similar terms. The convertible subordinated notes (the “$40.0 Million Convertible Subordinated Notes”) require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price. Additionally, the notes are non-callable but are redeemable on or following January 1, 2005, at a redemption price equal to 100% of the principal amount thereof.

During the first and second quarters of 2000, certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the $40.0 Million Convertible Subordinated Notes as a result of the Company’s financial condition and a “change of control”

arising from the Company’s execution of certain securities purchase agreements with respect to the proposed restructuring. This “change of control” gave rise to the right of MDP, the holder of the notes, to require the Company to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holders to the Company. In addition, the Company’s defaults under the provisions of the note purchase agreement gave rise to the right of the holders of such notes to require the Company to pay an applicable default rate of interest of 20.0%. In addition to the default rate of interest, as a result of the events of default, the Company is obligated, under the original terms of the $40.0 Million Convertible Subordinated Notes, to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15.0% rate of return (increased by 0.5%, as further discussed below), excluding the effect of the default rate of interest, on the $40.0 million principal amount. The contingent interest is payable upon each of December 31, 2003 and upon repayment of the notes, unless the holders of the notes elect to convert the notes into the Company’s common stock under the terms of the note purchase agreement or unless the price of the Company’s common stock meets or exceeds a “target price” as defined in the note purchase agreement. Such contingent interest was retroactive to the date of issuance of the notes. The contingent interest accrual as of December 31, 2001 amounted to $8.7 million.

In order to address the events of default discussed above, on June 30, 2000, the Company and MDP executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum from 9.5% to 10.0%, and adjusted the conversion price of the notes to a price equal to 125% of the average high and low sales price of the Company’s common stock on the NYSE for a period of 20 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. The waiver and amendment also increased the contingent interest rate to 15.5% retroactive to the date of issuance of the notes. In addition, the waiver and amendment to the note purchase agreement provided for the replacement of financial ratios applicable to the Company. The conversion price for the notes has been established at $11.90 (as adjusted for the reverse-stock split in May 2001), subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of the waiver and amendment, the distribution of the Company’s Series B Preferred Stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. In addition, the Company does not believe that the distribution of shares of the Company’s common stock in connection with the settlement of all outstanding stockholder litigation against the Company, as further discussed in Note 21, will cause an adjustment to the conversion price of the notes. MDP, however, has indicated its belief that such an adjustment is required. At an adjusted conversion price of $11.90 (as adjusted for the reverse stock split in May 2001), the $40.0 Million Convertible Subordinated Notes are convertible into approximately 3.4 million shares (as adjusted for the reverse stock split in May 2001) of the Company’s common stock.

In connection with the waiver and amendment to the note purchase agreement, the Company issued additional convertible subordinated notes containing substantially similar terms in the aggregate principal amount of $1.1 million (collectively with the $40.0 Million Convertible Subordinated Notes, the “$41.1 Million Convertible Subordinated Notes”), which amount represented all interest owed at the default rate of interest through June 30, 2000. These additional notes were convertible, at an adjusted conversion price of $11.90 (as adjusted for the reverse-stock split in May 2001), into an additional 0.1 million shares (as adjusted for the reverse-stock split in May 2001) of the Company’s common stock. After giving consideration to the issuance of these additional notes, the

Company has made all required interest payments under the $40.0 Million Convertible Subordinated Notes. On January 14, 2002, MDP converted the $1.1 million convertible subordinated notes into approximately 0.1 million shares of common stock.

Under the terms of the registration rights agreement between the Company and the holders of the $41.1 Million Convertible Subordinated Notes, the Company is required to use its best efforts to file and maintain with the SEC an effective shelf registration statement covering the future sale by the holders of the shares of common stock to be used upon conversion of the notes. As a result of the completion of the Restructuring, as previously discussed herein, the Company was unable to file such a registration statement with the SEC prior to the filing of the Company’s 2000 Form 10-K with the SEC on April 17, 2001. Following the filing of the Company’s Form 10-K, the Company commenced negotiations with MDP with respect to an amendment to the registration rights agreement to defer the Company’s obligations to use its best efforts to file and maintain the registration statement. MDP later informed the Company that it would not complete such an amendment. As a result, the Company completed and filed a shelf registration statement with the SEC on September 13, 2001, which became effective September 26, 2001, in compliance with this obligation.

The Company currently believes it is in compliance with all covenants under the provisions of the $40.0 Million Convertible Subordinated Notes, as amended. There can be no assurance, however, that the Company will be able to remain in compliance with all covenants under the provisions of the $40.0 Million Convertible Subordinated Notes. The provisions of the note purchase agreement governing the $40.0 Million Convertible Subordinated Notes contain cross-default provisions as further discussed below.

$30.0 Million Convertible Subordinated Notes

The Company’s $30.0 million convertible subordinated notes due February 2005 (the “$30.0 Million Convertible Subordinated Notes”), which were issued to PMI Mezzanine Fund, L.P. (“PMI”) on December 31, 1998, require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price.

Certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the Company’s $30.0 Million Convertible Subordinated Notes as a result of the Company’s financial condition and as a result of the Restructuring. However, on June 30, 2000, the Company and PMI executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the revisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum, from 7.5% to 8.0%, and adjusted the conversion price of the notes to a price equal to 125% of the average closing price of the Company’s common stock on the NYSE for a period of 30 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. In addition, the waiver and amendment to the note purchase agreement provided for the replacement of financial ratios applicable to the Company.

The conversion price for the notes has been established at $10.68 (as adjusted for the reverse stock split in May 2001), subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of the waiver and amendment, the distribution of the Company’s Series B Preferred Stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. However, the distribution of shares of the Company’s common stock in connection with the settlement of all outstanding stockholder litigation against the Company, as further discussed in Note 21, will cause an adjustment to the conversion price of the notes in an amount to be determined at the time shares of the Company’s common stock are distributed pursuant to the settlement. However, the ultimate adjustment to the conversion ratio will depend on the number of shares of the Company’s common stock outstanding on the date of issuance of the shares pursuant to the stockholder litigation settlement. In addition, since all of the shares have not been issued simultaneously, multiple adjustments to the conversion ratio will be required. The Company currently estimates that the $30.0 Million Convertible Subordinated Notes will be convertible into approximately 3.4 million shares (as adjusted for the reverse stock split in May 2001) of the Company’s common stock once all of the shares under the stockholder litigation settlement have been issued.

At any time after February 28, 2004, the Company may require the holder of the notes to convert all or a portion of the principal amount of the indebtedness into shares of common stock if, at such time, the current market price of the common stock has equaled or exceeded 150% of the conversion price for 45 consecutive trading days.

At December 31, 2000, the Company was in default under the terms of the note purchase agreement governing the $30.0 Million Convertible Subordinated Notes. The default related to the Company’s failure to comply with the total leverage ratio financial covenant. However, in March 2001, the Company and PMI executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement and amended the financial covenants applicable to the Company.

The Company has made all required interest payments under the $30.0 Million Convertible Subordinated Notes. The Company currently believes it is in compliance with all covenants under the provisions of the $30.0 Million Convertible Subordinated Notes, as amended. There can be no assurance, however, that the Company will be able to remain in compliance with all of the covenants under the provisions of the $30.0 Million Convertible Subordinated Notes. The provisions of the note purchase agreement governing the $30.0 Million Convertible Subordinated Notes contain cross-default provisions as further discussed below.

$50.0 Million Revolving Credit Facility

On September 15, 2000, Operating Company entered into a $50.0 million revolving credit facility with Lehman (the “Operating Company Revolving Credit Facility”). This facility, which bore interest at an applicable prime rate, plus 2.25%, was secured by the accounts receivable and all other assets of Operating Company. This facility, which was scheduled to mature on December 31, 2002, was assumed by a wholly-owned subsidiary of the Company in connection with the Operating Company Merger. As of December 31, 2001, the Company had no outstanding balance on the facility.

In connection with the comprehensive refinancing completed in May 2002, the Operating Company Revolving Credit Facility was terminated. See further discussion of the comprehensive refinancing in Note 24.

Other Debt Transactions

At December 31, 2001 and 2000, the Company had $5.5 million and $2.2 million in letters of credit, respectively. The letters of credit were issued to secure the Company’s workers’ compensation insurance policy, performance bonds and utility deposits. The Company is required to maintain cash collateral for the letters of credit.

The Company capitalized interest of $8.3 million and $37.7 million in 2000 and 1999, respectively. No interest was capitalized during 2001.

Debt maturities for the next five years and thereafter are (in thousands):

2002	$792,009
2003	1,228
2004	126
2005	30,139
2006	100,098
Thereafter	40,000

$963,600

The above debt maturities do not reflect the comprehensive refinancing completed in May 2002. See Note 24.

Cross-default Provisions

The provisions of the Company’s debt agreements related to the Senior Bank Credit Facility, the $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes and the Senior Notes contain certain cross-default provisions. Any events of default under the Senior Bank Credit Facility which give rise to the ability of the lenders under the Senior Bank Credit Facility to exercise their acceleration rights result in an event of default under the Company’s $40.0 Million Convertible Subordinated Notes. Any events of default under the Senior Bank Credit Facility that results in the lenders’ actual acceleration of amounts outstanding thereunder also result in an event of default under the Company’s $30.0 Million Convertible Subordinated Notes and the 12% Senior Notes. Additionally, any events of default under the $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes and the 12% Senior Notes which give rise to the ability of the holders of such indebtedness to exercise their acceleration rights also result in an event of default under the Senior Bank Credit Facility.

If the Company were to be in default under the Senior Bank Credit Facility, and if the lenders under the Senior Bank Credit Facility elected to exercise their rights to accelerate the Company’s obligations under the Senior Bank Credit Facility, such events could result in the acceleration of all or a portion of the Company’s $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes and the 12% Senior Notes, which would have a material adverse effect on the Company’s liquidity and financial position. Additionally, under the Company’s $40.0 Million Convertible Subordinated Notes, even if the lenders under the Senior Bank Credit Facility did not exercise their acceleration rights, the holders of the $40.0 Million Convertible Subordinated Notes could require the Company to repurchase such notes upon an event of default under the Senior Bank Credit Facility permitting acceleration. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company’s outstanding indebtedness.

16.   INCOME TAXES

Prior to 1999, Old CCA, the Company’s predecessor by merger, operated as a taxable subchapter C corporation. The Company elected to change its tax status from a taxable corporation to a REIT effective with the filing of its 1999 federal income tax return. As of December 31, 1998, the Company’s balance sheet reflected $83.2 million in net deferred tax assets. In accordance with the provisions of SFAS 109, the Company provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 Merger and the election to be taxed as a REIT. As such, the Company’s results of operations reflect a provision for income taxes of $83.2 million for the year ended December 31, 1999. However, due to New Prison Realty’s tax status as a REIT, New Prison Realty recorded no income tax provision or benefit related to operations for the year ended December 31, 1999.

In connection with the Restructuring, on September 12, 2000 the Company’s stockholders approved an amendment to the Company’s charter to remove provisions requiring the Company to elect to qualify and be taxed as a REIT for federal income tax purposes effective January 1, 2000. As a result of the amendment to the Company’s charter, the Company is taxed as a taxable subchapter C corporation beginning with its taxable year ended December 31, 2000. In accordance with the provisions of SFAS 109, the Company was required to establish current and deferred tax assets and liabilities in its financial statements in the period in which a change of tax status occurs. As such, the Company’s benefit for income taxes for the year ended December 31, 2000 includes the provision associated with establishing the deferred tax assets and liabilities in connection with the change in tax status during the third quarter of 2000, net of a valuation allowance applied to certain deferred tax assets.

The provision (benefit) for income taxes of continuing operations is comprised of the following components (in thousands):

	For the years ended December 31,

	2001	2000	1999

Current provision (benefit)
Federal	$—	$(26,593)	$—
State	173	586	—

	173	(26,007)	—

Deferred provision (benefit)
Federal	(3,169)	(19,739)	74,664
State	(362)	(2,256)	8,536

	(3,531)	(21,995)	83,200

Provision (benefit) for income taxes	$(3,358)	$(48,002)	$83,200

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2001 and 2000, are as follows (in thousands):

	2001	2000

Current deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$17,333	$24,894
Less valuation allowance	(17,333)	(24,894)

Net total current deferred tax assets	$—	$—

Noncurrent deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$10,394	$4,634
Tax over book basis of certain assets	21,799	41,923
Net operating loss carryforwards	82,369	56,115
Other	18,632	8,743

Total noncurrent deferred tax assets	133,194	111,415
Less valuation allowance	(133,194)	(111,415)

Net noncurrent deferred tax assets	—	—

Noncurrent deferred tax liabilities:
Book over tax basis of certain assets	4,975	6,556
Basis difference in sale of investment	49,839	49,839
Other	1,697	55

Total noncurrent deferred tax liabilities	56,511	56,450

Net noncurrent deferred tax liabilities	$56,511	$56,450

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in assessing the valuation allowance for financial reporting purposes. In accordance with SFAS 109, the Company has provided a valuation allowance to reserve the deferred tax assets. At December 31, 2001, the Company had U.S. net operating loss carryforwards for income tax purposes of approximately $201.4 million and state net operating loss carryforwards of approximately $199.9 million. The carryforward period begins expiring in 2009.

A reconciliation of the income tax expense (benefit) at the statutory income tax rate and the effective tax rate as a percentage of pretax income (loss) from continuing operations for the years ended December 31, 2001 and 2000 is as follows:

	2001	2000

Statutory federal rate	35.0%	(35.0)%
State taxes, net of federal tax benefit	4.0	(4.0)
Change in tax status	—	12.5
Permanent differences (primarily related to stockholder litigation and sale of a subsidiary)	(94.1)	5.9
Change in valuation allowance	31.1	12.2
Other items, net	1.2	2.2

	(22.8)%	(6.2)%

On March 9, 2002, the “Job Creation and Worker Assistance Act of 2002” was signed into law. Among other changes, the law extends the net operating loss carryback period to five years from two years for net operating losses arising in tax years ending in 2001 and 2002, and allows use of net operating loss carrybacks and carryforwards to offset 100% of the alternative minimum taxable income. The Company experienced net operating losses during 2001 resulting primarily from the sale of assets at prices below the tax basis of such assets. Under terms of the new law, the Company will be able to utilize certain net operating losses to offset taxable income generated in 1997 and 1996. As a result of this tax law change in 2002, the Company was due an income tax refund of approximately $32.2 million, which was reflected as an income tax benefit during the first quarter of 2002.

17.   DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, was issued in June 1998, and was effective for fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS 133, as amended, effective January 1, 2001. The Company’s derivative instruments include an interest rate swap agreement and a written option embedded in an 8.0%, $26.1 million promissory note due in 2009, issued December 31, 2001, in conjunction with the settlement in federal court of a series of stockholder lawsuits against the Company and certain of its existing and former directors and executive officers, as further discussed in Note 21. Upon issuance, the Company’s derivative instruments will also include a written option embedded in an 8.0%, $2.9 million promissory note due in 2009, expected to be issued in conjunction with the issuance of shares of common stock to plaintiffs arising from the state court portion of the stockholder litigation settlement. The issuance of these shares, and consequently the promissory note, is expected to occur during the fourth quarter of 2002.

In accordance with the terms of the Senior Bank Credit Facility, the Company entered into certain swap arrangements in order to hedge the variable interest rate associated with portions of the debt. The swap arrangements fix LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through December 31, 2002. The difference between the floating rate and the swap rate is recognized in interest expense.

The Company did not meet the hedge accounting criteria for the interest rate swap agreement under SFAS 133, as amended, and has reflected in earnings the change in the estimated fair value of the interest rate swap agreement. As of December 31, 2001, due to a reduction in interest rates since entering into the swap agreement, the interest rate swap agreement had a negative fair value of $13.6 million. This negative fair value consists of a transition adjustment of $5.0 million for the reduction in the fair value of the interest rate swap agreement from its inception through the adoption of SFAS 133 on January 1, 2001 reflected in other comprehensive income (loss) effective January 1, 2001 and a decrease in the fair value of the swap agreement of $8.6 million reflected in earnings for the year ended December 31, 2001.

In accordance with SFAS 133, as amended, the Company recorded an $11.1 million non-cash charge for the change in fair value of the interest rate swap agreement for the year ended December 31, 2001, which includes $2.5 million for amortization of the transition adjustment.

The unamortized transition adjustment at December 31, 2001 of $2.5 million is expected to be included in earnings as a non-cash charge, along with a corresponding increase to stockholders’ equity through accumulated comprehensive income, over the remaining term of the swap agreement.

In connection with the completion of the comprehensive refinancing of the Senior Bank Credit Facility during May 2002, the Company terminated the swap agreement. See further discussion of the termination of the swap agreement in Note 24.

On December 31, 2001, approximately 2.8 million shares of the Company’s common stock were issued, along with a $26.1 million promissory note, in conjunction with the final settlement of the federal court portion of the stockholder litigation settlement. Under the terms of the promissory note, the note and accrued interest became extinguished in January 2002 once the average closing price of the common stock exceeded a “termination price” equal to $16.30 per share for fifteen consecutive trading days following the issuance of such note. The terms of the note, which allow the principal balance to fluctuate dependent on the trading price of the Company’s common stock, created a derivative instrument that was valued and accounted for under the provisions of SFAS 133. As a result of the extinguishment of the note in January 2002, management estimated the fair value of this derivative to approximate the face amount of the note, resulting in an asset being recorded in the fourth quarter of 2001. The derivative asset offsets the face amount of the note in the consolidated balance sheet as of December 31, 2001.

While the state court portion of the stockholder litigation settlement has also been settled, the payment of the settlement proceeds to the state court plaintiffs has not yet been completed; however, the settlement payment is expected to result in the issuance of approximately 0.3 million additional shares of the Company’s common stock and a $2.9 million subordinated promissory note, which may also be extinguished if the average closing price of the Company’s common stock meets or exceeds $16.30 per share for fifteen consecutive trading days following the note’s issuance and prior to its maturity in 2009. Additionally, to the extent the Company’s common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note’s issuance and prior to the maturity of the note. If the remaining promissory note is issued under the current terms, in accordance with SFAS 133, as amended, the Company will reflect in earnings the change in the estimated fair value of the written option embedded in the promissory note from quarter to quarter. Since the Company has reflected the maximum obligation of the contingency associated with the state court portion of the stockholder litigation in the accompanying consolidated balance sheet as of December 31, 2001, the issuance of the note is currently expected to have a favorable impact on the Company’s consolidated financial position and results of operations initially; thereafter, the financial statement impact will fluctuate based on changes in the Company’s stock price. However, the impact cannot be determined until the promissory note is issued and an estimated fair value of the derivative included in the promissory note is determined.

18.   EARNINGS (LOSS) PER SHARE

In accordance with SFAS 128, basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the Company, diluted earnings per share is computed by dividing net income (loss) available to common stockholders, as adjusted, by the weighted average number of common shares after considering the additional dilution related to convertible subordinated notes, shares to be issued under the settlement terms of the Company’s stockholder litigation, restricted common stock plans, and stock options and warrants.

The numerator and denominator of the basic earnings per share computation and the numerator and denominator of the diluted earnings per share computation are as follows (in thousands, except per share data, which has also been adjusted for the reverse stock split in May 2001):

	2001	2000	1999

NUMERATOR
Basic and Diluted:
Loss from continuing operations and after preferred stock distributions	$(1,967)	$(744,308)	$(81,254)

DENOMINATOR
Basic and Diluted:
Weighted average common shares outstanding	24,380	13,132	11,510

Basic and Diluted earnings (loss) per share:
Loss from continuing operations	$(0.08)	$(56.68)	$(7.06)
Income from discontinued operations, net of taxes	0.31	—	—

Net income (loss) available to common stockholders	$0.23	$(56.68)	$(7.06)

For the year ended December 31, 2001, the Company’s convertible subordinated notes were convertible into 6.8 million shares of common stock (as adjusted for the reverse stock split in May 2001), using the if-converted method. The Company’s restricted stock, stock options, and warrants were convertible into 0.6 million shares for the year ended December 31, 2001, using the treasury stock method. These incremental shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2001, as the effect of their inclusion was anti-dilutive.

For the year ended December 31, 2001, 3.4 million shares of common stock were contingently issuable under terms of the settlement agreement of all formerly existing stockholder litigation against the Company and certain of its existing and former directors and executive officers completed during the first quarter of 2001. These contingently issuable shares were excluded from the computation of diluted earnings per share for the year ended December 31, 2001, as the effect of their inclusion was anti-dilutive. All of these shares, with the exception of approximately 0.3 million shares, were issued during 2001.

For the years ended December 31, 2000 and 1999, the Company’s stock options and warrants were convertible into 0.1 million shares of common stock (as adjusted for the reverse stock split in May 2001), using the treasury stock method. For the years ended December 31, 2000 and 1999, the Company’s convertible subordinated notes were convertible into 6.3 million and 0.3 million shares of common stock, respectively (as adjusted for the reverse stock split in May 2001), using the if-converted method. These incremental shares were excluded from the computation of diluted earnings per share for the years ended December 31, 2000 and 1999 as the effect of their inclusion was anti-dilutive.

19.   STOCKHOLDERS’ EQUITY

Common Stock

On January 11, 1999, the Company filed a Registration Statement on Form S-3 to register an aggregate of $1.5 billion in value of its common stock, preferred stock, common stock rights, warrants and debt securities for sale to the public (the “Shelf Registration Statement”). Proceeds from sales under the Shelf Registration Statement were to be used for general corporate purposes, including the acquisition and development of correctional and detention facilities. During 1999, the Company issued and sold approximately 6.7 million shares of its common stock under the Shelf Registration Statement, resulting in net proceeds to the Company of approximately $120.0 million. The Shelf Registration Statement is not available for further use by the Company.

On May 7, 1999, the Company registered 10.0 million shares of the Company’s common stock for issuance under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”). The DRSPP provided a method of investing cash dividends in, and making optional monthly cash purchases of, the Company’s common stock, at prices reflecting a discount between 0% and 5% from the market price of the common stock on the NYSE. During 1999, the Company issued approximately 1.3 million shares under the DRSPP, with substantially all of these shares issued under the DRSPP’s optional cash feature, resulting in proceeds of $12.3 million. The Company has suspended the DRSPP.

At the Company’s 2000 annual meeting of stockholders held in December 2000, the holders of the Company’s common stock approved a reverse stock split of the Company’s common stock at a ratio to be determined by the board of directors of the Company of not less than one-for-ten and not to exceed one-for-twenty. The board of directors subsequently approved a reverse stock split of the Company’s common stock at a ratio of one-for-ten, which was effective May 18, 2001.

As a result of the reverse stock split, every ten shares of the Company’s common stock issued and outstanding immediately prior to the reverse stock split has been reclassified and changed into one fully paid and nonassessable share of the Company’s common stock. The Company paid its registered common stockholders cash in lieu of issuing fractional shares in the reverse stock split at a post reverse-split rate of $8.60 per share, totaling approximately $15,000. The number of common shares and per share amounts have been retroactively restated in the accompanying financial statements and these notes to the financial statements to reflect the reduction in common shares and corresponding increase in the per share amounts resulting from the reverse stock split. In conjunction with the reverse stock split, during the second quarter of 2001, the Company amended its charter to reduce the number of shares of common stock which the Company was authorized to issue to 80.0 million shares (on a post-reverse stock split basis) from 400.0 million shares (on a pre-reverse stock split basis). As of December 31, 2001, the Company had 27.9 million shares of common stock issued and outstanding (on a post-reverse stock split basis).

During 1995, Old CCA authorized the issuance of 29,500 shares of common stock (as adjusted for the reverse stock split in May 2001) to certain key employees as a deferred stock award. The award was to fully vest ten years from the date of grant based on continuous employment with the Company. The Company had been expensing the $3.7 million of awards over the ten-year vesting period. Due to the resignation or termination of these employees, these shares (along with an additional 23,500 shares issued pursuant to an adjustment resulting from the issuance and subsequent conversion of shares of the Series B preferred stock as discussed below) became fully vested; therefore the Company expensed the unamortized portion of the award, totaling approximately $1.8 million, during 2000.

Series A Preferred Stock

Upon its formation in 1998, the Company authorized 20.0 million shares of $0.01 par value preferred stock, of which 4.3 million shares are designated as Series A Preferred Stock.

As discussed in Note 3, in connection with the 1999 Merger, Old Prison Realty shareholders received one share of Series A Preferred Stock of the Company in exchange for each Old Prison Realty Series A Cumulative Preferred Share. Consequently, the Company issued 4.3 million shares of its Series A Preferred Stock on January 1, 1999. The shares of the Company’s Series A Preferred Stock are redeemable at any time by the Company on or after January 30, 2003 at $25.00 per share, plus dividends accrued and unpaid to the redemption date. Shares of the Company’s Series A Preferred Stock have no stated maturity, sinking fund provision or mandatory redemption and are not convertible into any other securities of the Company. Dividends on shares of the Company’s Series A Preferred Stock are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, at a fixed annual rate of 8.0%.

As discussed in Notes 14 and 15, in connection with the June 2000 Waiver and Amendment, the Company was prohibited from declaring or paying any dividends with respect to the Series A Preferred Stock until such time as the Company had raised at least $100.0 million in equity. As a result, the Company had not declared or paid any dividends on its shares of Series A Preferred Stock since the first quarter of 2000. Dividends continued to accrue under the terms of the Company’s charter until the Company received a consent and waiver from its lenders under the Senior Bank Credit Facility in September 2001, which allowed the Company’s board of directors to declare a one-time dividend on the issued and outstanding Series A Preferred Stock, which was paid on October 15, 2001.

In connection with the December 2001 Amendment and Restatement of the Senior Bank Credit Facility, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company’s ability to pay cash dividends on shares of its issued and outstanding Series A Preferred Stock. Under the terms of the December 2001 Amendment and Restatement, the Company is permitted to pay quarterly dividends on the shares of its issued and outstanding Series A Preferred Stock, including all dividend in arrears. See Note 14 for further information on distributions on the Company’s shares of Series A Preferred Stock.

Series B Preferred Stock

In order to satisfy the REIT distribution requirements with respect to its 1999 taxable year, during 2000 the Company authorized an additional 30.0 million shares of $0.01 par value preferred stock, designated 12.0 million shares of such preferred stock as Series B Preferred

Stock and subsequently issued approximately 7.5 million shares to holders of the Company’s common stock as a stock dividend.

The shares of Series B Preferred Stock issued by the Company provide for cumulative dividends payable at a rate of 12% per year of the stock’s stated value of $24.46. The dividends are payable quarterly in arrears, in additional shares of Series B Preferred Stock through the third quarter of 2003, and in cash thereafter, provided that all accrued and unpaid cash dividends have been made on the Company’s Series A Preferred Stock. The shares of the Series B Preferred Stock are callable by the Company, at a price per share equal to the stated value of $24.46, plus any accrued dividends, at any time after six months following the later of (i) three years following the date of issuance or (ii) the 91st day following the redemption of the Company’s 12% Senior Notes. The shares of Series B Preferred Stock were convertible into shares of the Company’s common stock during two conversion periods: (i) from October 2, 2000 to October 13, 2000; and (ii) from December 7, 2000 to December 20, 2000, at a conversion price based on the average closing price of the Company’s common stock on the NYSE during the 10 trading days prior to the first day of the applicable conversion period, provided, however, that the conversion price used to determine the number of shares of the Company’s common stock issuable upon conversion of the Series B Preferred Stock could not be less than $1.00. The number of shares of the Company’s common stock that were issued upon the conversion of each share of Series B Preferred Stock was calculated by dividing the stated price ($24.46), plus accrued and unpaid dividends as of the date of conversion of each share of Series B Preferred Stock, by the conversion price established for the conversion period.

Approximately 1.3 million shares of Series B Preferred Stock issued by the Company on September 22, 2000 were converted during the first conversion period in October 2000, resulting in the issuance of approximately 2.2 million shares of the Company’s common stock (as adjusted for the reverse stock split in May 2001). The conversion price for the initial conversion period was established at $1.48.

Approximately 2.9 million shares of Series B Preferred Stock issued by the Company on November 13, 2000 were converted during the second conversion period in December 2000, resulting in the issuance of approximately 7.3 million shares of the Company’s common stock (as adjusted for the reverse stock split in May 2001). The conversion price for the second conversion period was established at $1.00. The shares of Series B Preferred Stock currently outstanding, as well as any additional shares issued as dividends, are not and will not be convertible into shares of the Company’s common stock.

During 2001, the Company issued 452,000 shares of Series B Preferred Stock in satisfaction of the regular quarterly distributions. Additionally, as of December 31, 2001, the Company has accrued approximately $3.0 million of distributions on Series B Preferred Stock. See Note 14 for further information on distributions on the Company’s shares of Series B Preferred Stock.

During 2001, the Company issued 0.2 million shares of Series B Preferred Stock under two Series B Preferred Stock restricted stock plans (the “Series B Restricted Stock Plans”), which were valued at $2.0 million on the date of the award. The restricted shares of Series B Preferred Stock were granted to certain of the Company’s key employees and wardens. Under the terms of Series B Restricted Stock Plans, the shares in the key employee plan vest in equal intervals over a three-year period expiring in May 2004, while the shares in the warden plan vest all at one time in May 2004. During the year ended December 31, 2001, the Company expensed $0.4 million, net of forfeitures, relating to the Series B Restricted Stock Plans.

Stock Warrants

In connection with the Operating Company Merger, the Company issued warrants for approximately 213,000 shares (as adjusted for the reverse stock split in May 2001) of the Company’s common stock to acquire the voting common stock of Operating Company. The warrants issued allow the holder to purchase approximately 142,000 shares of the Company’s common stock at an exercise price of $0.01 per share (as adjusted for the reverse stock split in May 2001) and approximately 71,000 shares of the Company’s common stock at an exercise price of $14.10 per share (as adjusted for the reverse stock split in May 2001). These warrants expire September 29, 2005. Also in connection with the Operating Company Merger, the Company assumed the obligation to issue up to approximately 75,000 shares of its common stock, at a price of $33.30 per share (as adjusted for the reverse stock split in May 2001), through their expiration date on December 31, 2008.

Treasury Stock

Treasury stock was recorded in 1999 related to the cashless exercise of stock options.

Stock Option Plans

The Company has equity incentive plans under which, among other things, incentive and non-qualified stock options are granted to certain employees and non-employee directors of the Company by the compensation committee of the Company’s board of directors. The options are generally granted with exercise prices equal to the market value at the date of grant. Vesting periods for options granted to employees generally range from one to four years. Options granted to non-employee directors vest at the date of grant. The term of such options is ten years from the date of grant.

In connection with the 1999 Merger, all options outstanding at December 31, 1998 to purchase Old CCA common stock and all options outstanding at January 1, 1999 to purchase Old Prison Realty common stock, were converted into options to purchase shares of the Company’s common stock, after giving effect to the exchange ratio and carryover of the vesting and other relevant terms. Options granted under Old CCA’s stock option plans are exercisable after the later of two years from the date of employment or one year after the date of grant until ten years after the date of grant. Options granted under Old Prison Realty’s stock option plans were granted with terms similar to the terms of the Company’s plans.

During the fourth quarter of 2000, pursuant to anti-dilution provisions under the Company’s equity incentive plans, an automatic adjustment of approximately 0.6 million stock options (as adjusted for the reverse stock split in May 2001) was issued to existing optionees as a result of the dilutive effect of the issuance of the Series B Preferred Stock, as further discussed in Note 14 and above. In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” the Company also adjusted the exercise prices of existing and newly issued options such that the automatic adjustment resulted in no accounting consequence to the Company’s financial statements. All references in this Note 19 to the number and prices of options still outstanding have been retroactively restated to reflect the increased number of options resulting from the automatic adjustment. The number and prices of options have also been retroactively restated to reflect the one-for-ten reverse stock split in May 2001.

Stock option transactions relating to the Company’s incentive and nonqualified stock option plans are summarized below (in thousands, except exercise prices):

		Weighted
	Number of	average exercise
	options	price per option

Outstanding at December 31, 1998	434	$103.88
Old Prison Realty options	307	$91.29
Granted	100	$79.38
Exercised	(36)	$11.23
Cancelled	(197)	$96.43

Outstanding at December 31, 1999	608	$101.49
Granted	552	$16.52
Cancelled	(181)	$96.00

Outstanding at December 31, 2000	979	$54.54
Granted	1,613	$8.84
Cancelled	(160)	$37.05

Outstanding at December 31, 2001	2,432	$25.30

The weighted average fair value of options granted during 2001, 2000 and 1999 was $7.05, $8.10, and $15.40 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model.

Stock options outstanding at December 31, 2001, are summarized below:

	Options		Weighted
	outstanding at	Options	average
	December 31,	exercisable at	remaining	Weighted
	2001	December 31,	contractual life	average exercise
Exercise Price	(in thousands)	2001	in years	price

$8.75 – 9.96	1,771	335	9.19	$9.47
$11.20 – 19.91	178	52	8.23	$13.68
$23.00 – 79.41	173	48	7.67	$60.70
$83.07 – 117.78	173	173	5.45	$92.17
$121.76 – 159.31	137	137	5.49	$145.46

	2,432	745	8.54	$57.21

At the Company’s 2000 annual meeting of stockholders held in December 2000, the Company obtained the approval of an amendment to the Company’s 1997 Employee Share Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 130,000 to 1.5 million and the adoption of the Company’s 2000 Equity Incentive Plan, pursuant to which the Company will reserve 2.5 million in shares of the Company’s common stock for issuance thereunder. These changes were made in order to provide the Company with adequate means to retain and attract quality directors, officers and key employees through the granting of equity incentives. The number of shares available for issuance under each of the plans has been adjusted to reflect the one-for-ten reverse stock split discussed above.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and accounts for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” As a result, no compensation cost has been recognized for the Company’s stock option plans under the criteria established by SFAS 123. Had compensation cost for the stock option plans been determined based on the fair value of the options at the grant date for awards in 2001, 2000 and 1999 consistent with the provisions of SFAS 123, the Company’s net income (loss) available to common stockholders and per share amounts would have been reduced to the pro forma amounts indicated below for the years ended December 31 (amounts in thousands except per share data):

	2001	2000	1999

As Reported
Loss from continuing operations and after preferred stock distributions	$(1,967)	$(744,308)	$(81,254)
Income from discontinued operations, net of taxes	7,637	—	—

Net income (loss) available to common stockholders	$5,670	$(744,308)	$(81,254)

Pro Forma
Loss from continuing operations and after preferred stock distributions	$(6,203)	$(745,598)	$(84,252)
Income from discontinued operations, net of taxes	7,637	—	—

Net income (loss) available to common stockholders	$1,434	$(745,598)	$(84,252)

As Reported
Basic and Diluted earnings (loss) per share:
Loss from continuing operations	$(0.08)	$(56.68)	$(7.06)
Income from discontinued operations, net of taxes	0.31	—	—

Net income (loss) available to common stockholders	$0.23	$(56.68)	$(7.06)

Pro Forma
Basic and Diluted earnings (loss) per share:
Loss from continuing operations	$(0.25)	$(56.78)	$(7.32)
Income from discontinued operations, net of taxes	0.31	—	—

Diluted net income (loss) available to common stockholders	$0.06	$(56.78)	$(7.32)

The effect of applying SFAS 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income (loss) available to common stockholders for future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	2000	1999

Expected dividend yield	0.0%	0.0%	9.0%
Expected stock price volatility	89.4%	112.5%	49.1%
Risk-free interest rate	4.8%	5.3%	5.4%
Expected life of options	7 years	7 years	10 years

Retirement Plans

On December 28, 1998, Operating Company adopted a 401(k) plan (the “Plan”). In connection with the Operating Company Merger, the Company assumed all benefits and obligations of the Plan. All employees of the Company are eligible to participate upon reaching age 18 and completing one year of qualified service. Employees may elect to defer from 1% to 15% of their compensation. The provisions of the Plan provide for employer matching discretionary contributions currently equal to 100% of the employee’s contributions up to 4% of the employee’s compensation. Additionally, the Company also makes a basic contribution on behalf of each eligible employee, equal to 2% of the employee’s compensation for the first year of eligibility, and 1% of the employee’s compensation for each year of eligibility following. The Company’s contributions become 40% vested after four years of service and 100% vested after five years of service. The Company’s board of directors has discretion in establishing the amount of the Company’s matching and basic contributions, which amounted to $5.7 million and $0.8 million during the year ended December 31, 2001 and 2000, respectively.

During 2001, the Company elected to amend the Plan, effective January 1, 2002. The Company’s vesting schedule was changed so that, effective January 1, 2002, employer contributions and investment earnings or losses thereon become vested 20% after two years of service, 40% after three years of service, 80% after four years of service, and 100% after five or more years of service. The maximum employee compensation deferral was also increased to 20% of the employee’s compensation.

20.   RELATED PARTY TRANSACTIONS

The Company paid $0.1 million in 2000 to a former member of Operating Company’s board of directors for consulting services related to various contractual relationships.

The Company and Operating Company paid $0.6 million to a company that is majority-owned by an individual that was a member of the Old CCA board of directors for services rendered during 2000.

The Company paid $26.5 million in each of 2000 and 1999, to a construction company that is owned by a former member of the Company’s board of directors, for services rendered in the construction of facilities.

In 2000, the Company and Operating Company paid $0.2 million to a former member of the Company’s board of directors for ongoing consulting services. The Company did not make payments to this individual during 2001 or 1999 other than board of director fees in 1999.

21.   COMMITMENTS AND CONTINGENCIES

Litigation

During the first quarter of 2001, the Company obtained final court approval of the settlements of the following outstanding consolidated federal and state class action and derivative stockholder lawsuits brought against the Company and certain of its former directors and executive officers: (i) In re: Prison Realty Securities Litigation; (ii) In re: Old CCA Securities Litigation; (iii) John Neiger, on behalf of himself and all others similarly situated v. Doctor Crants, Robert Crants and Prison Realty Trust, Inc.; (iv) Dasburg, S.A., on behalf of itself and all others similarly situated v. Corrections Corporation of America, Doctor R. Crants, Thomas W. Beasley, Charles A. Blanchette, and David L. Myers; (v) Wanstrath v. Crants, et al.; and (vi) Bernstein v. Prison Realty Trust, Inc. The final terms of the settlement agreements provide for the “global” settlement of all such outstanding stockholder litigation against the Company brought as the result of, among other things, agreements entered into by the Company and Operating Company in May 1999 to increase payments made by the Company to Operating Company under the terms of certain agreements, as well as transactions relating to the proposed corporate restructurings led by the Fortress/Blackstone investment group and Pacific Life Insurance Company. Pursuant to the terms of the settlements, the Company agreed to issue or pay to the plaintiffs (and their respective legal counsel) in the actions: (i) an aggregate of 4.7 million shares of the Company’s common stock (as adjusted for the reverse stock split in May 2001); (ii) a subordinated promissory note in the aggregate principal amount of $29.0 million; and (iii) approximately $47.5 million in cash payable solely from the proceeds of certain insurance policies.

Pursuant to the terms of the settlement agreements, the promissory note would be due January 2, 2009, and accrue interest at a rate of 8.0% per year. Pursuant to the terms of the settlements, the note and accrued interest may be extinguished if the Company’s common stock price meets or exceeds a “termination price” equal to $16.30 per share for any fifteen consecutive trading days following the note’s issuance and prior to the maturity date of the note. Additionally, to the extent the Company’s common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note’s issuance and prior to the maturity of the note. The Company accrued the estimated obligation of approximately $75.4 million associated with the stockholder litigation during the third quarter of 2000.

During March and April 2001, the Company issued approximately 1.6 million shares of common stock, as adjusted for the reverse stock split, under the settlement to the plaintiffs’ counsel in the actions. Additionally, during the fourth quarter of 2001, the Company issued approximately 2.8 million shares of common stock, as adjusted for the reverse stock split, along with a $26.1 million promissory note, in conjunction with the final settlement of the federal court portion of the stockholder litigation settlement. Under the terms of the promissory note, the note was extinguished in full in January 2002 as the result of the average closing price of the Company’s common stock meeting or exceeding a price of $16.30 per share for fifteen consecutive trading days following the issuance of the note, as discussed further in Note 17. While the state court portion of the stockholder litigation settlement has also been settled, the payment of the settlement proceeds to the state court plaintiffs has not yet been completed; however, the settlement payment is expected to result in the issuance of approximately 310,000 additional shares of common stock and a $2.9 million subordinated promissory note, which may also be extinguished if the average closing price of the common stock meets or exceeds $16.30 per share for fifteen consecutive trading days following the issuance of such note and prior to its maturity in 2009.

On June 9, 2000, a complaint captioned Prison Acquisition Company, L.L.C. v. Prison Realty Trust, Inc., Correction Corporation of America, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc. was filed in federal court in the United States District Court for the Southern District of New York to recover fees allegedly owed the plaintiff as a result of the termination of a securities purchase agreement related to the Company’s proposed corporate restructuring led by the Fortress/Blackstone investment group. The complaint alleged that the defendants failed to pay amounts allegedly due under the securities purchase agreement and asked for compensatory damages of approximately $24.0 million consisting of various fees, expenses and other relief. During August 2001, the Company and plaintiffs entered into a definitive agreement to settle this litigation. Under terms of the agreement, the Company made a cash payment of $15.0 million to the plaintiffs in full settlement of all claims. During 2000, the Company recorded an accrual reflecting the estimated liability of this matter.

On September 14, 1998, a complaint captioned Thomas Horn, Ferman Heaton, Ricky Estes, and Charles Combs, individually and on behalf of the U.S. Corrections Corporation Employee Stock Ownership Plan and its participants v. Robert B. McQueen, Milton Thompson, the U.S. Corrections Corporation Employee Stock Ownership Plan, U.S. Corrections Corporation, and Corrections Corporation of America was filed in the U.S. District Court for the Western District of Kentucky alleging numerous violations of the Employee Retirement Income Security Act, including but not limited to a failure to manage the assets of the U.S. Corrections Corporation Employee Stock Ownership Plan (the “ESOP”) in the sole interest of the participants, purchasing assets without undertaking adequate investigation of the investment, overpayment for employer securities, failure to resolve conflicts of interest, lending money between the ESOP and employer, allowing the ESOP to borrow money other than for the acquisition of employer securities, failure to make adequate, independent and reasoned investigation into the prudence and advisability of certain transactions, and otherwise. The plaintiffs were seeking damages in excess of $30.0 million plus prejudgment interest and attorneys’ fees. The Company has entered into a definitive agreement with the plaintiffs to settle their claims against the Company, which was approved by the court during the second quarter of 2002. During 2000, the Company recorded an accrual reflecting the estimated liability of this matter.

Commencing in late 1997 and through 1998, Old CCA became subject to approximately sixteen separate suits in federal district court in the state of South Carolina claiming the abuse and mistreatment of certain juveniles housed in the Columbia Training Center, a South Carolina juvenile detention facility formerly operated by Old CCA. These suits claim unspecified compensatory and punitive damages, as well as certain statutory costs. One of these suits, captioned William Pacetti v. Corrections Corporation of America, went to trial in late November 2000, and in December 2000 the jury returned a verdict awarding the plaintiff in the action $125,000 in compensatory damages, $3.0 million in punitive damages, and attorneys’ fees. However, during the second quarter of 2001, the Company reached an agreement in principle with all plaintiffs to settle their asserted and unasserted claims against the Company, and the Company subsequently executed a definitive settlement agreement which was approved by the court, with the full settlement funded by insurance.

In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against the Company’s inmate transportation subsidiary, TransCor America, LLC (“TransCor”). The lawsuit, captioned Cheryl Schoenfeld v. TransCor America, Inc., et al., alleges that two former employees of TransCor sexually assaulted plaintiff Schoenfeld during her transportation to a facility in Texas in late 1999. An additional individual, Annette Jones, has also joined the suit as a plaintiff, alleging that she was also mistreated by the two former employees during the same trip. On May 20, 2002, TransCor entered into definitive agreement to settle the litigation. Pursuant to the terms of the settlement agreement, the parties settled all claims with a confidential cash payment made to the plaintiffs in the litigation, the majority of which was funded by insurance proceeds.

In addition to the above legal matters, the nature of the Company’s business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on the consolidated financial position, results of operations or cash flows of the Company for which the Company has not established adequate reserves.

Insurance Contingencies

Each of the Company’s management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, workers’ compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.

Income Tax Contingencies

In connection with the 1999 Merger, the Company assumed the tax obligations of Old CCA. The IRS has completed field audits of Old CCA’s federal tax returns for the taxable years ended December 31, 1998 and 1997, and has also completed auditing the Company’s federal tax return for the taxable year ended December 31, 2000.

The IRS agent’s report related to 1998 and 1997 included a determination by the IRS to increase taxable income by approximately $120.0 million. The Company appealed the IRS’s findings with the Appeals Office of the IRS. On October 24, 2002 the Company entered into a definitive settlement agreement with the IRS in connection with the IRS’s audit of Old CCA’s 1997 federal income tax return. See further discussion of the settlement in Note 24.

The Company is continuing to appeal the IRS’s findings with respect to the IRS’s audit of Old CCA’s 1998 federal income tax return. The Company does not currently expect, however, that the resolution of the 1998 audit will have a material adverse effect on the Company’s liquidity or results of operations.

In connection with the IRS’s audit of the Company’s 2000 federal income tax return, the IRS has proposed the disallowance of a loss the Company claimed as the result of its forgiveness in September 2000 of certain indebtedness of one of its former operating companies. This finding is currently being protested with the Appeals Office of the IRS. In the event that, after the Company seeks all available remedies, the IRS prevails, the Company would be required to pay the IRS in excess of $56.0 million in cash plus penalties and interest. This adjustment would also substantially eliminate the Company’s net operating loss carryforward. The Company believes that it has meritorious defenses of its positions. The Company has not established a reserve for this matter. However, no assurance can be given that the IRS will not make such an assessment and prevail in any such claim against the Company.

Guarantees

In connection with the bond issuance of a governmental entity for which the Company currently provides management services at a correctional facility, the Company is obligated, under a debt service deficits agreement, to pay the trustee of the bond’s trust indenture (the “Trustee”) amounts necessary to pay any debt service deficits consisting of principal and interest requirements (outstanding principal balance of $64.2 million at December 31, 2001 plus future interest payments). In the event the State of Tennessee, which is currently utilizing the facility, exercises its option to purchase the correctional facility, the Company is also obligated to pay the difference between principal and interest owed on the bonds on the date set for the redemption of the bonds and amounts paid by the State of Tennessee for the facility and all other funds on deposit with the Trustee and available for redemption of the bonds. Ownership of the facility reverts to the State of Tennessee in 2017 at no cost. Therefore, the Company does not currently believe the State of Tennessee will exercise its option to purchase the facility. At December 31, 2001, the outstanding principal balance of the bonds exceeded the purchase price option by $13.2 million. The Company also maintains a restricted cash account of approximately $7.0 million as collateral against a guarantee it has provided for a forward purchase agreement related to the above bond issuance.

Employment and Severance Agreements

On July 28, 2000, Doctor R. Crants was terminated as the chief executive officer of the Company and from all positions with the Company and Operating Company. Under certain employment and severance agreements, Mr. Crants will continue to receive his salary and health, life and disability insurance benefits until 2003 and was vested immediately in 14,000 shares of the Company’s common stock (as adjusted for the reverse stock split in May 2001) previously granted as part of a deferred stock award. The compensation expense related to these benefits, totaling $0.7 million in cash and $1.2 million in non-cash charges representing the unamortized portion of the deferred stock award, was recognized during the third quarter of 2000. The unamortized portion was based on the trading price of the common stock of Old CCA, as of the date of grant, which occurred in the fourth quarter of 1995.

The Company also currently has employment agreements with several executive officers which provide for the payment of certain severance amounts upon an event of termination or change of control, as further defined in the agreements.

Other Commitments

The Company received an invoice, dated October 25, 2000, from Merrill Lynch & Co. for $8.1 million for services as the Company’s financial advisor in connection with the Restructuring. Prior to their termination in the third quarter of 2000, Merrill Lynch served as a financial advisor to the Company and its board of directors in connection with the Restructuring. Merrill Lynch claimed that the merger between Operating Company and the Company constituted a “restructuring transaction,” which Merrill Lynch further contended triggered certain fees under engagement letters allegedly entered into between Merrill Lynch and the Company and Merrill Lynch and Operating Company management, respectively. In July 2001, Merrill Lynch agreed to accept payment of $3.0 million in three $1.0 million installment payments over a one year period in full and complete satisfaction of the invoice. As of December 31, 2001, the Company had paid $2.0 million to Merrill Lynch in connection with the satisfaction of this obligation. The remaining $1.0 million owed to Merrill Lynch has been accrued in the accompanying balance sheet as of December 31, 2001, and was paid in full during 2002.

22.   SEGMENT REPORTING

As of December 31, 2001, the Company owned and managed 36 correctional and detention facilities, and managed 28 correctional and detention facilities it does not own. During the second quarter of 2001, management began viewing the Company’s operating results in two segments: owned and managed correctional and detention facilities and managed-only correctional and detention facilities. The accounting policies of the segments are the same as those described in Note 4. Owned and managed facilities include the operating results of those facilities owned and managed by the Company. Managed-only facilities include the operating results of those facilities owned by a third party and managed by the Company. The Company measures the operating performance of each facility within the above two segments, without differentiation, based on facility contribution. The Company defines facility contribution as a facility’s operating income or loss from operations before interest, taxes, depreciation and amortization. Since each of the Company’s facilities within the two operating segments exhibit similar economic characteristics, provide similar services to governmental agencies, and operate under a similar set of operating procedures and regulatory guidelines, the facilities within the identified segments have been aggregated and reported as one operating segment.

The revenue and facility contribution for the reportable segments and a reconciliation to the Company’s operating income (loss) is as follows for the three years ended December 31, 2001, 2000 and 1999 (dollars in thousands). Intangible assets are not included in each segment’s reportable assets and the amortization of intangible assets is not included in the determination of the segment’s facility contribution:

	For the Years Ended December 31,

	2001	2000	1999

Revenue:
Owned and managed	$619,652	$149,984	$—
Managed-only	294,226	108,409	—

Total management revenue	913,878	258,393	—

Operating expenses:
Owned and managed	464,392	121,752	—
Managed-only	240,415	90,047	—

Total operating expenses	704,807	211,799	—

Facility contribution:
Owned and managed	155,260	28,232	—
Managed-only	53,811	18,362	—

Total facility contribution	209,071	46,594	—

Other revenue (expense):
Rental and other revenue	22,475	51,885	278,833
Other operating expense	(16,661)	(5,516)	—
General and administrative expense	(34,568)	(45,463)	(24,125)
Depreciation and amortization	(53,279)	(59,799)	(44,062)
Licensing fees to Operating Company	—	(501)	—
Administrative service fee to Operating Company	—	(900)	—
Write-off of amounts under lease arrangements	—	(11,920)	(65,677)
Impairment losses	—	(527,919)	(76,433)

Operating income (loss)	$127,038	$(553,539)	$68,536

	December 31, 2001	December 31, 2000

Assets:
Owned and managed	$1,597,697	$1,564,279
Managed-only	68,197	84,397
Corporate and other	282,537	528,316
Discontinued operations	22,849	—

Total assets	$1,971,280	$2,176,992

23.   SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly financial information for each of the quarters in the years ended December 31, 2001 and 2000 is as follows (in thousands, except per share data):

	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Revenue	$229,564	$234,636	$236,767	$235,386
Operating income	$31,634	$32,255	$32,531	$30,618
Income (loss) from continuing operations	$(8,350)	$(774)	$(2,565)	$29,746
Income from discontinued operations – net of taxes	$3,043	$1,288	$2,001	$1,305
Net income (loss) available to common stockholders	$(10,128)	$(4,466)	$(5,678)	$25,942
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.56)	$(0.23)	$(0.31)	$1.00
Income from discontinued operations, net of taxes	0.13	0.05	0.08	0.05

Net income (loss) available to common stockholders	$(0.43)	$(0.18)	$(0.23)	$1.05

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.56)	$(0.23)	$(0.31)	$0.76
Income from discontinued operations, net of taxes	0.13	0.05	0.08	0.04

Diluted net income (loss) available to common stockholders	$(0.43)	$(0.18)	$(0.23)	$0.80

	March 31,	June 30,	September 30,	December 31,
	2000	2000	2000	2000

Revenue	$14,036	$14,132	$43,854	$238,256
Operating loss	$(5,424)	$(35,888)	$(26,700)	$(485,527)
Net loss	$(33,751)	$(79,405)	$(258,488)	$(359,138)
Net loss available to common stockholders	$(35,901)	$(81,555)	$(261,072)	$(365,780)
Net loss per common share – basic	$(3.03)	$(6.89)	$(22.04)	$(21.55)
Net loss per common share – diluted	$(3.03)	$(6.89)	$(22.04)	$(21.55)

Fluctuations in net income (loss), net income (loss) available to common stockholders and per share amounts during 2001, were principally due to changes in the estimated fair value of derivative instruments. Fluctuations in net loss, net loss available to common stockholders and per share amounts during 2000 were principally due to impairment losses and stockholder litigation charges. Refer to Note 4 for a further discussion of the comparability of results of operations between 2001 and 2000, and Note 2 and Note 8 for a further discussion of transactions regarding stockholder litigation charges, impairment losses and other transactions having a significant impact on operations during 2000.

24.   SUBSEQUENT EVENTS

Goodwill Impairment

As discussed above in Note 4, effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective January 1, 2002 (for the year ended December 31, 2001 goodwill amortization was $7.6 million) and goodwill attributable to each of the Company’s reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a collaboration of various common valuation techniques, including market multiples, discounted cash flows, and replacement cost methods. These impairment tests are required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment tests during the fourth quarter, in connection with the annual budgeting process.

Based on the Company’s initial impairment tests, the Company recognized an impairment of $80.3 million to write-off the carrying value of goodwill associated with the Company’s owned and managed facilities during the first quarter of 2002. This goodwill was established in connection with the acquisition of Operating Company. The remaining goodwill, which is associated with the facilities the Company manages but does not own, was deemed to be not impaired, and remains recorded on the balance sheet. This remaining goodwill was established in connection with the acquisitions of PMSI and JJFMSI. The implied fair value of goodwill of the owned and managed reporting segment did not support the carrying value of any goodwill, primarily due to its highly leveraged capital structure. No impairment of goodwill allocated to the managed-only reporting segment was deemed necessary, primarily because of the relatively minimal capital expenditure requirements, and therefore indebtedness, in connection with obtaining such management contracts. Under SFAS 142, the impairment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in the Company’s statement of operations for the first quarter of 2002. Impairment adjustments recognized after adoption, if any, are required to be recognized as operating expenses.

Discontinued Operations

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of” (“SFAS 121”), and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS 144 retains the fundamental provisions of SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS 121. Unlike SFAS 121, however, an impairment assessment under SFAS 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142. SFAS 144 also broadens the scope of defining discontinued operations. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale, or the termination of any of the Company’s management contracts for a managed-only facility, by expiration or otherwise, would result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as the Company does not have any significant continuing involvement in the operations of the component after the disposal or termination transaction. The Company adopted SFAS 144 on January 1, 2002.

Due to the sale of the Company’s interest in a juvenile facility during the second quarter of 2002, the termination of the Company’s management contracts during the second quarter of 2002 for the Ponce Young Adult Correctional Facility and the Ponce Adult Correctional Facility, and the termination of the Company’s management contract during the third quarter of 2002 for the Guayama Correctional Center, in accordance with SFAS 144, the operations of these facilities, net of taxes, have been reported as discontinued operations on the Company’s statements of operations for the year ended December 31, 2001. Operations of these facilities were not reported as discontinued operations for the years ended December 31, 2000 and 1999, as the operations of these facilities, in total, were not material to the financial statements for 2000 and 1999, and because the Company does not believe the 1999 and 2000 financial statements are comparable to the 2001 financial statements, as further explained in Note 4.

In late 2001 and early 2002, the Company was provided notice from the Commonwealth of Puerto Rico of its intention to terminate the management contracts at the Ponce Young Adult Correctional Facility and the Ponce Adult Correctional Facility, upon the expiration of the management contracts in February 2002. Attempts to negotiate continued operation of these facilities were unsuccessful. As a result, the transition period to transfer operation of the facilities to the Commonwealth of Puerto Rico ended May 4, 2002, at which time operation of the facilities was transferred to the Commonwealth of Puerto Rico. The Company recorded a non-cash charge of approximately $1.8 million during the second quarter of 2002 for the write-off of the carrying value of assets associated with the terminated management contracts.

During the fourth quarter of 2001, the Company obtained an extension of its management contract with the Commonwealth of Puerto Rico for the operation of the Guayama Correctional Center located in Guayama, Puerto Rico, through December 2006. However, on May 7, 2002, the Company received notice from the Commonwealth of Puerto Rico terminating the Company’s contract to manage this facility. Termination of the management contract for the Guayama Correctional Center occurred on August 6, 2002.

On June 28, 2002, the Company sold its interest in a juvenile facility located in Dallas, Texas for approximately $4.3 million. The facility was leased to Community Education Partners pursuant to a lease expiring in 2008. Net proceeds from the sale have been used for working capital purposes.

The following table summarizes the results of operations for these facilities for the year ended December 31, 2001 (amounts in thousands):

For the Year Ended
December 31, 2001

REVENUE:
Managed-only	$43,725
Rental	713

44,438

EXPENSES:
Managed-only	32,053
Depreciation and amortization	856

32,909

OPERATING INCOME	11,529

OTHER INCOME:
Interest income	602

INCOME BEFORE INCOME TAXES	12,131
Income tax expense	(4,494)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	$7,637

The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets are as follows (amounts in thousands):

December 31, 2001

ASSETS
Accounts receivable	$15,725
Prepaid expenses and other current assets	190

Total current assets	15,915
Property and equipment, net	6,934

Total assets	$22,849

LIABILITIES
Accounts payable and accrued expenses	$1,812
Income tax payable	4,365

Total current liabilities	$6,177

Comprehensive Refinancing

On May 3, 2002, the Company completed a comprehensive refinancing (the “Refinancing”) of its senior indebtedness through the refinancing of its then existing senior bank credit facility (the“Old Senior Bank Credit Facility”) and the offering of $250.0 million aggregate principal amount of 9.875% unsecured senior notes due 2009 (the “9.875% Senior Notes”) in a private placement to a group of initial purchasers. The proceeds of the offering of the 9.875% Senior Notes were used to repay a portion of amounts outstanding under the Old Senior Bank Credit Facility, to redeem approximately $89.2 million of the Company’s existing 12% Senior Notes pursuant to a tender offer and consent solicitation more fully described below, and to pay related fees and expenses.

$250.0 Million 9.875% Senior Notes. Interest on the 9.875% Senior Notes accrues at a rate of 9.875% per year, and is payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2002. The 9.875% Senior Notes mature on May 1, 2009. At any time before May 1, 2005, the Company may redeem up to 35% of the notes with the net proceeds of certain equity offerings, as long as 65% of the aggregate principal amount of the notes remains outstanding after the redemption. The Company may redeem all or a portion of the 9.875% Senior Notes on or after May 1, 2006. Redemption prices are set forth in the indenture governing the 9.875% Senior Notes. The 9.875% Senior Notes are guaranteed on an unsecured basis by all of the Company’s domestic subsidiaries (other than the Company’s Puerto Rican subsidiary).

In connection with the registration with the SEC of the 9.875% Senior Notes, the Company transferred the real property and related assets of the Company (as the parent corporation) to certain of its subsidiaries effected on December 27, 2002. Accordingly, the Company (as the parent corporation to its subsidiaries) has no independent assets or operations (as defined under Rule 3-10(f) of Regulation S-X). As a result of this transfer, assets with an aggregate net book value of approximately $1.6 billion are no longer directly available to the parent corporation to satisfy the obligations under the 9.875% Senior Notes. Instead, the parent corporation must rely on distributions of the subsidiaries to satisfy its obligations under the 9.875% Senior Notes, although all of the parent corporation’s subsidiaries, including the subsidiaries to which the assets were transferred, have provided full and unconditional guarantees of the 9.875% Senior Notes. Each of the Company’s subsidiaries guaranteeing the 9.875% Senior Notes are wholly-owned subsidiaries of the Company; the subsidiary guarantees are full and unconditional and are joint and several obligations of the guarantors; and all non-guarantor subsidiaries are minor (as defined in Rule 3-10(h)(6) of Regulation S-X).

As of December 31, 2001, neither the Company nor any of its subsidiary guarantors had any material or significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries. Subsequent to December 31, 2001, and including as the result of the asset transfer effected on December 27, 2002, neither the Company nor any of its subsidiary guarantors has any material or significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries.

The indenture governing the 9.875% Senior Notes contains certain customary covenants that, subject to certain exceptions and qualifications, restrict the Company’s ability to, among other things: make restricted payments; incur additional debt or issue certain types of preferred stock; create or permit to exist certain liens; consolidate, merge or transfer all or substantially all of the Company’s assets; and enter into transactions with affiliates. In addition, if the Company sells certain assets (and generally does not use the proceeds of such sales for certain specified purposes) or experiences specific kinds of changes in control, the Company must offer to repurchase all or a portion of the 9.875% Senior Notes. The offer price for the 9.875% Senior Notes in connection with an asset sale would be equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The offer price for the 9.875% Senior Notes in connection with a change in control would be 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The 9.875% Senior Notes are also subject to certain cross-default provisions with the terms of the Company’s other indebtedness.

Pursuant to the terms and conditions of a Registration Rights Agreement by and among the Company, the Company’s subsidiary guarantors, and the initial purchasers, dated as of May 3, 2002, on July 18, 2002, the Company and the Company’s subsidiary guarantors filed a registration statement with the Securities and Exchange Commission (the “SEC”) relating to an offer to exchange the 9.875% Senior Notes and related guarantees for publicly tradable notes and guarantees on substantially identical terms. The Registration Rights Agreement requires that the Company cause the registration statement to be declared effective by the SEC within 180 days from the date of the original issuance of the 9.875% Senior Notes. In the event that the registration statement has not been declared effective by the SEC before October 31, 2002, the Company will be required to pay liquidated damages to the current holders of the notes, at an initial rate for the first 90-day period of $0.05 per week per $1,000 principal amount of the 9.875% Senior Notes. This initial rate will increase by $0.05 per week per $1,000 principal amount of the 9.875% Senior Notes for each subsequent 90-day period up to a maximum aggregate rate of $0.50 per week. Once the registration statement is declared effective and the exchange offer is commenced, the Company will be relieved of its obligation to pay liquidated damages for so long as it remains compliant with the other terms of the Registration Rights Agreement. The Company continues to pursue an effective registration statement, but can provide no assurance as to when and if it will be declared effective.

New Senior Bank Credit Facility. As part of the Refinancing, the Company obtained a new $715.0 million senior secured bank credit facility (the “New Senior Bank Credit Facility”), which replaced the Old Senior Bank Credit Facility. Lehman Commercial Paper Inc. serves as administrative agent under the new facility, which is comprised of a $75.0 million revolving loan with a term of approximately four years (the “Revolving Loan”), a $75.0 million term loan with a term of approximately four years (the “Term Loan A Facility”), and a $565.0 million term loan with a term of approximately six years (the “Term Loan B Facility”). All borrowings under the New Senior Bank Credit Facility initially bear interest at a base rate plus 2.5%, or LIBOR plus 3.5%, at the Company’s option. The applicable margin for the Revolving Loan and the Term Loan A Facility is subject to adjustment based on the Company’s leverage ratio. The Company is also required to pay a commitment fee on the difference between committed amounts and amounts actually utilized under the Revolving Loan equal to 0.50% per year subject to adjustment based on the Company’s leverage ratio.

The Revolving Loan, which currently has no amounts outstanding, will be used by the Company for working capital and general corporate needs.

The Term Loan A Facility and the Term Loan B Facility are repayable in quarterly installments in an aggregate principal amount for each year as set forth below (in thousands):

	Term	Term
	Loan A Facility	Loan B Facility	Total

2002	$11,250	$4,237	$15,487
2003	17,250	5,650	22,900
2004	20,250	5,650	25,900
2005	21,000	5,650	26,650
2006	5,250	5,650	10,900
2007	—	377,138	377,138
2008	—	161,025	161,025

Total	$75,000	$565,000	$640,000

Prepayments of loans outstanding under the New Senior Bank Credit Facility are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, the Company is required to prepay amounts outstanding under the New Senior Bank Credit Facility in an amount equal to: (i) 50% of the net cash proceeds from any sale or issuance of equity securities by the Company or any of the Company’s subsidiaries, subject to certain exceptions; (ii) 100% of the net cash proceeds from any incurrence of additional indebtedness (excluding certain permitted debt), subject to certain exceptions; (iii) 100% of the net cash proceeds from any sale or other disposition by the Company, or any of the Company’s subsidiaries, of any assets, subject to certain exclusions and reinvestment provisions and excluding certain dispositions in the ordinary course of business; and (iv) 50% of the Company’s “excess cash flow” (as such term is defined in the New Senior Bank Credit Facility) for each fiscal year.

The credit agreement governing the New Senior Bank Credit Facility requires the Company to meet certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. In addition, the New Senior Bank Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, payment of dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments and modifications of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the New Senior Bank Credit Facility is subject to certain cross-default provisions with terms of the Company’s other indebtedness.

In connection with the refinancing, we terminated an interest rate swap agreement at a price of approximately $8.8 million. The swap agreement, which fixed LIBOR at 6.51% on outstanding balances of $325.0 million through its expiration on December 31, 2002, had been entered into in order to satisfy a requirement of the Old Senior Bank Credit Facility. In addition, in order to satisfy a requirement of the New Senior Bank Credit Facility, we purchased an interest rate cap agreement, capping LIBOR at 5.0% on outstanding balances of $200.0 million through the expiration of the cap agreement on May 20, 2004, for a price of $1.0 million. The termination of the swap agreement and the purchase of the cap agreement were funded with cash on hand.

The loans and other obligations under the New Senior Bank Credit Facility are guaranteed by each of the Company’s domestic subsidiaries. The Company’s obligations under the New Senior Bank Credit Facility and the guarantees are secured by: (i) a perfected first priority security interest in substantially all of the Company’s tangible and intangible assets and substantially all of the tangible and intangible assets of the Company’s subsidiaries; and (ii) a pledge of all of the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of certain of the Company’s foreign subsidiaries.

Tender Offer and Consent Solicitation for $100.0 Million 12% Senior Notes. Pursuant to the terms of a tender offer and consent solicitation which expired on May 16, 2002, in connection with the Refinancing, in May 2002, the Company redeemed approximately $89.2 million in aggregate principal amount of its 12% Senior Notes with proceeds from the issuance of the 9.875% Senior Notes. The notes were redeemed at a price of 110% of par, which included a 3% consent payment, plus accrued and unpaid interest to the payment date. In connection with the tender offer and consent solicitation, the Company received sufficient consents and amended the indenture governing the 12% Senior Notes to delete substantially all of the restrictive covenants and events of default contained therein. The amendment became operative upon the Company’s purchase of the 12% Senior Notes tendered in connection with the consent.

The Company is required to pay interest semi-annually and principal upon maturity on the remaining 12% Senior Notes outstanding, in accordance with the original terms of such notes.

Operating Company Revolving Credit Facility. In connection with the Refinancing, the Operating Company Revolving Credit Facility was terminated. No amounts were outstanding on this facility at the time of the Refinancing.

As a result of the early extinguishment of the Old Senior Bank Credit Facility and the redemption of substantially all of the Company’s 12% Senior Notes, the Company recorded an extraordinary loss of approximately $36.7 million during the second quarter of 2002, which included the write-off of existing deferred loan costs, certain bank fees paid, premiums paid to redeem the 12% Senior Notes, and certain other costs associated with the Refinancing.

Conversion of $1.1 Million Convertible Subordinated Notes

In connection with the June 2000 waiver and amendment to the note purchase agreement relating to the Company’s $40.0 Million Convertible Subordinated Notes, as further described in Note 15, the Company issued additional convertible subordinated notes to MDP containing substantially similar terms in the aggregate principal amount of $1.1 million, which amount represented all interest owed at the default rate of interest through June 30, 2000. These additional notes were convertible, at an adjusted conversion price of $11.90, into shares of the Company’s common stock. On January 14, 2002, MDP converted the $1.1 million convertible subordinated notes into approximately 94,000 shares of common stock.

Settlement with IRS Regarding 1997 Federal Tax Return

In connection with the 1999 Merger, the Company assumed the tax obligations of Old CCA. The IRS has completed field audits of Old CCA’s federal tax returns for the taxable years ended December 31, 1998 and 1997, and has also completed auditing the Company’s federal tax return for the taxable year ended December 31, 2000.

The IRS agent’s report related to 1998 and 1997 included a determination by the IRS to increase taxable income by approximately $120.0 million. The Company appealed the IRS’s findings with the Appeals Office of the IRS. On October 24, 2002 the Company entered into a definitive settlement agreement with the IRS in connection with the IRS’s audit of Old CCA’s 1997 federal income tax return. Under the terms of the settlement, in consideration for the IRS’s final determinations with respect to the 1997 tax year, the Company expects to pay approximately

$46.6 million in cash to satisfy federal taxes and interest. As a result of this settlement, the Company will also owe approximately $7.6 million in state taxes and interest. Substantially all of these amounts will be paid during the fourth quarter of 2002 with cash on hand. As of September 30, 2002, the Company had cash and cash equivalents of approximately $101.8 million.

Pursuant to the terms of the settlement, the audit adjustments agreed to for the 1997 tax year will not trigger any additional distribution requirements by the Company in order to preserve the Company’s status as a real estate investment trust for federal income tax purposes for 1999. The adjustments will, however, serve to increase the Company’s accumulated earnings and profits in 2002 and therefore may affect the taxability of dividends paid by the Company on its Series A and Series B Preferred Stock in 2002 and later years.

Based on the terms of the settlement, the amount previously reserved for this matter, and the Company’s current estimates of taxable income for 2002, the settlement is not expected to result in either a material tax benefit or tax expense to the Company for 2002. In addition, due to the Job Creation and Worker Assistance Act of 2002, the settlement will create an opportunity for the Company to utilize any 2002 tax losses to claim a refund of a portion of the taxes paid.

The Company is continuing to appeal the IRS’s findings with respect to the IRS’s audit of Old CCA’s 1998 federal income tax return and the Company’s 2000 federal income tax return.

Facility Operations

As described in Note 8, during the fourth quarter of 2000, the Company’s management committed to a plan of disposal for certain long-lived assets of the Company, including the Leo Chesney Correctional Center (“Leo Chesney”), located in Live Oak, California, and the Queensgate Correctional Facility (“Queensgate”), located in Cincinnati, Ohio. These facilities are currently leased to third party operators. The facilities, with estimated net realizable values totaling $20.6 million at December 31, 2001, were classified on the consolidated balance sheet as assets held for sale as of December 31, 2001. During the first quarter of 2002, these facilities were reclassified to assets held for use because the Company was unable to achieve acceptable sales prices.

During the fourth quarter of 2001, management committed to a plan to terminate a management contract at the Southwest Indiana Regional Youth Village, located in Vincennes, Indiana. During the first quarter of 2002, the Company entered into a mutual agreement with Children and Family Services Corporation (“CFSC”) to terminate the Company’s management contract at Southwest Indiana Regional Youth Village, effective April 1, 2002, prior to the contract’s expiration date in 2004. In connection with the mutual agreement to terminate the management contract, CFSC also paid in full an outstanding note receivable totaling approximately $0.7 million, which was previously considered uncollectible and was fully reserved. The reserve was therefore reversed during the first quarter of 2002.

On May 30, 2002, the Company was awarded a contract by the BOP to house approximately 1,500 federal detainees at the Company’s McRae Correctional Facility located in McRae, Georgia. The three-year contract, awarded as part of the Criminal Alien Requirement Phase II

Solicitation, or CAR II, also provides for seven one-year renewals. The contract guarantees at least 95% occupancy on a take-or-pay basis. The Company could earn revenues of up to $109 million in the first three years of the contract, and expects to incur approximately $6 million of capital expenditures to prepare this facility for operations pursuant to BOP specifications. The facility is expected to be fully operational late in the fourth quarter of 2002.

On June 28, 2002, the Company received notice from the Mississippi Department of Corrections terminating its contract to manage the Delta Correctional Facility located in Greenwood, Mississippi, due to the non-appropriation of funds. The Company ceased operations of the facility during October of 2002. However, the State of Mississippi has agreed to expand the management contract at the Wilkinson County Correctional Facility to accommodate an additional 100 inmates. As a result, the results of operations of the Delta Correctional Facility are not reported in discontinued operations. These events are not expected to have a material impact on the Company’s financial statements.

On September 30, 2002, the Company announced a contract award from the State of Wisconsin to house up to a total of 5,500 medium-security Wisconsin inmates. The new contract will replace an existing contract between the Company and the State of Wisconsin effective December 22, 2002. The Company currently manages approximately 3,500 Wisconsin inmates under the existing contract.

On October 28, 2002, the Company announced a lease of its Whiteville, Tennessee facility to Hardeman County, Tennessee which has contracted with the State of Tennessee to manage up to 1,536 inmates. The Company has contracted with Hardeman County to manage the inmates housed in the Whiteville facility.

ITEM 7(c). Exhibits.

The following exhibits are filed as part of this Current Report:

Exhibit
Number	Description of Exhibits

23.1	Consent of Ernst & Young LLP.

99.1	Certification of the Company’s Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.2	Certification of the Company’s Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the undersigned Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2002	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ Irving E. Lingo, Jr.

	Its:	Executive Vice President, Chief Financial Officer,
Assistant Secretary and Principal Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

23.1	Consent of Ernst & Young LLP.

99.1	Certification of the Company’s Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.2	Certification of the Company’s Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.